As filed with the Securities and Exchange Commission on August 26, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	3572	20-3940944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

685 Clyde Ave.

Mountain View, California 94043

(650) 396-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald G. Basile

Chief Executive Officer

685 Clyde Ave.

Mountain View, California 94043

(650) 396-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jorge del Calvo, Esq. James J. Masetti, Esq. Heidi E. Mayon, Esq. Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, California 94304	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Common Stock, 0.0001 par value per share	$172,500,000	$23,529

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares that the underwriters have the option to purchase, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 26, 2013

Preliminary Prospectus

             Shares

Common Stock

This is the initial public offering of              shares of common stock of Violin Memory, Inc. Prior to this offering, there has been no public market for our common stock. We are offering              shares of common stock. The initial public offering price of our common stock is expected to be between $         and $         per share.

We have applied to list our common stock on the New York Stock Exchange under the symbol “VMEM.”

We are an emerging growth company, as defined in section 2(a) of the Securities Act, and may elect to comply with reduced U.S. public company reporting requirements. Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 10 of this prospectus.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Violin Memory, before expenses	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters have an option to purchase a maximum of                  additional shares of common stock from us at the public offering price, less underwriting discounts and commissions. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                     , 2013.

J.P. Morgan	Deutsche Bank Securities	BofA Merrill Lynch

Barclays

Baird	Pacific Crest Securities

                    , 2013

Violin MEMORY

Pioneering a new class of persistent memory-based storage solutions

Low latency and fast response times

Sustained and scalable high performance

Low cost per transaction and overall total cost of ownership

Designed for real-time application workloads

Violin Flash Memory Array

Violin PCIe Flash Memory Card

High performance density

Financial service media & Entertainment Internet Government Telecom Consumer Healthcare

Industrial Education Transportation

Through and including                  (the 25th day after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Neither we nor the underwriters have authorized anyone to provide you with information different from or in addition to that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us on our behalf. Neither we nor the underwriters take any responsibility for, and can provide no assurances as to the reliability of, any information other than the information contained in the foregoing document. We are offering to sell shares of common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. Our business, financial condition, results of operations and prospectus may have changed since that date.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information concerning our company, the common stock being sold in this offering, and our consolidated financial statements appearing in this prospectus. Because this is only a summary, you should read the rest of this prospectus before you invest in our common stock. Read this entire prospectus carefully, especially the risks described under the section entitled “Risk Factors.”

Our Company

We have pioneered a new class of persistent memory-based storage solutions designed to bring storage performance in line with high-speed applications, servers and networks. Our Flash Memory Arrays are specifically designed at each level of the system architecture starting with memory and optimized through the array to leverage the inherent capabilities of flash memory and meet the sustained high-performance requirements of business-critical applications, virtualized environments and Big Data solutions in enterprise data centers. Our Velocity Peripheral Component Interconnect Express, or PCIe, Flash Memory Cards leverage our persistent memory-based architecture in servers and are optimized for applications that require continuous access to large quantities of low latency persistent memory located directly in servers. We have demonstrated that our persistent memory-based storage solutions provide low latency and sustainable performance with enterprise-class reliability, availability and serviceability through product testing and customer feedback. Our solutions enable customers to realize significant capital expenditure and operational cost savings by simplifying their data center environments.

A number of important IT trends are transforming the architecture, design and performance requirements of data centers and highlighting the widening performance gap between storage and other data center technologies. Traditional disk-based storage solutions provided by incumbent primary storage vendors have been unable to adequately scale performance to address this widening gap due to the inherent limitations of hard disk drives, contributing to a performance bottleneck in the data center. We believe there is a pressing need for a new approach to storage, across both array- and server-based architectures, designed to address the input/output, or I/O, intensive requirements of today’s real-time applications and enable organizations to optimize the utilization and performance of their enterprise data centers and hyperscale cloud environments.

Our Flash Memory Arrays integrate enterprise-class hardware and software technologies to cost effectively address the limitations of other storage solutions. Our storage systems are based on a four-layer hardware architecture which is tightly integrated with our Violin Memory Operating System, or vMOS, software stack to optimize the management of flash memory at each level of our system architecture. In March 2013, we expanded our innovation in persistent memory technologies and proprietary techniques in flash management from our memory arrays to our Velocity PCIe Flash Memory Cards. Our Velocity PCIe Flash Memory Cards leverage our expertise in persistent memory-based storage and controller design, as well as our vMOS software stack, to offer a differentiated architecture in a widely deployable PCIe form factor. Additionally, we believe our relationship with Toshiba, a leading provider of flash memory and one of our principal stockholders, allows us to design our systems to unlock the inherent performance capabilities of flash technology and enables us to develop around new generations of flash memory rapidly.

As of July 31, 2013, we believe our persistent memory-based storage solutions have been implemented by more than 250 enterprises in diverse end markets, including financial services, Internet, government, media and entertainment and telecommunications. We primarily sell our products and services through our direct sales force and global network of over 100 resellers to provide a high level of end-customer engagement. We maintain relationships with systems vendors and key technology partners, such as Dell, Fujitsu, IBM, Microsoft, SAP, Symantec, Toshiba and VMware. We have grown our business substantially for the past three years with total revenue of $11.4 million, $53.9 million and $73.8 million in fiscal 2011, 2012 and 2013, respectively and $51.3 million for the six months ended July 31, 2013. We only recently introduced our Velocity PCIe Memory

Card solutions in March 2013 and have not derived significant revenue from the sale of these solutions to date. We had a net loss of $16.7 million, $44.8 million and $109.1 million in fiscal 2011, 2012 and 2013, respectively and $59.2 million for the six months ended July 31, 2013.

Industry Background

A number of important IT trends are highlighting the widening performance gap between storage and other data center technologies. These trends include the acceleration of server and network technologies; widespread adoption of virtualization technologies; proliferation of public and private cloud-based environments; explosive data growth and demand for high-frequency, real-time access; the increasing strategic importance of in-memory computing; and a focus on reducing data center complexity and lowering total cost of ownership. Organizations seek to address this performance gap and optimize the utilization of both their enterprise data center and hyperscale cloud environments. Traditional disk-based storage solutions provided by incumbent primary storage vendors, such as Dell, EMC, Hewlett-Packard (3PAR), Hitachi, NetApp and Oracle, have been unable to adequately scale performance to address this widening gap due to the inherent limitations of hard disk drives, contributing to a performance bottleneck in the data center. There has been an increasing shift towards the use of persistent memory-based solutions, across array- and server-based configurations. We believe other flash-based solutions provided by vendors, including EMC, Fusion-io, Intel, Micron, Samsung, SanDisk and sTec, while offering greater performance than disk-based storage solutions, have nevertheless been unable to adequately address this bottleneck due to the limitations of their software and controller technologies that have not been specifically designed to address the technical challenges of flash memory.

IDC estimates worldwide spending on enterprise storage systems will grow from $35.0 billion in 2012 to $42.5 billion in 2017. A majority of this market is comprised of disk-based capacity-optimized and performance-optimized systems, which together is expected to grow at a compound annual growth rate, or CAGR, of 2.2% from $32.8 billion in 2012 to $36.5 billion in 2017. As enterprises seek alternatives to traditional disk-based storage solutions and the price of flash continues to decline, there has been a shift toward I/O intensive storage, which is expected to grow at a CAGR of 23.1% from $2.2 billion in 2012 to $6.1 billion in 2017.1 We believe there is an opportunity for a disruptive solution to capture the I/O intensive storage market as well as a meaningful portion of the market for disk-based capacity-optimized and performance-optimized systems.

In an effort to overcome the limited performance capabilities of disk-based storage solutions, vendors have begun incorporating persistent memory-based solutions as an alternative. Adoption of solid state storage has accelerated as flash memory prices have decreased. According to Gartner, the worldwide average selling price of NAND flash memory per gigabyte has declined from $19.13 in 2006 to $0.73 in 2012.2 Persistent memory-based solutions are generally deployed in two configurations, array-based and server-based. Array-based solutions are found in two configurations, arrays built using off-the-shelf controllers and solid state drives, or SSDs (or a hybrid of both HDDs and SSDs) or specifically designed all-flash memory arrays. Array-based and server-based solutions using off-the-shelf components, which we refer to as other flash-based storage solutions, deliver improved performance relative to disk-based storage solutions. However, their ability to optimize flash memory technology is severely limited principally due to their utilization of off-the-shelf flash memory chips, commodity controllers, commercially available data protection algorithms and management software originally designed for

[1]	IDC, “Worldwide Enterprise Storage Systems 2013–2017 Forecast: Customer Landscape Is Changing, Defining Demand for New Solutions,” May 2013
[2]	Gartner, “Forecast: Memory, Worldwide, 2010-2017, 2Q13 Update,” June 27, 2013. Gartner, “Forecast: Memory, Worldwide, 2006-2016, 3Q12 Update,” September 11, 2012. The Gartner Report(s) described herein (the “Gartner Report(s)”) represent(s) data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this filing) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

HDDs. We believe that the implementation of purpose-built intelligent software and controller technologies that are tightly integrated with persistent memory-based solutions are necessary to address the technical challenges of flash memory and to deliver sustained high performance and endurance. Without the implementation of technologies specifically designed for flash memory, the performance sustainability and endurance of other flash-based storage solutions remain significantly limited.

Key Limitations of Disk-based and Other Flash-based Storage Solutions

•

Slow response times of disk-based storage solutions. Disk-based storage solutions are unable to deliver the low latency required by today’s high-performance applications. While over-provisioning with more HDDs modestly increases I/O throughput, this approach cannot reduce I/O response time due to the physics of rotating media and the architecture of disk-based storage solutions.

•

Limited ability to provide scalable and sustained performance under peak workloads. While other flash-based storage solutions can provide improved performance over disk-based storage solutions, they suffer from the Write Cliff issue, a phenomenon that refers to a significant spike in latency and slower I/O response times experienced by flash memory during erase cycles. This prevents other flash-based storage solutions from delivering predictable and sustainable performance during periods of peak workload. Additionally, the performance scalability of other flash-based storage solutions is restricted by the limitations of storage controller technologies and software algorithms that were not specifically designed for flash technology.

•

High cost per transaction and overall total cost of ownership. Disk-based and other flash-based storage solutions are not typically optimized to reduce the cost of storage associated with the execution of individual transactions of high-speed applications, which we refer to as cost per transaction. In addition, the current approach of over-provisioning storage resources to address the performance gap increases facilities costs, management overhead and energy consumption.

•

Not optimized for real-time application workloads. Disk-based storage solutions were not originally designed to serve the dynamic requirements of real-time application workloads. For example, disk-based storage solutions are designed for sequential workloads, not the random I/O patterns inherent in virtualized and cloud-based environments. Similarly, disk-based storage solutions are not designed to deliver the high performance and high scalability requirements of Big Data analytics applications. While other flash-based storage solutions deliver improved performance over disk-based storage solutions, they are generally limited in their ability to address the sustained and scalable performance required by I/O intensive virtualized and cloud-based environments, Big Data analytics and other real-time application workloads.

As a result of these limitations, we believe there is a pressing need for a fundamentally new approach to provide sustained high-performance storage that offers low latency, high bandwidth and extensive capacity as well as enterprise-class reliability, availability and serviceability. In addition, these solutions must enable enterprises to realize capital expenditure and operational cost savings by simplifying their data center environments.

Our Solution

We have pioneered a new class of persistent memory-based storage solutions, in both array and server configurations designed to bring storage performance in-line with high-speed applications, servers and networks. Our Flash Memory Arrays are specifically designed at each level of the system architecture starting with memory and optimized through the array to leverage the inherent capabilities of flash memory and meet the sustained high-performance requirements of business-critical applications, virtualized environments and Big Data solutions in enterprise data centers. In addition, we have brought our innovation in persistent memory technologies and proprietary techniques in flash management from our memory arrays to our Velocity PCIe Flash Memory Cards.

Our Velocity PCIe Flash Memory Cards leverage our expertise in persistent memory-based storage and controller design, as well as our vMOS software stack, to offer a differentiated architecture that delivers sustained high performance, spike-free low latency and enterprise-class availability and reliability in a widely deployable PCIe form factor.

Our persistent memory-based storage solutions address fundamental challenges in the data center and deliver critical benefits to enterprises, including:

•

Low latency and fast response times. Our persistent memory-based storage solutions significantly reduce latency and enable fast response times as a result of our parallel system and proprietary hardware-accelerated management algorithms.

•

Sustained and scalable high performance. Our persistent memory-based storage solutions provide enterprises with the sustained high performance required to run business-critical applications in today’s random I/O workload environments, overcoming the Write Cliff issues experienced by other flash-based storage solutions. Further, we believe our vMOS software-stack enables our Flash Memory Arrays and Velocity PCIe Flash Memory Cards to scale performance more effectively than disk-based and other flash-based storage solutions on a sustained performance basis.

•

Low cost per transaction and overall total cost of ownership. Our persistent memory-based storage solutions can generate significant savings on a cost per transaction basis and provide greater return on investment to enterprises. Additionally, the enhanced performance provided by our systems offers significant opportunities for infrastructure consolidation, which reduces both capital and operating expenses necessary to manage data center assets.

•

Optimized for real-time application workloads. Our Flash Memory Arrays are specifically designed to deliver the sustainable and scalable performance required by a broad range of real-time application workloads. Additionally, unlike many other flash-based storage solutions, our solutions are highly interoperable with existing virtualization infrastructures, allowing IT managers to leverage existing data center networking and operating systems in both virtual and cloud-based environments without making changes to management software.

Our Strategy

Our objective is to be the leading supplier of persistent memory-based storage solutions for business-critical applications, virtualized environments, Big Data solutions and data center and hyperscale cloud environments. Key elements of our strategy include:

•

Continue to pursue technology and product innovation to bring storage capabilities in line with advancements in server and network technologies. We intend to continue to innovate and invest in new products, across both server- and array-based configurations, designed to leverage the capabilities of future generations of memory technology to cost-effectively provide greater levels of sustained performance. We also plan to continue to integrate software into our hardware to build an end-to-end storage platform that further enhances storage optimization, data management and analytics capabilities and other embedded applications.

•

Maintain high levels of customer engagement to drive sales. We intend to drive further penetration and deployment of our persistent memory-based storage solutions within our existing base of over 250 end-customers globally. Many of our Flash Memory Array customers initially deploy our solutions on a limited scale, tiered with disk-based storage solutions, which provides us with significant opportunities to sell more of our products as their storage performance and capacity requirements increase. We also intend to increase our engagement with hyperscale cloud customers to drive the adoption of our Velocity PCIe Flash Memory Card solutions.

•

Continue to grow our relationships with systems vendors and technology partners to accelerate the adoption of our solutions. We have established relationships with a number of industry-leading systems vendors, whose distribution capabilities we intend to leverage to expand our global reach to customers in diverse end-markets. In addition to our relationship with Toshiba, we also intend to expand our other technology relationships while establishing new relationships with leading software, memory and storage hardware vendors globally to increase the adoption of our solutions.

•

Invest in our global distribution channel to expand our international presence. We intend to leverage and expand our relationships with resellers to more effectively penetrate existing and new markets. Additionally, we intend to continue to grow our operations in Europe and Asia, and invest in our direct sales teams and network of resellers in international markets to further expand our geographic reach.

•

Opportunistically pursue strategic acquisitions and investments. We expect to opportunistically make strategic investments in, or pursue acquisitions of, companies with innovative technologies that will broaden the features or capabilities of our solutions, extend our product portfolio, increase our geographic presence or expand our market share.

Risks to Our Business

Our business is subject to numerous risks and uncertainties, including those identified in “Risk Factors” immediately following this prospectus summary that primarily represent challenges we face in connection with the successful implementation of our strategy and the growth of our business. We expect large and concentrated purchases by a limited number of customers to continue to represent a substantial majority of our revenue, which means our operating results may fluctuate significantly from quarter to quarter. Toshiba, one of our principal stockholders, is our sole supplier for flash memory. We have agreed to purchase a minimum percentage of our flash memory from Toshiba. Any disruption in our relationship with Toshiba could have a material adverse effect on our business. We have a limited operating history and our revenue growth rate in recent periods is not likely to recur, which make it difficult to predict our future operating results. In addition, the report of our independent registered public accounting firm for the year ended January 13, 2013 contains a statement with respect to substantial doubt as to our ability to continue as a going concern as a result of recurring losses from operations and negative cash flows. Additional factors that may have a negative impact on our business include material weaknesses in our internal control over financial reporting, the availability of, and our ability to control the costs of, the components we use in our hardware products, reductions in customers’ budgets for information technology purchases and changes in the competitive dynamics of our markets, including actions by large storage vendors who have a longer operating history than us, better brand recognition and more resources available.

Corporate Information

We were incorporated in 2005 and recapitalized in 2009 with the arrival of our current chief executive officer, Donald G. Basile. Our principal executive offices are located at 685 Clyde Avenue, Mountain View, California 94043 and our telephone number is: (650) 396-1500. As of July 31, 2013, we had 445 employees, including 186 research and development employees. Our website address is www.violin-memory.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.

THE OFFERING

Common stock offered by us	shares
Common stock to be outstanding after this offering	shares

Underwriters option to purchase additional shares of common stock	The underwriters have an option to purchase a maximum of additional shares of common stock. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds	We estimate that the net proceeds from this offering will be $ million, assuming an initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated expenses payable. We intend to use a portion of the net proceeds from this offering for working capital and general corporate purposes, including further expansion of our sales and marketing efforts, continued investments in research and development and for capital expenditures. We also intend to use the net proceeds to repay all of our outstanding debt. In addition, we may use a portion of the net proceeds of this offering for acquisitions of complementary businesses, technologies or other assets. However, we do not have agreements or understandings for any acquisitions or investments at this time. See “Use of Proceeds” beginning on page 38.

Risk factors	See “Risk Factors” beginning on page 10 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Proposed NYSE symbol	VMEM

The number of shares of common stock that will be outstanding after this offering is based on 127,057,199 shares outstanding as of July 31, 2013, and excludes:

•	11,161,477 shares of common stock issuable upon the exercise of options outstanding as of July 31, 2013, at a weighted-average exercise price of $0.47 per share;

•

20,473,480 shares of common stock subject to restricted stock units, or RSUs, outstanding as of July 31, 2013, including 5,354,317 RSUs for which the service condition was satisfied as of July 31, 2013 and which will vest on the earlier of 181 days following the completion of this offering or March 15 in the year following the completion of this offering;

•

             shares of common stock, subject to increase on an annual basis, reserved for issuance under our 2012 Stock Incentive Plan, which reserve includes the 6,739,757 shares of common stock available for issuance under our 2005 Stock Plan. On the date of this prospectus, any remaining shares available for issuance under our 2005 Stock Plan will be added to the shares reserved under our 2012 Stock Incentive Plan and we will cease granting awards under the 2005 Stock Plan;

•

             shares of common stock issuable upon automatic conversion of convertible notes and accrued interest thereon assuming the conversion as of August 31, 2013 and an initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus;

•

133,833 shares of common stock issuable upon conversion of 131,875 shares of Series D convertible preferred stock issuable upon exercise of outstanding warrants, which will convert into warrants to purchase common stock at the initial public offering; and

•	shares of common stock, subject to increase on an annual basis, reserved for future issuance under our 2012 Employee Stock Purchase Plan, which will become effective in connection with this offering.

Unless otherwise indicated, all information in this prospectus assumes:

•	that our amended and restated certificate of incorporation, which we will file in connection with the completion of this offering, is in effect;

•	the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 95,429,590 shares of common stock, effective immediately prior to the completion of this offering;

•	the conversion of all outstanding convertible promissory notes into shares of common stock, effective immediately prior to the completion of this offering;

•	no shares have become issuable pursuant to our warrant agreement with Toshiba which will terminate immediately prior to the completion of this offering; and

•	no exercise by the underwriters of their option to purchase up to additional shares of common stock from us.

SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the summary consolidated statements of operations data for fiscal years ended January 31, 2011, 2012 and 2013 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the summary consolidated statements of operations data for the six months ended July 31, 2012 and 2013 and our summary consolidated balance sheet data as of July 31, 2013 from our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. Our unaudited consolidated financial statements were prepared on the same basis as our audited consolidated financial statements and include, in our opinion, all adjustments, which consisted of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended January 31,			Six Months Ended July 31,
	2011	2012	2013	2012	2013
				(unaudited)
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue:
Product revenue	$11,031	$52,541	$69,584	$29,055		$46,073
Services revenue	366	1,347	4,214	1,247		5,230

Total revenue	11,397	53,888	73,798	30,302		51,303

Cost of revenue:
Cost of product revenue(1)	7,953	38,110	38,180	15,760		26,738
Cost of services revenue(1)	125	1,156	4,474	1,524		3,322

Total cost of revenue	8,078	39,266	42,654	17,284		30,060

Gross profit	3,319	14,622	31,144	13,018		21,243

Operating expenses:
Research and development(1)	9,701	26,641	57,840	25,015		34,734
Sales and marketing(1)	5,323	21,493	61,094	24,886		36,876
General and administrative(1)	4,895	6,222	21,105	11,350		8,150
Litigation settlement	—	2,100	—	—

Total operating expenses	19,919	56,456	140,039	61,251		79,760

Loss from operations	(16,600)	(41,834)	(108,895)	(48,233)		(58,517)
Other income (expense), net	110	89	(79)	(16)		(286)
Interest expense	(251)	(3,033)	(31)	(31)		(342)

Loss before income taxes	(16,741)	(44,778)	(109,005)	(48,280)		(59,145)
Income taxes	1	7	97	15		27

Net loss	$(16,742)	$(44,785)	$(109,102)	$(48,295)		$(59,172)

Net loss per share of common stock, basic and diluted	$(1.55)	$(2.38)	$(4.00)	$(1.90)		$(1.92)

Shares used in computing net loss per share of common stock, basic and diluted	10,808	18,792	27,248	25,437		30,851

Pro forma net loss per share of common stock, basic and diluted			$(0.92)		$

Pro forma weighted-average number of shares of common stock, basic and diluted			118,964

(1)	Includes employee stock-based compensation as follows:

	Year Ended January 31,			Six Months Ended July 31,
	2011	2012	2013	2012	2013
				(unaudited)
	(In thousands)
Cost of product revenue	$1	$15	$150	$18	$39
Cost of services revenue	—	4	474	101	651
Research and development	23	236	3,228	1,308	2,620
Sales and marketing	59	299	4,061	1,539	3,280
General and administrative	21	492	10,010	5,632	3,354

Total stock-based compensation	$104	$1,046	$17,923	$8,598	$9,944

	As of July 31, 2013
	Actual	Pro Forma(1)	Pro Forma as Adjusted (2)(3)
		(In thousands and unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$33,463	$33,463
Working capital	16,963	16,963
Total assets	112,886	112,886
Line of credit and debt, including current portion	20,165	20,165
Convertible notes and related accrued interest	2,477	—
Total liabilities	95,539	95,539
Additional paid-in-capital	279,324	281,801
Accumulated deficit	(261,985)	(261,985)
Total stockholders’ equity	112,886	112,886

(1)	The pro forma column reflects the conversion of all outstanding shares of our convertible preferred stock and convertible notes, including accrued interest thereon as of July 31, 2013, into common stock immediately prior to the completion of this offering.
(2)	The pro forma as adjusted column reflects the items described in (1) above and the receipt and application of the net proceeds from the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated expenses payable.
(3)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by $ million, assuming that the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated expenses payable. Each increase (decrease) of 1.0 million shares in the number of shares of common stock offered would increase (decrease) each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $ million, assuming an initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated expenses payable. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. If any of the following risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business and Industry

We expect large and concentrated purchases by a limited number of customers to continue to represent a substantial majority of our revenue, and any loss of, or delay or reduction in purchases by, a small number of customers could adversely affect our operating results.

Historically, large purchases by a relatively limited number of customers have accounted for a substantial majority of our revenue, and the composition of the group of our largest customers has changed from period to period. These concentrated purchases are made on a purchase order basis rather than pursuant to long-term contracts. In fiscal 2012, Hewlett-Packard Company, or Hewlett-Packard, represented 65% of our total revenue, while in fiscal 2013 and the six months ended July 31, 2013 Hewlett-Packard represented less than 10% of our total revenue. Revenue from our five largest customers for fiscal 2013 was 37% of our total revenue, of which revenue from one customer, CompSec, represented 12% of our total revenue. It is our understanding that CompSec purchased our products for resale to the United States Federal Government. Revenue from our five largest customers for the six months ended July 31, 2013 was 32% of our total revenue, of which revenue from one customer, Avnet, represented 12% of our total revenue. It is our understanding that Avnet purchased our products for resale to a large global retailer.

As a consequence of our limited number of customers and the concentrated nature of their purchases, our quarterly revenue and operating results may fluctuate from quarter to quarter and are difficult to estimate. For example, any acceleration or delay in anticipated product purchases or the acceptance of shipped products by our larger customers could materially impact our revenue and operating results in any quarterly period. We cannot provide any assurance that we will be able to offset the discontinuation or reduction of concentrated purchases by our larger customers with purchases by other new or existing customers. For example, our total revenue declined $11.7 million, or 53%, from $21.9 million for the three months ended January 31, 2012 to $10.2 million for the three months ended April 30, 2012. Nearly the entire decline in total revenue during this period was attributable to a decline in orders in fiscal 2013 from Hewlett-Packard, a systems vendor customer. We expect that sales of our products to a limited number of customers will continue to contribute materially to our revenue for the foreseeable future. The loss of, or a significant delay or reduction in purchases by, a small number of customers could materially harm our business and operating results.

Our limited operating history makes it difficult to evaluate our current business and future prospects, and may increase the risk of your investment.

We were incorporated in March 2005 and recapitalized in 2009 with the arrival of our current chief executive officer, Donald G. Basile. We introduced our Flash Memory Arrays in May 2010 and our PCIe Flash Memory Cards in March 2013. The majority of our revenue growth has occurred since the first quarter of our fiscal 2012. In addition, our current management team has only been working together for a relatively short period of time. Our limited operating history makes it difficult for you to evaluate our business and our future prospects, as well as for us to plan for and model future growth. For example, we have limited experience from which to formulate an accurate expectation of our product lifecycles, which could make it more difficult for us to plan our product development timelines to meet customer and market demands. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including the risks described in this prospectus. If we do not address these risks successfully, our business and operating results would be adversely affected.

Without obtaining adequate capital funding or improving our financial performance, we may not be able to continue as a going concern.

The report of our independent registered public accounting firm for the year ended January 31, 2013 included herein contains an explanatory paragraph indicating that there is substantial doubt as to our ability to continue as a going concern as a result of recurring losses from operations and negative cash flows. This report is dated July 25, 2013 and does not take into account any proceeds we will receive in this proposed offering or our ability to draw down up to an additional $37.2 million under our debt facility. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. Our ability to continue as a going concern will be determined by our ability to complete this offering enabling us to fund our expansion plans and realize our business objectives. In addition, we have incurred a net loss and negative operating cash flows in each quarter since our inception and expect to incur losses in future periods as we continue to increase our expenses in order to position us to grow our business. If we are unable to obtain adequate funding from this proposed offering or in the future, or if we are unable to grow our revenue substantially to achieve and sustain profitability, we may not be able to continue as a going concern.

If our lender declares an event of default under our debt facility or credit facility arrangements, we may not have sufficient liquidity to repay amounts outstanding under the arrangements should they become due and payable.

In May 2013, we entered into a $50 million debt arrangement with TriplePoint Capital LLC, or TriplePoint. This debt facility has a first secured interest in substantially all of our assets and intellectual property, other than $7.5 million of accounts receivable. As of July 31, 2013, we have drawn down $12.8 million from this debt facility. This debt facility contains a clause that allows TriplePoint to declare an event of default if, in the determination of TriplePoint, we have experienced a material adverse change to our business. In the event TriplePoint declares an event of default, all amounts outstanding under the facility would become immediately due and payable and further advances under the facility would not be available to us. Under these circumstances, we may not be able to renegotiate the terms of our debt facility with TriplePoint or we may be required to agree to unfavorable terms. If TriplePoint declares an event of default and we are unable to repay the amounts outstanding under the debt facility or to renegotiate the terms of this debt facility, TriplePoint could exercise its security interest in our assets, including our intellectual property. In July 2013, we also established a line of credit in the amount of $7.5 million with Comerica Bank, which is secured by our accounts receivable and our intellectual property. If we were to default on our debt facility with TriplePoint, it could also trigger an event of default under our line of credit with Comerica Bank. As a result, any event of default on our debt facility with TriplePoint could have an adverse effect on our business and operations.

We have incurred significant net losses and may not achieve or maintain profitability.

We have incurred a net loss in each quarter since our inception. As of July 31, 2013, we had an accumulated deficit of $262.0 million. We expect to incur losses in future periods as we continue to increase our expenses in order to position us to grow our business. If our revenue does not increase substantially, we will not be profitable. Even if we achieve profitability in a particular period, we may not be able to sustain it.

Our revenue growth rate in recent periods is not likely to recur and is not indicative of our future performance.

You should not consider our revenue growth in recent periods as indicative of our future performance. We do not expect to achieve similar revenue growth rates in future periods. In fact, in future periods, our total revenue could decline. For example, even though our total revenue increased 373% in fiscal 2012 compared to fiscal 2011, our total revenue declined 53% for the three months ended April 30, 2012 compared to the three months ended January 31, 2012. You should not rely on our revenue for any prior quarterly or annual periods as an indication of our future revenue or revenue growth. If our revenue declines from our prior performance, it may be difficult to achieve and maintain profitability.

Our overall business has experienced rapid growth in recent periods, and we may not be able to sustain or manage any future growth effectively.

We have significantly expanded our overall business, customer base, headcount and operations since April 2011, and we anticipate that this growth will continue. For example, from January 31, 2012 to July 31, 2013, our headcount increased 77% from 252 to 445 employees. We also introduced a new line of products in March 2013, our Velocity PCIe Flash Memory Cards. Our future operating results depend to a large extent on our ability to successfully manage our anticipated expansion and growth.

To manage our growth successfully, we believe we must effectively, among other things:

•	maintain and extend our leadership in the development of memory arrays;

•	establish a leadership position in the memory card market;

•	maintain and grow our direct sales force as well as grow our relationships with key customers, systems vendors and technology partners;

•	forecast and control expenses;

•	recruit, hire, train and manage additional research and development, and sales and marketing personnel;

•	expand our customer support capabilities on a global basis;

•	enhance and expand our distribution and supply chain infrastructure;

•	manage inventory levels, including trial deployments of systems;

•	enhance and expand our international operations; and

•	implement and improve our administrative, financial and operational systems, procedures and controls.

We expect that our future growth will continue to place a significant strain on our managerial, administrative, operational, financial and other resources. We will incur costs to support this anticipated growth prior to realizing any benefits, and the return on these investments may be lower, or may develop more slowly, than we expect or may be nonexistent. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new products or enhancements to existing products and we may fail to satisfy end-customers’ requirements, maintain product quality, execute on our business plan or respond to competitive pressures, any of which would adversely affect our business and operating results.

Toshiba is our sole supplier for flash memory. Any disruption in our relationship with Toshiba could have a material adverse effect on our business.

The most significant component that we use in our products is flash memory. Although we have an agreement with Toshiba, the sole supplier of our flash memory components, we may experience a shortage of flash memory if Toshiba is not able to meet our demand. Toshiba may not be able to meet our demand for a variety of reasons, including our inability to forecast our future needs accurately to Toshiba or a shortfall in production by Toshiba for reasons unrelated to us. In addition, our agreement with Toshiba does not provide us with fixed pricing for flash memory, which subjects us to fluctuations in pricing. Our agreement with Toshiba also requires us to purchase 70% of our requirements for flash memory from Toshiba, subject to specified conditions, and to design our products to be substantially compatible with Toshiba flash memory. If Toshiba were to increase the price of its flash memory, we may not be able to correspondingly increase the price of our products and our revenue and gross margins would be harmed. We do not currently have any agreement in place with other flash memory providers in the event that Toshiba cannot meet our demand or we are unable to renew our contract with Toshiba when it expires. If we cannot obtain sufficient supply of flash memory at an acceptable price to us, our ability to respond to our customer demand and grow our business could be significantly harmed.

Our agreements with Toshiba, our sole supplier of flash memory, including a proposed agreement we are currently negotiating to license certain of our intellectual property, may not be the result of arm’s-length negotiations because Toshiba is also one of our principal stockholders.

We have entered into agreements with Toshiba, one of our principal stockholders, relating to our purchase of flash memory from Toshiba, and we may enter into additional agreements with Toshiba and its affiliates. Although we believe that the terms in our agreements, as a whole, are no less favorable to us than could be obtained through arm’s-length dealing, these agreements include specific terms and conditions that may be different from terms contained in comparable agreements with unaffiliated third parties. In addition, because Toshiba is also one of our principal stockholders and because we have a significant relationship with Toshiba, it may be difficult or impossible for us to enforce claims that we may have against it. We are currently negotiating a new agreement with Toshiba to license our intellectual property related to our Velocity PCIe Flash Memory Cards and jointly develop next generation PCIe cards. Although we have a significant relationship with Toshiba, we may not be able to successfully negotiate and execute this proposed agreement or we may not do so on terms that are beneficial to us or on terms that we currently anticipate. For a more complete discussion of our arrangements with Toshiba, see the discussion under the heading “Certain Relationships and Related-Party Transactions.”

We compete with large data storage providers and expect competition to intensify in the future from established companies and new market entrants.

The market for data storage products is highly competitive and we expect competition to intensify in the future. Our products compete with various high-performance server- and array-based storage approaches employed by next-generation datacenters. Competitors include incumbent primary storage vendors, such as Dell, Inc., or Dell, EMC Corporation, or EMC, Hewlett-Packard (3PAR), Hitachi Data Systems Corporation, or Hitachi, International Business Machines Corporation, or IBM, and NetApp, Inc., or NetApp, which typically sell centralized storage products as well as high-performance storage approaches utilizing solid state drives, or SSDs, as well as vertically integrated appliance vendors such as Oracle Corporation. We also compete with server-centric flash-based solution providers in limited application use cases, such as Fusion-io. In addition, a number of privately-held companies are attempting to enter our market, some of which may become significant competitors in the future.

Many of our current competitors have, and some of our potential competitors could have, longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we have. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. New start-up companies continue to innovate and may invent similar or superior products and technologies that may compete with our products and technology. Some of our competitors have made acquisitions of businesses that may allow them to offer more directly competitive and comprehensive solutions than they had previously offered. In addition, some of our competitors, including our systems vendor customers, may develop competing technologies and sell at zero or negative margins, through product bundling, closed technology platforms or otherwise, to gain business. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties. In addition, consolidations among systems vendors, which can occur unexpectedly, can significantly impact our sales efforts to systems vendors. As a result, we cannot assure you that our products will compete favorably, and any failure to do so could seriously harm our business, operating results and financial condition.

Competitive factors could make it more difficult for us to sell our products, resulting in increased pricing pressure, reduced gross margins, increased sales and marketing expenses, longer customer sales cycles and failure to increase, or the loss of, market share, any of which could seriously harm our business, operating results and financial condition. Any failure to meet and address competitive challenges could seriously harm our business and operating results.

Our operating results may fluctuate significantly, which could make our future results difficult to predict and could cause our operating results to fall below expectations.

Our operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. If our revenue or operating results fall below expectations, the price of our common stock would likely decline.

Factors that are difficult to predict and that could cause our operating results to fluctuate include:

•	the timing and magnitude of orders, shipments and acceptance of our products in any quarter, including orders from large customers;

•	a postponement or cancellation of significant orders;

•	cost and timing of trial deployments;

•	product mix;

•	the degree to which our Velocity PCIe Flash Memory Cards gain market acceptance;

•	mix of sales between end-customers and channel partners;

•	availability of, and our ability to control the costs of, the components we use in our hardware products, specifically flash memory;

•	reductions in customers’ budgets for information technology purchases;

•	delays in end-customers’ purchasing cycles or deferments of end-customers’ product purchases in anticipation of new products or product enhancements from us or our competitors;

•	any change in the competitive dynamics of our markets, including actions by large storage providers who may discount product prices or bundle storage products to provide lower overall systems costs;

•	fluctuations in demand and prices for our products;

•	changes in standards in the data storage industry;

•	our ability to develop, introduce and ship in a timely manner new products and product enhancements that meet end-customer requirements;

•	our ability to control costs, including our operating expenses; and

•	future accounting pronouncements and changes in accounting policies.

The occurrence of any one of these risks could negatively affect our operating results in any particular quarter and cause the price of our common stock to decline.

In connection with the audit of our consolidated financial statements for fiscal 2012, four material weaknesses were identified in our systems, processes and internal control over financial reporting. While we remediated these material weaknesses in fiscal 2013 and no new material weakness has been identified to date, we cannot provide assurance that additional material weaknesses or significant deficiencies will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

When we become a public company, we will be subject to reporting obligations under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, that will require us to include a management report on our internal control over financial reporting in our annual report, which contains management’s assessment of the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over our financial reporting is not effective. Moreover, when we are no longer an emerging growth company under the federal securities laws, our independent registered public accounting firm will be required to issue an attestation report on the effectiveness of our internal control over financial reporting. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may conclude that there are significant deficiencies or material weaknesses with respect to our controls or the level at which our controls are documented, designed, operated or reviewed. Material weaknesses may be identified during the audit process or at other times.

In connection with the audit of our consolidated financial statements for fiscal 2012, four material weaknesses were identified in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses that were identified related to our lack of resources within our finance function required to analyze and account for complex, non-routine transactions in a timely manner; our lack of systems or controls in place for tracking fixed assets, specifically the review and approval of internally transferred assets; our use of a financial reporting system in fiscal 2012 that was not adequate for a company of our size and complexity; and our lack of a material resource planning system or sufficiently robust forecasting process that prevented us from being able to appropriately document our basis for our excess and obsolete inventory reserves at year end. While we remediated these material weaknesses in fiscal 2013, there is no assurance that we will not have material weaknesses or significant deficiencies in the future.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. If we fail to timely achieve and maintain the adequacy of our internal control over financial reporting, we may not be able to produce reliable financial reports and will be less able to detect and prevent fraud. In addition, our failure to achieve and maintain effective internal control over financial reporting could prevent us from filing our periodic reports on a timely basis which could result in the loss of investor confidence in the reliability of our financial statements, harm our business and negatively impact the trading price of our common stock.

Our sales cycles can be long and unpredictable, particularly with respect to large orders and establishing systems vendor relationships that require considerable time and expense. As a result, it can be difficult for us to predict when, if ever, a particular customer will choose to purchase our products, which may cause our operating results to fluctuate significantly.

Our sales efforts include convincing end-customers of our products’ reliability and interoperability with their existing network infrastructure. Because our products are based on emerging flash technology, we often must invest time in educating our potential end customers of the benefits of flash technology over legacy technologies, such as HDDs. Customers often undertake a trial deployment to evaluate and test our products which can result in a lengthy sales cycle. We spend substantial time and resources on our sales efforts without any assurance that our efforts will produce any sales. In addition, product purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. Additionally, a significant portion of our sales personnel have been with us for less than a year, and we continue to increase the number of our sales personnel, which could further extend the sales cycle as these new personnel typically require a significant amount of training and experience until they are productive. These factors, among others, result in long and unpredictable sales cycles, particularly with respect to large orders and the establishment of system vendor relationships. Further, we may invest significant management attention and expense in building relationships that do not ultimately result in successful sales.

We also sell to systems vendors that incorporate our solutions into their products, which can require an extended evaluation and testing process before our product is approved for inclusion in one of their product lines. We also may be required to customize our product to interoperate with a systems vendor’s solution, which could further lengthen the sales cycle for sales to systems vendors.

The length of our sales cycle makes us susceptible to the risk of delays or termination of orders if end-customers decide to delay or withdraw funding for datacenter projects, which could occur for various reasons, including global economic cycles and capital market fluctuations. In addition, as a result of the lengthy and uncertain sales cycles of our products, it is difficult for us to predict when customers may purchase products from us and as a result, our operating results may vary significantly and be adversely affected.

Our products are highly technical and may contain undetected defects, which could cause data unavailability, loss or corruption that might, in turn, result in liability to our customers and harm to our reputation and business.

Our Flash Memory Array and Velocity PCIe Flash Memory Card products and related software are highly technical and complex and are often used to store information critical to our end-customers’ business operations. Our products may contain undetected errors, defects or security vulnerabilities that could result in data unavailability, loss or corruption or other harm to our end-customers. Some errors in our products may only be discovered after they have been installed and used by end-customers. Any errors, defects or security vulnerabilities discovered in our products after commercial release, or any perception of the same in the marketplace, could result in a loss of revenue or delay in revenue recognition, injury to our reputation, a loss of end-customers or increased service and warranty costs, any of which could adversely affect our business. In addition, we could face claims for product liability, tort or breach of warranty. Many of our contracts with customers contain provisions relating to warranty disclaimers and liability limitations, which may be difficult to enforce. Defending a lawsuit, regardless of its merit, would be costly and might divert management’s attention and adversely affect the market’s perception of us and our products. In addition, our business liability insurance coverage could prove inadequate or could be subject to coverage exclusions or deductibles with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against us and our business could be adversely impacted.

Ineffective management of product transitions or our inventory levels, including inventory used in trial deployments, could adversely affect our operating results.

If we are unable to properly forecast, monitor, control and manage our inventory and maintain appropriate inventory levels and mix of products to support our customers’ needs, we may incur increased and unexpected costs. Sales of our products are generally made through individual purchase orders and some of our customers place large orders with short lead times, which make it difficult to predict demand for our products and the level of inventory that we need to maintain in order to satisfy customer demand. If we build our inventory in anticipation of future demand that does not materialize, or if a customer cancels or postpones outstanding orders, we could experience an unanticipated increase in the inventory level of our finished products which would cause us to incur manufacturing costs in a period that are not offset by sales of finished products. In addition, our inability to manage inventory levels in connection with future product transitions may harm our operating results. For example, in the fourth quarter of fiscal 2012, we recorded $4.6 million in a provision for excess and obsolete inventory related to our 3000 Series Flash Memory Arrays as customers moved to our 6000 Series Flash Memory Arrays more rapidly than we had expected.

We typically provide trial deployments to potential customers and maintain the classification of these products in the field as inventory. We may not be able to convert these trial deployments into sales, which could lead to higher levels of inventory, lost or damaged units, risk of obsolescence and excessive wear making them unsaleable or saleable only at low margin or at a loss. Although our sales contracts typically provide that we are not obligated to accept product returns for purchased products, in limited circumstances, we may determine that it is in our best interest to accept returns or exchange products in order to maintain good relationships with customers. Product returns or exchanges would increase our inventory and reduce our revenue. If we are unable to sell our inventory in a timely manner, we could incur additional carrying costs, reduced inventory turns and potential write-downs due to obsolescence, particularly in periods of product transition.

Alternatively, we could carry insufficient inventory, and we may not be able to satisfy demand, which could have a material adverse effect on our customer relationships or cause us to lose potential sales.

We have often experienced order changes including delivery delays and fluctuations in order levels from period-to-period, and we expect to continue to experience delays and fluctuations in the future, which could result in fluctuations in inventory levels, cash balances and revenue.

The occurrence of any of these risks related to inventory could adversely affect our business, operating results and financial condition.

Our gross profit may vary and such variation may make it more difficult to forecast our earnings.

Our gross profit has been and may continue to be affected by a variety of factors, including:

•	demand for our products and related services;

•	discount levels and price competition;

•	average order size and customer mix;

•	product mix;

•	the cost and availability of components;

•	level of costs for providing customer support;

•	the mix of services as a percentage of revenue;

•	new product introductions and enhancements; and

•	geographic sales mix.

Any of these factors could adversely affect our gross profit and operating results in future periods.

Many of our established competitors have long-standing relationships with key decision makers at many of our current and prospective customers. As a result, we may not be able to compete effectively and maintain or increase our market share.

Many of our competitors benefit from established brand awareness and long-standing relationships with key decision makers at many of our current and prospective customers. We expect that our competitors will seek to leverage these existing relationships to discourage customers from purchasing our products. In particular, when competing against us, we expect our competitors to emphasize the importance of data storage retention, the high cost of data storage failure and the perceived risks of relying on products from a company with a shorter operating history and less predictable operating results. Additionally, most of our prospective customers have existing storage systems manufactured by our competitors. This gives an incumbent competitor an advantage in retaining the customer because the incumbent competitor already understands the customer’s network infrastructure, user demands and information technology needs. These factors may cause our current or prospective customers to be unwilling to purchase our products and instead to purchase the products of our better-known and more established competitors. In the event that we are unable to successfully sell our products to new customers, persuade customers of our competitors to purchase our products instead, or prevent our competitors from persuading our customers to purchase our competitors’ products, we may not be able to maintain or increase our market share and our operating results would be adversely affected.

The use of flash memory in storage products is rapidly evolving, which makes it difficult to forecast customer adoption rates and demand for our products.

The market for flash memory in storage products is rapidly evolving. Accordingly, our future financial performance will depend in large part on growth in this market and on our ability to adapt to trends in this market as they develop and evolve. Sales of our products are dependent in large part upon demand in markets that require high-performance data storage solutions, such as business-critical applications, virtualization and Big Data. It is difficult to predict with any precision customer adoption rates, end-customer demand for our products or the future growth rate and size of our market. The rapidly evolving nature of the technology in the data storage products market, as well as other factors that are beyond our control, reduce our ability to accurately predict our future performance. Our products may never gain broad adoption, and changes or advances in technologies could adversely affect the demand for our products. Further, although flash-based data storage products have a number of advantages compared to other data storage alternatives, flash-based storage devices have certain disadvantages as well, including a higher price per gigabyte of storage, potentially shorter product lifecycles, more limited methods for data recovery and lower performance for certain uses, including sequential I/O transactions and increased utilization of host system resources than traditional storage, and in some circumstances may require end-customers to modify or replace network systems originally installed for traditional storage media. A reduction in demand for flash-based data storage caused by lack of end-customer acceptance, technological challenges, competing technologies and products or otherwise would result in a lower revenue growth rate or decreased revenue, either of which would negatively impact our business and operating results.

We have derived substantially all of our revenue from a single line of products, and a decline in demand for these products would cause our revenue to grow more slowly or to decline.

Our Flash Memory Array product line has accounted for substantially all of our revenue and will continue to comprise a significant portion of our revenue for the foreseeable future. As a result, our revenue could be reduced by:

•	the failure of our Flash Memory Array products to achieve broad market acceptance;

•	any decline or fluctuation in demand for our Flash Memory Array products, whether as a result of product obsolescence, technological change, customer budgetary constraints or other factors;

•

any constraint on our ability to meet demand for our Flash Memory Array products, whether as a result of component supply constraint or the inability or unwillingness of our contract manufacturer to timely deliver products;

•	pricing pressures;

•	the introduction of products and technologies by competitors that serve as a replacement or substitute for, or represent an improvement over, these products;

•	an order resulting from a judgment of patent infringement or otherwise, that restricts our ability to market and sell our Flash Memory Array products; and

•	our inability to release enhanced versions of our products, including any related software, on a timely basis.

In March 2013, we introduced our Velocity PCIe Flash Memory Card products. If we are unable to grow our revenue from our Velocity PCIe Flash Memory Cards, we will continue to be dependent on the success of our Flash Memory Arrays.

If our Velocity PCIe Flash Memory Cards do not gain market adoption or sales of our Velocity PCIe Flash Memory Cards grow more slowly than anticipated, we may not be able to increase our revenue sufficiently to achieve and maintain profitability.

We have devoted a significant amount of resources to developing and marketing our Velocity PCIe Flash Memory Cards and believe our future growth will substantially depend on the market acceptance and adoption of this new product. Because we are strategically targeting the PCIe memory card market and expending a considerable amount of resources in doing so, if our Velocity PCIe Flash Memory Cards do not gain market acceptance, our results of operations, business and prospects would be materially and adversely affected.

If we fail to develop and introduce new or enhanced products on a timely basis, our ability to attract and retain customers could be impaired and our competitive position would be harmed.

We operate in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. To compete successfully, we must design, develop, market and sell new or enhanced products that provide increasingly higher levels of performance, capacity and reliability and meet the cost expectations of our customers. The introduction of new products by our competitors, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render our existing or future products obsolete. Our failure to anticipate or timely develop new or enhanced products or technologies in response to technological shifts could result in decreased revenue and harm our business. If we fail to introduce new or enhanced products that meet the needs of our customers or penetrate new markets in a timely fashion, we will lose market share and our operating results will be adversely affected.

In order to maintain or increase our gross margins, we need to continue to create valuable software solutions to be integrated with our products. Any new feature or application that we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to increase our overall gross margins. If we are unable to successfully develop or acquire, and then market and sell future generations of our products, our ability to increase our revenue and gross margin will be adversely affected.

Our products must interoperate with network interfaces, such as operating systems, software applications and hardware developed by others, and if we are unable to ensure that our products interoperate with such software and hardware, we may fail to increase, or we may lose, market share and we may experience reduced demand for our products.

Our storage products comprise only a part of a datacenter’s infrastructure. Accordingly, our products must interoperate with our end-customers’ existing infrastructure, specifically their networks, servers, software and operating systems, which are typically manufactured by a wide variety of systems vendors. When new or updated versions of these software operating systems or applications are introduced, we must sometimes develop updated versions of our software so that our products interoperate properly. We may not accomplish these development efforts quickly, cost-effectively or at all. These development efforts require capital investment and the devotion of engineering resources. If we fail to maintain compatibility with these applications, our end-customers may not be able to adequately utilize the data stored on our products, and we may, among other consequences, fail to increase, or we may lose, market share and experience reduced demand for our products, which would adversely affect our business, operating results and financial condition.

We rely on our key technical, sales and management personnel to grow our business, and the loss of one or more key employees or the inability to attract and retain qualified personnel could harm our business.

Our success and future growth depends to a significant degree on the skills and continued services of our key technical, sales and management personnel. In particular, we are highly dependent on the services of our Chief Executive Officer, Donald G. Basile. We could experience difficulty in retaining members of our senior management team. We do not have “key person” life insurance policies that cover any of our officers or other key employees. The loss of the services of any of our key employees could disrupt our operations, delay the development and introduction of our products, and negatively impact our business, prospects and operating results.

We plan to hire additional personnel in all areas of our business, particularly in sales and research and development. Competition for these types of personnel is intense. We cannot assure you that we will be able to successfully attract or retain qualified personnel. Our inability to attract and retain the necessary personnel could adversely affect our business, operating results and financial condition.

We intend to continue focusing on revenue growth and increasing market penetration and international presence at the expense of profitability by re-investing in our operations.

We intend to increase our investments in our marketing services and sales organization and to continue investing significantly in research and development at the expense of near-term profitability. We believe our decision to continue investing heavily in these operations will be critical to our revenue growth and our increased market penetration and international presence. Accordingly, we anticipate that our operating costs and expenses will increase substantially for the foreseeable future. However, we cannot assure you that this strategy will result in revenue growth. Even if we achieve significant revenue growth, we may continue to experience net losses and operating losses similar to those we have incurred historically. Additionally, at least as long as we pursue this strategy, we may not achieve profitability or, if achieved, we may not be able to sustain profitability.

We are exposed to the credit risk of some of our customers and to credit exposure in weakened markets, which could result in material losses.

Most of our sales are on an open credit basis, which subjects us to the risk of loss resulting in nonpayment or nonperformance by our customers. Although we have programs in place that are designed to monitor and mitigate our customers’ credit risks, we cannot assure you these programs will be effective in reducing our credit risks, especially as we expand our business internationally. If we are unable to adequately control these risks, our business, operating results and financial condition could be harmed.

Our research and development efforts may not produce successful products that result in significant revenue in the near future, if at all.

Developing our products and related enhancements is expensive. Our investments in research and development may not result in marketable products or may result in products that are more expensive than anticipated, take longer to generate revenue or generate less revenue, if at all, than we anticipate. Our future plans include significant investments in research and development and related product opportunities. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we may not receive significant revenue from these investments in the near future, if at all, which could adversely affect our business and operating results.

Developments or improvements in storage system technologies may materially adversely affect the demand for our products.

Significant developments in data storage systems, such as advances in solid state storage drives or improvements in non-volatile memory, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, improvements in existing data storage technologies, such as a significant increase in the speed of traditional interfaces for transferring data between storage and a server or the speed of traditional embedded controllers, could emerge as preferred alternatives to our products, especially if they are sold at lower prices. This could be the case even if such advances do not deliver all of the benefits of our products. Any failure on our part to demonstrate the benefits of our products would result in lost sales. In addition, any failure by us to develop new or enhanced technologies or processes, or to react to changes or advances in existing technologies, could materially delay our development and introduction of new products, which could result in the loss of competitiveness of our products, decreased revenue and a loss of market share to competitors.

The rate at which we grow our business is impacted by systems vendor customers incorporating our products into their server and data storage systems and these systems vendors’ sales efforts. Any failure to grow our systems vendor sales and maintain relationships with systems vendors could adversely affect our business, operating results and financial condition.

Historically, sales of products to systems vendors have represented a significant portion of our revenue. In fiscal 2012, sales of our products to Hewlett-Packard, a systems vendor customer, represented 65% of our revenue. Systems vendor sales may constitute a substantial portion of our future sales. In some cases, our products must be designed into the systems vendor’s products. If that fails to occur for a given product line of a systems vendor, we would likely be unable to sell our products to that systems vendor for that product line during the life cycle of that product. Even if a systems vendor integrates one or more of our products into its solutions, we cannot assure that its product will be commercially successful, and as a result, our sales volumes may be less than anticipated. Our systems vendor customers are typically not obligated to purchase our products and can choose at any time to stop using our products if their own systems are not commercially successful or if they decide to pursue other strategies or for any other reason, including the incorporation or development of competing products by these systems vendors. For example, to date, Hewlett-Packard has not sought to qualify our 6000 Series Flash Memory Arrays, which is a necessary step for Hewlett-Parkard to be able to resell this product. And with the rapid adoption of our 6000 Series Flash Memory Arrays by the marketplace, we do not expect sales to Hewlett-Packard to account for more than 10% of our revenue in fiscal 2014. Moreover, our systems vendor customers may not devote sufficient attention and resources to selling our products. We may not be able to develop or maintain relationships with systems vendor customers for a number of reasons, including because of the systems vendor’s relationships with our competitors or prospective competitors. In addition, there may be competing incentives that may not motivate their internal sales forces to promote our products. If we are unable to grow our sales to systems vendors, if our system vendor customers’ systems incorporating our products are not commercially successful, if our products are not designed into a given systems vendor product cycle or if our systems vendor customers significantly reduce, cancel or delay their orders with us, our revenue would suffer and our business, operating results and financial condition could be materially adversely affected.

Our ability to sell our products is highly dependent on the quality of our customer support and services, and any failure to offer high-quality support and services would harm our business, operating results and financial condition.

Once our products are deployed, our customers depend on our support organization to resolve any issues relating to our products. Our products provide business-critical services to our customers and a high level of customer support is necessary to maintain our customer relationships. We rely on authorized service providers in certain locations in the United States to install our products and deliver initial levels of on-site customer support and services. While we attempt to carefully identify, train, and certify our authorized service providers, we may not be successful in ensuring the proper delivery and installation of our products or the quality or responsiveness of the support and services being provided.

As we grow our business, our ability to provide effective customer support and services will be largely dependent on our ability to attract, train and retain qualified direct customer service personnel and our ability to maintain and grow our network of authorized service providers. Additionally, as we continue to expand our operations internationally, our support organization will face additional challenges, including those associated with delivering support, training and documentation in languages other than English, as well as identifying, training, and certifying international authorized service providers to support products we may deploy in geographical areas in which we may not currently have authorized service providers.

Any failure to maintain high-quality customer support and services, or a market perception that we do not maintain high-quality customer support and services, could harm our reputation, adversely affect our ability to sell our products to existing and prospective customers, and could harm our business, operating results and financial condition.

Some of our large end-customers demand more favorable terms and conditions from us and may request price concessions. As we seek to sell more products to large end-customers, we may be required to agree to terms and conditions that may have an adverse effect on our business or ability to recognize revenue.

Some of our large end-customers have significant purchasing power and, accordingly, have requested and received from us more favorable terms and conditions, including lower prices and extended payment terms, than we typically provide. As we seek to sell more products to this class of customer, we may be required to agree to more favorable customer terms and conditions, which may include terms that affect the timing of our revenue recognition or may reduce our gross margins and have an adverse effect on our business and operating results.

We rely on systems vendors and resellers to sell our products in markets where we do not have a direct sales force, and on authorized service providers to service and support our products in markets where we do not have direct customer service personnel. Any disruptions to, or failure to develop and manage, our relationships with systems vendors, resellers and authorized service providers could have an adverse effect on our customer relationships and on our ability to increase revenue.

Our future success is highly dependent upon our ability to establish and maintain successful relationships with a variety of systems vendors, resellers and authorized service providers in markets where we do not have a direct sales force or direct customer service personnel. We currently have sales personnel in the United States as well as Australia, Austria, Belgium, Canada, Denmark, France, Germany, Hong Kong, Japan, The Netherlands, Singapore, Switzerland and the United Kingdom. In other markets, we rely and expect to continue to rely on establishing relationships with systems vendors, resellers and authorized service providers. Our ability to maintain or grow our international revenue will depend, in part, on our ability to carefully select, manage and expand our network of systems vendor partners, resellers and authorized service providers. In addition to their sales activities, our systems vendor partners also provide installation, post-sale service and support on our behalf in their local markets. We also have agreements with authorized service providers that deliver and install our products, as well as provide post-sale customer service and support, on our behalf in their local markets. In markets where we rely on systems vendor partners, resellers and authorized service providers, we have less contact with our customers and less control over the sales process and their responsiveness. As a result, it may be more difficult for us to ensure the proper delivery and installation of our products or the quality or responsiveness of the support and services being offered. Any failure on our part to effectively identify and train our systems vendor partners, resellers and authorized service providers and to monitor their sales activity as well as the customer support and services being provided to our customers in their local markets could harm our business, operating results and financial condition.

Identifying, training, and retaining qualified systems vendors, resellers and authorized service providers requires significant time and resources. In order to maintain and expand our network of systems vendor partners, resellers and authorized service providers, we must continue to scale and improve the systems, processes, and procedures that support them, which will require continuing investment in our information technology infrastructure and dedication of significant training resources. As we grow our business and support organization, these systems, processes, and procedures may become increasingly complex, difficult and expensive to manage, particularly as the geographic scope of our customer base expands globally.

We typically enter into non-exclusive agreements with our systems vendor partners, resellers and authorized service providers. These agreements generally have a one-year, self-renewing term, have no minimum sales commitment, and do not prohibit our systems vendor partners, resellers and authorized service providers from offering products and services that compete with ours. Accordingly, our systems vendor partners, resellers and authorized service providers may choose to discontinue offering our products and services or may not devote sufficient attention and resources toward selling our products and services. Additionally, our competitors may provide incentives to our existing and potential systems vendor partners, resellers and authorized service providers to use, purchase or offer their products and services which may prevent or reduce sales of our products and services. The occurrence of any of these events could harm our business, operating results and financial condition.

If our third-party hardware repair service fails to timely and correctly resolve hardware failures experienced by our end-customers, our reputation will suffer, our competitive position will be impaired and our expenses could increase.

We and our authorized service providers rely upon third-party hardware maintenance providers, which specialize in providing vendor-neutral support of storage equipment, network devices and peripherals, to provide repair services to our end-customers. If our third-party repair service fails to timely and correctly resolve hardware failures, our reputation will suffer, our competitive position will be impaired and our expenses could increase. In February 2011, we entered into a five-year agreement with IBM Global Services for our on-site response and call center support. Either party may terminate the agreement for any reason by providing the other party 120-day notice of termination. In addition, either party may immediately terminate the agreement for a material default by the other party that is not cured within 30 days. If our relationship with our third-party repair service were to end, we would have to engage a new third party provider of hardware support, and the transition could result in delays in effecting repairs and damage our reputation and competitive position as well as increase our operating expenses.

We rely on a single contract manufacturer to manufacture our products, and our failure to accurately forecast demand for our products or successfully manage our relationship with our contract manufacturer could negatively impact our ability to sell our products.

We rely on a single contract manufacturer, Flextronics International Ltd., or Flextronics, to manufacture all of our products, manage our supply chain and, alone or together with us, negotiate component costs. We purchase our flash components directly from a single-source supplier and consign these components to Flextronics. Our reliance on our contract manufacturer reduces our control over the assembly process, quality assurance, production costs and product supply. If we fail to manage our relationship with our contract manufacturer or if our contract manufacturer experiences delays, disruptions, capacity constraints or quality control problems in its operations, our ability to ship products to our customers could be impaired and our competitive position and reputation could be harmed. If we or our contract manufacturer are unable to negotiate with suppliers for reduced component costs, our operating results could be harmed.

If we are required to change to a new contract manufacturer, qualify an additional contract manufacturer or assume internal manufacturing operations for any reason, including financial problems of our contract manufacturer, reduction of manufacturing output made available to us, or the termination of our contract, we may lose revenue, incur increased costs and damage our customer relationships. Our contract manufacturer may terminate our agreement with them with prior notice to us or for reasons such as we fail to perform a material obligation under our agreements with them. Qualifying a new contract manufacturer and commencing volume production is expensive and time-consuming.

We are required to provide forecasts to our contract manufacturer regarding product demand and production levels. We provide our contract manufacturer with purchase orders for products they manufacture for us, and these orders may only be rescheduled or cancelled under certain limited conditions. If we inaccurately forecast demand for our products, we may have excess or inadequate inventory or incur cancellation charges or penalties, which could adversely impact our operating results.

We intend to introduce new products and product enhancements, which could require us to achieve volume production rapidly by coordinating with our contract manufacturer and component suppliers. For example, we introduced our PCIe Flash Memory Cards in March 2013 and must coordinate the manufacturing of this new product line with Flextronics. We may need to increase our component purchases, contract manufacturing capacity and internal test and quality functions if we experience increased demand for our Flash Memory Arrays or our PCIe Flash Memory Cards. Our orders may represent a relatively small percentage of the overall orders received by our contract manufacturer from their customers. As a result, fulfilling our orders may not be considered a priority in the event our contract manufacturer is constrained in its ability to fulfill all of its customer obligations in a timely manner. If our contract manufacturer is unable to provide us with adequate supplies of high-quality products, or if we or our contract manufacturer is unable to obtain adequate quantities of components, it could cause a delay in our order fulfillment, in which case our business, operating results and financial condition could be adversely affected.

We rely on a limited number of suppliers, and in some cases single-source suppliers, and any disruption or termination of these supply arrangements could delay shipments of our products and could materially and adversely affect our relationships with current and prospective customers.

We rely on a limited number of suppliers, and in some cases single-source suppliers, for several key components of our products, and neither our contract manufacturer nor we have entered into agreements for the long-term purchase of these components. This reliance on a limited number of suppliers and the lack of any guaranteed sources of supply exposes us to several risks, including:

•	the inability to obtain an adequate supply of key components in a timely manner, including flash memory and field programmable gate arrays;

•	price volatility for the components of our products;

•	failure of a supplier to meet our quality, yield or production requirements;

•	failure of a key supplier to remain in business or adjust to market conditions; and

•	consolidation among suppliers, resulting in some suppliers exiting the industry or discontinuing the manufacture of components.

If our supply of certain components is disrupted or delayed, or if we need to replace one or more of our existing suppliers, there can be no assurance that additional supplies or components will be available when required or that supplies will be available on terms that are favorable to us, which could extend our lead times, increase the costs of our components and materially adversely affect our business, operating results and financial condition. If we are successful in growing our business, we may not be able to continue to procure components at acceptable prices, which would require us to enter into longer term contracts with component suppliers to obtain these components at competitive prices. In addition, errors or defects may arise in some of our components supplied by third parties that are beyond our detection or control, which could lead to additional customer returns or product warranty. If any of these were to occur, our costs would increase and our gross margins would decrease, harming our operating results.

Our products incorporate components that are subject to supply and pricing volatility, and, as a result, our ability to respond in a timely manner to customer demand and our cost structure are sensitive to such volatility in the supply and market prices for these components.

We do not enter into long-term supply contracts for the components we use in our products, but instead generally we, or our contract manufacturer on our behalf, purchase these components pursuant to individual purchase orders. In addition, it is common in the storage and networking industries for component vendors to discontinue the manufacture of certain types of components from time to time due to evolving technologies and changes in the market. If we are required to make significant “last time” purchases of components that are being discontinued and do not purchase enough components, we may experience delayed shipments, order cancellations or otherwise be required to purchase more expensive components to meet customer demand, which could negatively impact our revenue, gross margins and operating results. If we purchase too many such components, we could be subject to inventory write-offs adversely affecting our operating results.

A portion of our expenses are directly related to the pricing of components utilized in the manufacture of our products, such as field programmable gate arrays, memory chips and central processing units, or CPUs. In some cases, our contract manufacturer purchases these components in a competitive-bid purchase order environment with suppliers or on the open market at spot prices. As a result, our cost structure is affected by price volatility in the marketplace for these components, especially for field programmable gate arrays, memory chips and CPUs. This volatility makes it difficult to predict expense levels and operating results, and may cause our expense levels and operating results to fluctuate significantly. Furthermore, these components can be subject to limits on supply or other supply volatility which may negatively impact our ability to obtain quantities necessary at reasonable prices to grow our business and respond to customer demand for our products.

As we seek to increase our sales to government customers, we may face difficulties and risks unique to government contracts that may have a detrimental impact on our business, operating results and financial condition.

Historically, we have sold products to the United States government through third-party resellers. Developing new business in the public sector often requires the development of relationships with different agencies or entities, as well as with other government contractors. If we are unable to develop or sustain such relationships, we may be unable to procure new contracts within the timeframes we expect, and our business, operating results and financial condition may be adversely affected. Contracting with the United States government often requires businesses to participate in a highly competitive bidding process to obtain new contracts. We may be unable to bid competitively if our products or services are improperly priced, or if we do not offer our products and services at a competitive price. The bidding process is an expensive and time-consuming endeavor that may result in a financial loss for us if we fail to win a contract on which we submitted a bid. Further, some agencies within the United States government may also require some or all of our personnel to obtain a security clearance or may require us to add features or functionality to our products that could require a significant amount of time and prevent our employees from working on other critical projects. If our key personnel are unable to obtain or retain this clearance or if we cannot or do not provide required features or functionality, we may be unsuccessful in our bid for some government contracts.

Contracts with the United States government also frequently include provisions not found in private sector contracts and are often governed by laws and regulations that do not affect private sector contracts. These provisions may permit public sector customers to take actions not always available to customers in the private sector. These actions may include termination of contracts for convenience. The United States government can also suspend operations if Congress does not allocate sufficient funds to a particular agency or organization, and the United States government may allow our competitors to protest our successful bids. The occurrence of any of these events may negatively affect our business, operating results and financial condition.

In order to maintain contracts we may obtain with government entities, we must also comply with many rules and regulations that may affect our relationships with other customers. For example, the United States government could terminate its contracts with us if we come under foreign government control or influence, may require that we disclose our pricing data during the course of negotiations, and may require us to prevent access to classified data. If the United States government requires us to meet any of these demands, it could increase our costs or prevent us from taking advantage of certain opportunities that may present themselves in the future. The United States government routinely investigates and audits government contractors’. It may audit our performance and our pricing, and review our compliance with rules and regulations. If it finds that we have improperly allocated costs, it may require us to refund those costs or may refuse to pay us for outstanding balances related to the improper allocation. An unfavorable audit could reduce our revenue, and may result in civil or criminal liability if the audit uncovers improper or illegal activities. This could harm our business, operating results and financial condition.

Third-party claims that we are infringing the intellectual property rights of others, whether successful or not, could subject us to costly and time-consuming litigation, require us to acquire expensive licenses, prohibit us from selling products and harm our business.

The storage and networking industries are characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. We have in the past received and may in the future receive inquiries from other intellectual property holders and may become subject to claims that we infringe their intellectual property rights, particularly as we expand our presence in the market and face increasing competition. For example, on January 5, 2012, Narada Systems, LLC, or Narada, filed suit against us in the Tyler Division of the United States District Court for the Eastern District of Texas alleging infringement of U.S. Patent Nos. 6,504,786 and 7,236,488. In October 2012, we made a cash payment to Narada of $0.7 million and issued 200,000 shares of Series D Preferred Stock in exchange for a license and such litigation was subsequently dismissed. The costs associated with any actual, pending or threatened litigation could negatively impact our operating results regardless of outcome.

We currently have a number of agreements in effect pursuant to which we have agreed to defend, indemnify and hold harmless our customers, suppliers and channel partners from damages and costs which may arise from the infringement by our products of third-party patents, trademarks or other proprietary rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Our insurance may not cover intellectual property infringement claims. A claim that our products infringe a third party’s intellectual property rights could harm our relationships with our customers, may deter future customers from purchasing our products and could expose us to costly litigation and settlement expenses. Even if we are not a party to any litigation between a customer and a third party relating to infringement by our products, an adverse outcome in any such litigation could make it more difficult for us to defend our products against intellectual property infringement claims in any subsequent litigation in which we are a named party. Any of these results could harm our brand and operating results.

Any intellectual property rights claim against us or our customers, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force us to acquire intellectual property rights and licenses, which may involve substantial royalty payments. Further, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages. An adverse determination also could invalidate our intellectual property rights and prevent us from offering our products to our customers and may require that we procure or develop substitute products that do not infringe, which could require significant effort and expense. We may have to seek a license for the technology, which may not be available on reasonable terms or at all, may significantly increase our operating expenses or require us to restrict our business activities in one or more respects. Any of these events could seriously harm our business, operating results and financial condition. In addition, parties to intellectual property litigation often announce the results of hearings, motions or other interim developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

The success of our business depends in part on our ability to protect and enforce our intellectual property rights.

We rely on a combination of patent, copyright, service mark, trademark, and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection. As of July 31, 2013, we had 21 issued patents and 55 provisional and nonprovisional patent applications in the United States and 28 corresponding issued or allowed patents and 66 corresponding patent applications in foreign jurisdictions (including 21 Patent Cooperation Treaty applications). We cannot assure you that any patents will issue with respect to our pending patent applications in a manner that gives us the protection that we seek, if at all, or that any patents issued to us will not be challenged, invalidated or circumvented. Our issued patents and any patents that may issue in the future with respect to pending or future patent applications may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive with ours or that design around our intellectual property. While we endeavor to sign confidentiality agreements with our employees and others who may have access to our trade secrets, we cannot guarantee that we have entered into these agreements with all such parties, nor that the agreements we have entered will not be breached.

Protecting against the unauthorized use of our intellectual property, products and other proprietary rights is expensive and difficult. Litigation may be necessary in the future to enforce or defend our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could result in substantial costs and diversion of management resources, either of which could harm our business, operating results and financial condition. Further, many of our current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than we have. Accordingly, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products are available. An inability to adequately protect and enforce our intellectual property and other proprietary rights could seriously harm our business, operating results and financial condition.

Adverse economic conditions and reduced information technology spending could have an adverse impact on our revenue, revenue growth rates, and operating results.

Our business depends on the overall demand for information technology, and in particular for storage infrastructure, and on the capital spending budgets and financial health of our current and prospective customers. The purchase of our products is often discretionary and may require our customers to make significant initial commitments of capital. A general economic downturn, such as the slowdown that began in 2008, could dramatically reduce business spending on technology infrastructure. In response to a global economic slowdown, deterioration in their own financial condition, or an inability to obtain financing for capital investments, our customers and customer prospects could reduce or defer their spending on storage infrastructure, which could result in lost opportunities, declines in bookings and revenue, order cancellations or indefinite shipping delays.

The global economic environment has been volatile as a result of many factors, including the economic uncertainty faced by several European countries. If this volatility continues and there is a growing weakness in general economic conditions, a reduction in storage infrastructure spending, or deterioration in the financial condition of our customers and customer prospects will adversely impact our business, revenue, operating results and financial condition, including as a result of potential inventory writedowns, longer sales cycles, potential increases in price competition, reduced unit sales, increased number of days of sales outstanding and customer payment defaults.

If we experience declines in average selling prices, our revenue and gross profit may decline.

The data storage products industry is highly competitive and has historically been characterized by declines in average selling prices. It is possible that the market for flash-based data storage solutions could experience similar trends. Our average selling prices could decline due to pricing pressure caused by several factors, including competition, the introduction of alternative technologies, overcapacity in the worldwide supply of flash-based or similar memory components, increased manufacturing efficiencies, implementation of new manufacturing processes and expansion of manufacturing capacity by component suppliers. If we are required to decrease our prices to be competitive and are not able to offset this decrease by increases in sales volume or cost reductions, our gross margins and operating results would be adversely affected.

We might require additional capital to support business growth, and this capital might not be available on acceptable terms, or at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products or enhance our existing products, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financing to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing could involve restrictive covenants, which may restrict our flexibility in operating our business and make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and our business, operating results, financial condition and prospects could be adversely affected.

We expect to face numerous challenges as we attempt to grow our operations, channel partner relationships and end-customer base internationally.

We have recently begun to grow our business internationally. Our revenue from international sales was 8%, 35%, 24% and 29% of our total revenue during fiscal 2011, 2012, 2013 and the six months ended July 31, 2013, respectively. Although we expect a portion of our future revenue growth will be from channel partners and end-customers located outside of the United States, we may not be able to increase international market demand for our products.

We expect to face numerous challenges as we attempt to grow our operations, channel partner relationships and end-customer base internationally, in particular attracting and retaining systems vendor partners and resellers with international capabilities or systems vendor partners and resellers located in international markets. Our revenue and expenses could be adversely affected by a variety of factors associated with international operations, some of which are beyond our control, including:

•	difficulties of managing and staffing international offices, and the increased travel, infrastructure and legal compliance costs associated with international locations;

•	difficulty in collecting accounts receivable and longer collection periods;

•	difficulty in contract enforcement;

•	regulatory, political or economic conditions in a specific country or region;

•	compliance with local laws and regulations and unanticipated changes in local laws and regulations, including tax laws and regulations;

•	export and import controls, trade protection measures, FCPA compliance and other regulatory requirements;

•	effects of changes in currency exchange rates;

•	potentially adverse tax consequences;

•	service provider and government spending patterns;

•	reduced protection of our intellectual property and other assets in some countries;

•	greater difficulty documenting and testing our internal controls;

•	differing employment practices and labor issues; and

•	acts of terrorism and international conflicts.

We are an emerging growth company and may elect to comply with reduced public company reporting requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an emerging growth company, as defined in Section 2(a) of the Securities Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although, if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any July 31 before the end of that five-year period, we would cease to be an emerging growth company as of the following January 31. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We are considering whether to elect to avail ourselves of this exemption from new or revised accounting standards.

We will incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

As a public company and particularly after we cease to be an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and the Dodd-Frank Act of 2010, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, or NYSE, impose a number of requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal, accounting and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Our use of open source and third-party software could impose unanticipated conditions or restrictions on our ability to commercialize our products.

We incorporate open source software into our products. Although we monitor our use of open source software closely, we cannot guarantee that we are aware of all the open source software included in our products. Moreover, the terms of many open source licenses have not been interpreted by courts in or outside of the United States, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our products. In this event, we could be required to seek licenses from third parties in order to continue offering our products, to make generally available, in source code form, proprietary code that links to certain open source modules, to re-engineer our products, or to discontinue the sale of our products if re-engineering could not be accomplished on a timely basis, any of which could adversely affect our business, operating results and financial condition.

We also incorporate proprietary third-party technologies, including software programs, into our products. We rely on license agreements to gain access to these third-party technologies and may need to enter into additional license agreements in the future. However, licenses to relevant third-party technology may not be or remain available to us on commercially reasonable terms, or at all. Therefore, we could face delays in product releases until equivalent technology can be identified, licensed or developed, and integrated into our current products. These delays, if they occur, could materially adversely affect our business, operating results and financial condition.

We may acquire or make investments in other companies, each of which may divert our management’s attention, and result in additional dilution to our stockholders and consumption of resources that are necessary to sustain and grow our business.

Our business strategy may, from time to time, include acquiring other complementary products, technologies or businesses. We also may enter into strategic relationships with other businesses in order to expand our product offerings, which could involve preferred or exclusive licenses, additional channels of distribution or discount pricing or investments in other companies. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may be subject to third-party or governmental approvals. Consequently, we can make no assurance that these transactions, once undertaken and announced, will close. Acquisitions or investments may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired business choose not to work for us, and we may have difficulty retaining the customers of any acquired business. Acquisitions may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for development of our business. Any acquisition or investment could also expose us to unknown liabilities. Moreover, we cannot assure you that we would realize the anticipated benefits of any acquisition or investment. In connection with these types of transactions, we may issue additional equity securities that would dilute our stockholders, use cash that we may need in the future to operate our business, incur debt on terms unfavorable to us or that we are unable to repay, incur significant charges or substantial liabilities, encounter difficulties integrating diverse business cultures, and become subject to adverse tax consequences, substantial depreciation or deferred compensation charges. These challenges related to acquisitions or investments could adversely affect our business, operating results and financial condition.

Our business is subject to the risks of earthquakes and other natural catastrophic events, and to interruption by man-made problems such as computer viruses or terrorism.

Our sales headquarters, corporate headquarters and our current contract manufacturer are located in the San Francisco Bay area, which have heightened risks of earthquakes. We may not have adequate business interruption insurance to compensate us for losses that may occur from a significant natural disaster, such as an earthquake, which could have a material adverse impact on our business, operating results and financial condition. In addition, acts of terrorism or malicious computer viruses could cause disruptions in our or our customers’ businesses or the economy as a whole. To the extent that these disruptions result in delays or cancellations of customer orders or the deployment of our products, our business, operating results and financial condition would be adversely affected.

Our results of operations could be affected by natural catastrophes in locations in which our customers, suppliers or contract manufacturers operate.

Several of our customers, suppliers and our contract manufacturer have operations in locations that are subject to natural disasters, such as severe weather and geological events, which could disrupt the operations of those customers, suppliers and our contract manufacturer. For example, in March 2011, the northern region of Japan experienced a severe earthquake followed by a tsunami. These geological events caused significant damage in that region and have adversely affected Japan’s infrastructure and economy. Some of our customers and suppliers, including our sole flash memory supplier, Toshiba, are located in Japan and they have experienced, and may experience in the future, shutdowns as a result of these events, and their operations may be negatively impacted by these events. Our customers affected by a natural disaster could postpone or cancel orders of our products, which would negatively impact our business. In addition, natural disaster could delay or prevent our contract manufacturer in the manufacture of our products, and we may need to qualify a replacement manufacturer. Moreover, should any of our key suppliers fail to deliver components to us as a result of a natural disaster, we may be unable to purchase these components in the necessary quantities or may be forced to purchase components in the open market at significantly higher costs. We may also be forced to purchase components in advance of our normal supply chain demand to avoid potential market shortages. In addition, if we are required to obtain one or more new suppliers for components or use alternative components in our solutions, we may need to conduct additional testing of our solutions to ensure those components meet our quality and performance standards, all of which could delay shipments to our customers and adversely affect our financial condition and results of operations.

Our reported financial results may be adversely affected by changes in accounting principles applicable to us.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC and other bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. In addition, the SEC has announced a multi-year plan that could ultimately lead to the use of International Financial Reporting Standards by U.S. issuers in their SEC filings. Any such change could have a significant effect on our reported financial results.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below market expectations, resulting in a decline in our stock price. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, product warranty, allowances for doubtful accounts, carrying values of inventories, determination of the fair value of common stock, stock based compensation, liabilities for unrecognized tax benefits, deferred income tax valuation allowances and the useful lives of property and equipment.

Our ability to use net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. Our existing NOLs may be subject to substantial limitations arising from previous ownership changes, and if we undergo an ownership change in connection with or after this offering, our ability to utilize NOLs could be further limited by Section 382 of the Internal Revenue Code. In addition, future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Section 382 of the Internal Revenue Code. Our net operating losses may also be impaired under state law. Accordingly, we may not be able to utilize a material portion of our NOLs.

Changes in our provision for income taxes or adverse outcomes resulting from examination of our income tax returns could materially and adversely affect our operating results, financial condition and cash flows.

Our provision for income taxes is subject to volatility and could be adversely affected by the following:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expiration of, or lapses in, the research and development tax credits;

•	transfer pricing adjustments;

•	tax effects of nondeductible compensation;

•	tax costs related to intercompany realignments;

•	changes in accounting principles;

•

changes in tax laws and regulations, including possible changes to the taxation of earnings in the United States of our foreign subsidiaries, and the deductibility of expenses attributable to foreign income, or the foreign tax credit rules; or

•	earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates.

Significant judgment is required to determine the recognition and measurement attribute prescribed in the accounting guidance for uncertainty in income taxes. The accounting guidance for uncertainty in income taxes applies to all income tax positions, including the potential recovery of previously paid taxes, which if settled unfavorably could adversely impact our provision for income taxes or additional paid-in capital. In addition, we are subject to the examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. The outcomes from these examinations may have a material adverse effect on our operating results, financial condition and cash flows.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in foreign markets.

Because we incorporate encryption technology into our products, our products are subject to United States export controls and may be exported outside the United States only with the required level of export license or through an export license exception. In addition, various countries regulate the import of certain encryption technology and have enacted laws that could limit our ability to introduce products in those countries. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the export or import of our products to certain countries altogether. Any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations, or change in the countries, persons or technologies affected by such regulations, could result in decreased use of our products by, or an inability to export or sell our products to, existing or prospective customers with international operations and harm our business. In addition, any failure by us to comply with these rules and regulations could subject us to significant fines and penalties.

Failure to comply with governmental laws and regulations could harm our business.

Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, product safety, environmental laws, consumer protection laws, anti-bribery laws, import/export controls, federal securities laws and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, operating results and financial condition could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results and financial condition.

We are subject to environmental, health and safety laws and regulations pursuant to which we may incur substantial costs or liabilities, which could harm our business, operating results or financial condition.

We are subject to various state, federal, local and international laws and regulations relating to the environment or human health and safety, including those governing the presence of certain substances in electronic products and making producers of those products financially responsible for the collection, treatment, recycling and disposal of certain products. These laws and regulations have been enacted in several jurisdictions in which we sell our products, including the European Union, or EU, and certain of its member countries. For example, the EU has enacted the Restriction on Hazardous Substances, or RoHS, and Waste Electrical and Electronic Equipment, or WEEE, directives. RoHS prohibits the use of certain substances, including lead, in certain products, including hard drives, sold after July 1, 2006. The WEEE directive obligates parties that sell electrical and electronic equipment in the EU to put a clearly identifiable mark on the equipment, register with and report to EU member countries regarding distribution of the equipment and provide a mechanism to take back and properly dispose of the equipment. There is still some uncertainty in certain EU countries as to which party involved in the manufacture, distribution and sale of electronic equipment will be ultimately responsible for registration, reporting and disposal. Similar legislation may be enacted in other locations where we sell our products. We will need to ensure that we comply with these laws and regulations as they are enacted, and that our component suppliers also comply with these laws and regulations. If we or our component suppliers fail to comply with the legislation, our customers may refuse or be unable to purchase our products, which could harm our business, operating results and financial condition.

Pursuant to such laws and regulations, we could incur substantial costs and be subject to disruptions to our operations and logistics or other liabilities. For example, if we were found to be in violation of these laws or regulations, we could be subject to governmental fines or other sanctions and liability to our customers. In addition, we have to make significant expenditures to comply with such laws and regulations. Any such costs or liabilities pursuant to environmental, health or safety laws or regulations could have a material adverse effect on our business, operating results or financial condition.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our financial condition and results of operations.

While our international revenue has typically been denominated in U.S. dollars, fluctuations in currency exchange rates could cause our products to become relatively more expensive to customers in a particular country, leading to a reduction in revenue or profitability from sales in that country. We currently do not enter into hedging arrangements to minimize the impact of foreign currency fluctuations. Our exposure to foreign currency fluctuation may change over time as our business practices evolve and could have a material adverse impact on our financial condition and results of operations. Gains and losses on the conversion to U.S. dollars of accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in operating results.

Risks Related to this Offering and Our Common Stock

Our stock price may be volatile. Further, you may not be able to resell shares of our common stock at or above the price you paid.

Prior to this offering, there has been no public market for shares of our common stock, and an active public market for these shares may not develop or be sustained after this offering. We and the representatives of the underwriters will determine the initial public offering price of our common stock through negotiation. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares following this offering. In addition, the trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

•	actual or anticipated variation in our and our competitors’ results of operations;

•	announcements by us or our competitors of new products, new or terminated significant contracts, commercial relationships or capital commitments;

•	issuance of new securities analysts’ reports or changed recommendations for our stock;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	commencement of, or our involvement in, litigation;

•	announced or completed acquisitions of businesses or technologies by us or our competitors;

•	any major change in our management; and

•	general economic conditions and slow or negative growth of our markets.

In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

If securities or industry analysts issue an adverse opinion regarding our stock or do not publish research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts or the content and opinions included in their reports. The price of our common stock could decline if one or more equity research analysts downgrade our common stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business. If one or more equity research analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline. Further, securities analysts may elect not to provide research coverage of our common stock after the completion of this offering, and such lack of research coverage may adversely affect the market price of our common stock.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. Based on shares outstanding as of July 31, 2013, upon completion of this offering, we will have outstanding a total of              shares of common stock. Of these shares, only the shares of common stock sold in this offering will be freely tradable, without restriction, in the public market immediately after the offering. Each of our directors and officers, and holders of an aggregate of     % of our outstanding shares has entered into lock-up agreements with the underwriters that restrict their ability to sell or transfer their shares. The lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus, although they may be extended for up to an additional 34 days under certain circumstances. Our underwriters, however, may, in their sole discretion, waive the contractual lock-up prior to the expiration of the lock-up agreements. After the lock-up agreements expire, based on 127,057,199 shares outstanding as July 31, 2013, up to an additional              shares of common stock will be eligible for sale in the public market, of which              shares are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, and various vesting agreements. In addition, 31,634,957 shares of common stock are subject to outstanding options and RSUs as of July 31, 2013. These shares will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock subject to options and RSUs outstanding and reserved for issuance under our stock plans. This registration statement will become effective immediately upon filing, and shares covered by this registration statement will be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and any lock-up agreements described above. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Insiders have substantial control over us and will be able to influence corporate matters.

As of July 31, 2013, directors and executive officers and their affiliates beneficially owned, in the aggregate, 17.9% of our outstanding capital stock. In addition, a large percentage of our outstanding capital stock is held by only two stockholders, Toshiba and Rationalwave, who together beneficially own an aggregate of 21.1% as of July 31, 2013. Rationalwave is an affiliate of one of our directors. As a result of this concentrated ownership, our directors, executive officers and these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us. This intention of these stockholders may be different from those of other investors.

Anti-takeover provisions in our charter documents and under Delaware law could discourage, delay or prevent a change in control and may affect the trading price of our common stock.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

•	authorize our board of directors to issue, without further action by the stockholders, up to shares of undesignated preferred stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors or the chief executive officer;

•

establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms;

•	provide that our directors may be removed only for cause;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	specify that no stockholder is permitted to cumulate votes at any election of directors; and

•	require a super-majority of votes to amend certain of the above-mentioned provisions.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 generally prohibits us from engaging in a business combination with an interested stockholder subject to certain exceptions.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business.

Purchasers in this offering will experience immediate and substantial dilution in the tangible net book value of their investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $         in net tangible book value per share from the price you paid, based on an assumed initial public offering price of $         per share. See “Dilution” for more information. In addition, new investors who purchase shares in this offering will contribute approximately     % of the total amount of equity capital raised by us through the date of this offering, but will only own approximately     % of

the outstanding share capital. The exercise of outstanding options will result in further dilution. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have not paid cash dividends on any of our classes of capital stock to date and currently intend to retain our future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock would be the sole source of gain for the foreseeable future.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect” or the negative version of these words and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our financial performance, including our revenue, cost of revenue and operating expenses;

•	our ability to effectively manage our growth;

•	our ability to attract and retain customers;

•	anticipated trends and challenges in our business and the competition that we face;

•	our liquidity and working capital requirements; and

•	our expectations regarding the use of proceeds from this offering.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Any forward-looking statement made by us in this prospectus speaks only as of the date on which it is made. We disclaim any duty to update any of these forward-looking statements after the date of this prospectus to confirm these statements to actual results or revised expectations.

INDUSTRY DATA

This prospectus also contains statistical data and estimates, including those relating to market size and growth rates of the markets in which we participate, that we obtained from industry publications and reports generated by International Data Corporation, or IDC, and Gartner, Inc. These publications typically indicate that they have obtained their information from sources they believe to be reliable, but do not guarantee the accuracy and completeness of their information. Although we have assessed the information in the publications and found it to be reasonable and believe the publications are reliable, we have not independently verified their data.

OTHER INFORMATION

In this prospectus, “Company,” “we,” “us,” and “our” refer to Violin Memory, Inc. and its subsidiaries. The name “Violin Memory” is our trademark. This prospectus also contains trademarks and trade names that are the property of their respective owners.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our common stock in this offering will be $         , based on an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters’ option to purchase additional shares is exercised in full, we estimate that we will receive additional net proceeds of $         . A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us by $         million, after deducting underwriting discounts and commissions and estimated offering expenses payable, assuming that the number of shares, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1.0 million shares in the number of shares offered would increase (decrease) the net proceeds by $         million, assuming an initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including further expansion of our sales and marketing efforts, continued investments in research and development and for capital expenditures. Specifically, we intend to hire additional personnel to support the growth in our business. In addition, we intend to use a portion of the net proceeds from this offering to repay all of our outstanding debt that will not convert into common stock upon the closing of this offering. As of July 31, 2013, we had an aggregate of $20.3 million outstanding on such debt arrangements. For an additional discussion of our debt arrangements, including the applicable interest rates, please see the discussion of our Liquidity and Capital Resources in the section below entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” A portion of the net proceeds from this offering is required to fund our operations and expansion plans over the next 12 months. Based on our current operating assumptions, we believe we will use between $50 million and $60 million of our net proceeds from this offering to fund our operations for the next 12 months. The exact amount of net proceeds we use for our operations and expansion plans, however, will depend on the amount of cash generated from our operations and any strategic decisions we may make that could alter our expansion plans and the amount of cash necessary to fund these plans. In addition, we may use a portion of the net proceeds from this offering for acquisitions of complementary businesses, technologies or other assets. We have no agreements or understandings with respect to any acquisitions or investments at this time and we have not allocated specific amounts of net proceeds for any of these purposes.

We cannot specify with certainty the uses for the net proceeds to be from this offering. Accordingly, our management team will have broad discretion in using the net proceeds to be received by us from this offering.

Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Our debt agreement restricts our ability to pay cash dividends on our common stock and we may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent on a number of factors, including our earnings, capital requirements and overall financial conditions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of July 31, 2013, as follows:

•	on an actual basis as of July 31, 2013;

•

on a pro forma basis to give effect to the conversion of all outstanding shares of our convertible preferred stock into shares of our common stock immediately prior to the completion of this offering and the conversion of convertible notes, including accrued interest thereon, assuming the conversion as of August 31, 2013 and an initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus; and

•

on a pro forma as adjusted basis to give effect to the conversion of all outstanding shares of our convertible preferred stock into shares of our common stock immediately prior to the completion of this offering, the conversion of convertible notes, including accrued interest thereon, assuming the conversion as of August 31, 2013 and an initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus, and the receipt of the net proceeds from the sale of              shares of common stock in this offering at an assumed initial public offering price of $          per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated expenses payable and the application of the net proceeds from this offering to pay off all of our outstanding debt as described in “Use of Proceeds”.

You should read this table in conjunction with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of July 31, 2013
	Actual	Pro Forma	Pro Forma as Adjusted(1)
	(unaudited)
	(In thousands, except share and per share data)
Cash and cash equivalents	$33,463	$33,463	$

Line of credit and debt, including current portion	$20,165	$20,165		$—

Convertible notes and related accrued interest	$2,477	$—		$—

Stockholders’ equity:
Preferred stock, par value $0.0001 per share: 111,000,000 shares authorized, 95,144,515 issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	10	—		—
Common stock, par value $0.0001 per share: 250,000,000 shares authorized, 31,627,609 shares issued and outstanding, actual; 1,000,000,000 shares authorized, shares issued and outstanding, pro forma and shares issued and outstanding, pro forma as adjusted	4	14
Additional paid-in capital	279,324	281,801
Accumulated other comprehensive loss	(6)	(6)
Accumulated deficit	(261,985)	(261,985)

Total stockholders’ equity	$17,347	$19,824	$

Total capitalization	$17,347	$19,824	$

(1)

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total stockholders’ equity and total capitalization by $         million, assuming that the number of shares, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions. Each increase (decrease) of 1.0 million shares in the number of shares would increase (decrease) cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $ million assuming an initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and terms of this offering determined at pricing.

If the underwriters’ option to purchase additional shares were exercised in full, pro forma as adjusted cash and cash equivalents, common stock and additional paid-in capital, stockholders’ equity and shares issued and outstanding as of July 31, 2013 would be $        , $        , $        and             , respectively.

The number of shares of common stock that will be outstanding after this offering is based on 127,057,199 shares outstanding as of July 31, 2013, and excludes:

•	11,161,477 shares of common stock issuable upon the exercise of options outstanding as of July 31, 2013, at a weighted-average exercise price of $0.47 per share;

•

20,473,480 shares of common stock subject to restricted stock units, or RSUs, outstanding as of July 31, 2013, including 5,354,317 RSUs for which the service condition was satisfied as of July 31, 2013 and which will vest on the earlier of 181 days following the completion of this offering or March 15 in the year following the completion of this offering;

•

             shares of common stock, subject to increase on an annual basis, reserved for issuance under our 2012 Stock Incentive Plan, which reserve includes the 6,739,757 shares of common stock available for issuance under our 2005 Stock Plan. On the date of this prospectus, any remaining shares available for issuance under our 2005 Stock Plan will be added to the shares reserved under our 2012 Stock Incentive Plan and we will cease granting awards under the 2005 Stock Plan;

•

             shares of common stock issuable upon automatic conversion of our convertible notes and accrued interest thereon assuming the conversion as of August 31, 2013 and an initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus;

•

133,833 shares of common stock issuable upon conversion of 131,875 shares of Series D convertible preferred stock issuable upon exercise of outstanding warrants, which will convert into warrants to purchase common stock at the initial public offering; and

•	shares of common stock, subject to increase on an annual basis, reserved for future issuance under our 2012 Employee Stock Purchase Plan, which will become effective in connection with this offering.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Pro forma net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after completion of this offering.

As of July 31, 2013, our pro forma net tangible negative book value was approximately $        million, or $        per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the shares of common stock outstanding as of July 31, 2013, assuming the conversion of all outstanding shares of our convertible preferred stock.

After giving effect to our sale of shares of common stock in this offering at an assumed initial public offering price of $        per share, the midpoint of the price range set forth on the front cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of July 31, 2013 would have been $        million, or $        per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $        per share to existing stockholders and an immediate dilution of $        per share to new investors purchasing shares in this offering, as illustrated this dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of January 31, 2013	$
Increase in pro forma net tangible book value per share attributable to new investors

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to investors in this offering		$

Each $1.00 increase (decrease) in the assumed public offering price of $        per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value by approximately $        million, or approximately $        per share, and the pro forma dilution per share to investors in this offering by approximately $        per share, assuming that the number of shares, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable. We may also increase or decrease the number of shares we are offering. An increase of 1.0 million shares in the number of shares would result in a pro forma as adjusted net tangible book value of approximately $        million, or $        per share, and the pro forma dilution per share to investors in this offering would be $        per share. Similarly, a decrease of 1.0 million shares in the number of shares would result in a pro forma as adjusted net tangible book value of approximately $        million, or $        per share, and the pro forma dilution per share to investors in this offering would be $        per share. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriters’ option to purchase additional shares from us is exercised in full, the pro forma as adjusted net tangible book value per share after this offering would be $        per share, the increase in pro forma as adjusted net tangible book value per share to existing stockholders would be $        per share and the dilution to new investors purchasing shares in this offering would be $        per share.

The following table presents, on a pro forma as adjusted basis as of July 31, 2013, after giving effect: (i) to the conversion of all outstanding shares of convertible preferred stock and outstanding convertible notes, including interest thereon as of the date of this prospectus, into common stock assuming the conversion immediately prior

to the completion of this offering; and (ii) to this offering on an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, the differences between the existing stockholders and the purchasers of shares in this offering with respect to the number of shares purchased from us, the total consideration paid, which includes net proceeds received from the issuance of common, convertible preferred stock, convertible notes, cash received from the exercise of stock options and the value of any stock issued for services and the average price paid per share (in thousands, except per share amounts and percentages):

	Shares Purchased		Total Consideration(1)
	Number	Percent	Amount	Percent	Average price per share
Existing stockholders		%	$	%	$
New investors					$

Totals		100%	$	100%

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid to us by new investors and total consideration paid to us by all stockholders by $ million, assuming that the number of shares, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable. An increase (decrease) of 1.0 million shares in the number of shares would increase (decrease) the total consideration paid to us by new investors and total consideration paid to us by all stockholders by $ million assuming a price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable.

If the underwriters exercise their option to purchase additional shares from us in full, our existing stockholders would own     % and our new investors would own     % of the total number of shares of our common stock outstanding immediately after this offering.

The number of shares of common stock that will be outstanding after this offering is based on 127,057,199 shares outstanding as of July 31, 2013, and excludes:

•	11,161,477 shares of common stock issuable upon the exercise of options outstanding as of July 31, 2013, at a weighted-average exercise price of $0.47 per share;

•

20,473,480 shares of common stock subject to restricted stock units, or RSUs, outstanding as of July 31, 2013, including 5,354,317 RSUs for which the service condition was satisfied as of July 31, 2013 and which will vest on the earlier of 181 days following the completion of this offering or March 15 in the year following the completion of this offering;

•

             shares of common stock, subject to increase on an annual basis, reserved for issuance under our 2012 Stock Incentive Plan, which reserve includes the 6,739,757 shares of common stock available for issuance under our 2005 Stock Plan. On the date of this prospectus, any remaining shares available for issuance under our 2005 Stock Plan will be added to the shares reserved under our 2012 Stock Incentive Plan and we will cease granting awards under the 2005 Stock Plan;

•

             shares of common stock issuable upon automatic conversion of our convertible notes and accrued interest thereon assuming the conversion as of August 31, 2013 and an initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus;

•

133,833 shares of common stock issuable upon conversion of 131,875 shares of Series D convertible preferred stock issuable upon exercise of outstanding warrants, which will convert into warrants to purchase common stock at the initial public offering; and

•	shares of common stock, subject to increase on an annual basis, reserved for future issuance under our 2012 Employee Stock Purchase Plan, which will become effective in connection with this offering.

To the extent that any outstanding options are exercised, outstanding RSUs are settled or new options or RSUs are issued under our incentive plans, there will be further dilution to investors participating in this offering. If all outstanding options under our 2005 Stock Plan as of July 31, 2013 were exercised and all outstanding RSUs settled, then our existing stockholders, including the holders of options and RSUs, would own     % and our new investors would own     % of the total number of shares of our common stock outstanding upon the completion of this offering. In such event, the total consideration paid by our existing stockholders, including the holders of options and RSUs, would be approximately $        million, or     %, the total consideration paid by our new investors would be $        million, or     %, the average price per share paid by our existing stockholders would be $        and the average price per share paid by our new investors would be $        per share.

SELECTED CONSOLIDATED FINANCIAL DATA

We derived the selected consolidated statements of operations data for the fiscal years ended January 31, 2011, 2012 and 2013, and the consolidated balance sheet data as of January 31, 2012 and 2013 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the summary consolidated statements of operations data for the six months ended July 31, 2012 and 2013 and our summary consolidated balance sheet data as of July 31, 2013 from our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. Our unaudited consolidated financial statements were prepared on the same basis as our audited consolidated financial statements and include, in our opinion, all adjustments, which consisted of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the following selected consolidated historical financial data below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus. The selected consolidated financial data is qualified in its entirety by the consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended January 31,			Six Months Ended July 31,
	2011	2012	2013	2012	2013
				(unaudited)
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue:
Product revenue	$11,031	$52,541	$69,584	$29,055		$46,073
Services revenue	366	1,347	4,214	1,247		5,230

Total revenue	11,397	53,888	73,798	30,302		51,303

Cost of revenue:
Cost of product revenue(1)	7,953	38,110	38,180	15,760		26,738
Cost of services revenue(1)	125	1,156	4,474	1,524		3,322

Total cost of revenue	8,078	39,266	42,654	17,284		30,060

Gross profit	3,319	14,622	31,144	13,018		21,243

Operating expenses:
Research and development(1)	9,701	26,641	57,840	25,015		34,734
Sales and marketing(1)	5,323	21,493	61,094	24,886		36,876
General and administrative(1)	4,895	6,222	21,105	11,350		8,150
Litigation settlement	—	2,100	—	—

Total operating expenses	19,919	56,456	140,039	61,251		79,760

Loss from operations	(16,600)	(41,834)	(108,895)	(48,233)		(58,517)
Other income (expense), net	110	89	(79)	(16)		(286)
Interest expense,	(251)	(3,033)	(31)	(31)		(342)

Loss before income taxes	(16,741)	(44,778)	(109,005)	(48,280)		(59,145)
Income taxes	1	7	97	15		27

Net loss	$(16,742)	$(44,785)	$(109,102)	$(48,295)		$(59,172)

Net loss per share of common stock, basic and diluted	$(1.55)	$(2.38)	$(4.00)	$(1.90)		$(1.92)

Shares used in computing net loss per share of common stock, basic and diluted	10,808	18,792	27,248	25,437		30,851

Pro forma net loss per share of common stock, basic and diluted			$(0.92)		$

Pro forma weighted-average number of shares of common stock, basic and diluted			118,964

(1)	Includes stock-based compensation as follows:

	Year Ended January 31,			Six Months Ended July 31,
	2011	2012	2013	2012	2013
				(unaudited)
	(In thousands)
Cost of product revenue	$1	$15	$150	$18	$39
Cost of services revenue	—	4	474	101	651
Research and development	23	236	3,228	1,308	2,620
Sales and marketing	59	299	4,061	1,539	3,280
General and administrative	21	492	10,010	5,632	3,354

Total stock-based compensation	$104	$1,046	$17,923	$8,598	$9,944

	January 31,		July 31, 2013
	2012	2013
			(unaudited)
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$22,604	$17,378	$33,463
Working capital	37,689	32,175	16,963
Total assets	73,285	88,150	112,886
Line of credit and debt, including current portion	—	—	20,165
Convertible notes and related accrued interest	688	—	2,477
Total liabilities	29,134	43,426	95,539
Convertible preferred stock	8	9	10
Additional paid-in-capital	137,938	247,531	279,324
Accumulated deficit	(93,711)	(202,813)	(261,985)
Total stockholders’ equity	44,151	44,724	17,347

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in “Risk Factors” included elsewhere in this prospectus.

Overview

We were incorporated in 2005 with the goal of bringing storage performance in line with advancements in server and network technologies. Since our inception, we have focused on persistent memory-based technology as the key to solving the performance limitations of traditional storage solutions in the data center environment. We have invested significantly in our research and development efforts to design hardware and software at each level of the system architecture starting with memory and optimized through the array level to capitalize on the benefits of flash technology. We were recapitalized in 2009 with the arrival of our current chief executive officer, Donald G. Basile. In 2009, we transitioned to build an enterprise-class all-flash storage solution serving diverse end markets and applications. In May 2010, we introduced our 3000 Series Flash Memory Array to accelerate business-critical applications.

In March 2010, we established a relationship with Toshiba, one of the two largest providers of flash memory. Through this relationship, we have developed a fundamental understanding of Toshiba’s flash specifications at the chip level, which allows us to optimize our hardware and software technologies to unlock the inherent performance capabilities of flash memory and better anticipate future innovations in memory technology.

In September 2011, we expanded our product offering with the introduction of our 6000 Series Flash Memory Arrays, which is based on our four-layer architecture that significantly improves performance density, or IOPS per rack unit. In March 2013, we expanded our innovation in persistent memory technologies and proprietary techniques in flash management from our memory arrays to our PCIe Flash Memory Cards. Our PCIe Flash Memory Cards leverage our expertise in persistent memory-based storage and controller design, as well as our vMOS software stack, to offer a differentiated architecture in a widely deployable PCIe form factor. We intend to devote substantial resources to continue to develop innovative solutions that optimize the performance capability of flash memory technology and enhance our vMOS software stack to incorporate additional data management functionality. It typically takes us between 18 to 24 months to develop a new product, and we would expect to phase out existing product lines when a new generation of a product line becomes available. Generally, we begin our product development cycle when the release by our supplier of next generation NAND flash memory is anticipated.

We market and sell our products directly to end-customers and through channel partners, including systems vendors, technology partners and resellers. As of July 31, 2013, we had 221 sales and marketing employees worldwide as well as over 100 channel partners in over 30 countries. As of July 31, 2013, we believe our Flash Memory Arrays had been deployed by over 250 end-customers. We intend to continue to hire additional sales personnel as we increase our direct sales capacity and geographic reach. We and our authorized service providers also sell support services to our end-customers.

An initial sale by us to an end-customer typically requires three to nine months of selling effort as we educate the prospective end-customer about the technical merits, potential cost savings and other benefits of our products as compared to our competitors’ products. Our sales process typically includes a trial deployment of our systems in the end-customer’s data center. We currently derive and expect to continue to derive a significant portion of our revenue from existing end-customers. The selling effort required for repeat orders from end-customers is usually less time-consuming than that required for initial orders. We maintain a close relationship with our end-customers through our client teams consisting of sales, service and support and technical personnel. It has generally taken between six and twelve months for us to establish a relationship with a systems vendor or technology partner, because our products are often integrated into a broader enterprise solution offered by them. Once we establish a relationship with a systems vendor or technology partner, we work with them to co-market our solutions. In fiscal 2012, our primary systems vendor partner was Hewlett-Packard for our 3000 Series Flash Memory Array. To date, Hewlett-Packard has not sought to qualify our 6000 Series Flash Memory Array. We recently established new relationships with additional systems vendors and technology partners that are focused primarily on our 6000 Series Flash Memory Arrays and, to date, we have not derived significant revenue from these new relationships.

A limited number of customers have accounted for a substantial majority of our revenue, and the composition of the group of our largest customers has changed from period to period. Some of our end-customers make periodic purchases of our system solutions in large quantities to complete or upgrade specific large-scale storage installations. Purchases are typically made on a purchase order basis rather than pursuant to long-term contracts. Revenue from our five largest customers was 72%, 83% and 37% of total revenue for fiscal 2011, 2012 and 2013, and 54% and 32% for the six months ended July 31, 2012 and 2013, respectively. As a consequence of these concentrated purchases by a shifting customer base, we believe that revenue may fluctuate in future periods, and period-to-period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

Our sales are principally denominated in U.S. dollars. Revenue from customers with a bill-to location in the United States accounted for 92%, 65%, 76% and 71% of total revenue for fiscal 2011, 2012, 2013 and for the six months ended July 31, 2013, respectively.

We outsource the manufacturing of our hardware products to a single contract manufacturer, Flextronics. We believe this arrangement makes our operations more efficient and flexible. We procure the flash memory components used in our products directly from Toshiba. Our manufacturer procures, on our behalf, the remaining components used in our products. To date, we have not experienced a material shortage of supply of any components. However, because we only have one manufacturer qualified to manufacture our products and some of our components, such as flash memory, are procured from a single-source supplier, we could face product shortages and component shortages, which could prevent us from fulfilling customer orders.

We have experienced significant losses as we have continued to invest in our product development, customer service and sales and marketing organizations. We have funded our activities primarily through equity financings. As of July 31, 2013, we had an accumulated deficit of $262.0 million. We intend to increase our investments in our marketing services and sales organization and to continue investing significantly in research and development at the expense of near-term profitability. As a result, we anticipate that we will incur net losses at least for the next several quarters. We expect our research and development, sales and marketing, and general and administrative expenses to decrease as a percentage of revenue over time as we anticipate that we will realize economies of scale by increasing our customer base without direct incremental development costs and by reducing our manufacturing costs as a result of more favorable pricing terms as we increase the volume of our manufacturing orders.

As of July 31, 2013, we had 445 employees, including 186 in research and development. We have substantially grown our business for the past three years with total revenue of $11.4 million, $53.9 million and $73.8 million in fiscal 2011, 2012 and 2013, respectively and $30.3 million and $51.3 million for the six months ended July 31, 2012 and 2013, respectively. We had a net loss of $16.7 million, $44.8 million and $109.1 million in fiscal 2011, 2012 and 2013, respectively and $59.2 million for the six months ended July 31, 2013. Although we have experienced significant growth in our revenue, you should not assume that our historical growth in revenue is indicative of our future growth.

Key Trends Affecting Our Results of Operations

Adoption of Flash-Based Solutions

There has been an increasing shift towards the use of persistent memory-based solutions by organizations, across array and server-based configurations. Traditional data center architectures have typically deployed disk-based storage approaches. We believe that flash memory technology has the significant potential to displace HDDs in primary storage solutions and bring storage solutions in line with other advanced data center technologies. Our success, however, depends on the adoption of flash-based solutions in both enterprise data center and hyperscale cloud environments. A lack of demand for flash-based storage solutions for any reason, including technological challenges associated with the use of flash memory or the adoption of competing technologies and products, would adversely affect our growth prospects. To the extent more enterprise IT organizations recognize the benefits of flash memory in data center storage solutions and as the adoption of flash memory technology as primary storage increases, our target customer base will expand.

Relationships with Systems Vendors and Technology Partners

One of the keys to growing our business is our ability to broaden our routes to market and our geographic reach. A key component of this strategy is our intention to establish relationships with systems vendors and technology partners. Systems vendors incorporate our products into a broader enterprise solution offered by them. These relationships also allow us to leverage the account control, marketing, brand and other resources of our systems vendor partners to reach more potential customers and broaden our target markets. Technology partners allow us to enhance our product offerings by leveraging leading technologies that are well-accepted in the marketplace. Our relationships with technology partners also extend our reach into different end markets and new target end-customers. Continued success in establishing relationships with systems vendors and technology partners would allow us to grow our business by expanding our target markets and distribution capabilities.

Size of our Field Organization, Including Sales, Field Application Engineers and Customer Support Personnel

We target large customer storage deployments in the data center. Often, our end-customer relationships start with a limited initial deployment of our products to demonstrate the performance benefits of our solution. Our objective is to leverage initial deployments into large-scale deployments as our customers’ experience with our products and their storage performance and capacity requirements increase. In an effort to do this, we maintain a very close relationship with our end-customers through the efforts of our field organization. Our ability to grow our business and to establish a growing number of these high-touch end-customer relationships is dependent upon our ability to expand the size of our field organization in an efficient and effective manner. As we grow our field organization, we must closely monitor productivity to ensure our investments in personnel are translating into product sales and positive operating results.

Cost of Flash Memory

A significant percentage of our cost of revenue is the cost of flash memory. We have a relationship with Toshiba, our sole supplier of our flash memory components. Although we have historically received competitive pricing from Toshiba, our agreement with Toshiba does not provide us with fixed pricing. We are required to purchase 70% of our requirements of flash memory from Toshiba, subject to specified conditions, and design our products to be substantially compatible with Toshiba. However, our supply of flash memory from Toshiba is not guaranteed. There are many variables that may change our cost to procure flash memory. If the component costs of flash memory were to increase, we may not be able to pass on the cost increase to our customers, which could harm our gross margin and operating results. If the component costs of flash memory were to decrease, we may be able to leverage these cost savings into offering a more competitive solution to our end-customers.

Components of Consolidated Statements of Operations

Revenue

We derive revenue primarily from the sale of our Flash Memory Array products and related support services. We sell our products on a purchase order basis directly to end-customers and through channel partners, including systems vendors and resellers. Our mix of sales between end-customers and channel partners impacts the average selling price of our products. We derive support services revenue from the sale of our premium support services. These support services are provided pursuant to support terms that generally are for either one- or three-year durations. Support services are typically billed in advance on an annual basis or at the inception of a multiple year support contract, and revenue is recognized ratably over the support period. Revenue from support services was less than 10% of total revenue for all the annual periods presented, but consistent with the six months ended July 31, 2013, we expect our support revenue to be greater than 10% of our total revenue in future periods as support contracts are renewed, the installed base of Flash Memory Arrays grows and we begin recognizing revenue under our development agreement with Toshiba.

Cost of Revenue

Cost of revenue consists primarily of component costs, amounts paid to our contract manufacturer to assemble our products, shipping and logistics costs and estimated warranty obligations. The largest portion of our cost of revenue consists of the cost of flash memory components. Neither our contract manufacturer nor we enter into supply contracts with fixed pricing for our product components, including our flash memory, which can cause our cost of revenue to fluctuate from quarter to quarter. We may not be able to pass flash or component cost increases to our customers immediately or at all resulting in lower gross margins. Cost of revenue is recorded when the related product revenue is recognized. Cost of revenue also includes personnel expenses related to customer support and carrying value adjustments recorded for excess and obsolete inventory. We intend to add customer support personnel to increase our customer support efforts as we increase the installed base of our Flash Memory Arrays globally.

Operating Expenses

Operating expenses consist of sales and marketing, research and development, and general and administrative expenses. The largest component of our operating expenses is personnel costs, consisting of salaries, benefits and incentive compensation for our employees, including stock-based compensation. As a result, operating expenses have increased significantly over the past three fiscal years, but have decreased as a percentage of revenue. We expect operating expenses to increase in absolute dollars, although they may fluctuate as a percentage of revenue from period to period, as we continue to grow our employee base.

Research and Development

Research and development expenses consist primarily of personnel costs, prototype expenses, software tools, consulting services and allocated facilities costs. Consulting services generally consist of contracted engineering consulting for specific projects on an as-required basis. We recognize research and development expense as incurred. We expect to continue to devote substantial resources to the development of our products including the development of new software capabilities within our vMOS software stack. We believe that these investments are necessary to maintain and improve our competitive position. In particular, we anticipate that we will continue to hire additional engineering personnel with a focus on hiring additional software engineers and add infrastructure to support these personnel in future periods.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel costs, incentive compensation, marketing programs, travel-related expenses, consulting expenses associated with sales and marketing activities and allocated facilities costs. We plan to continue to invest heavily in sales effort principally by increasing headcount. Our sales personnel are typically not immediately productive, and therefore, the increase in sales and marketing expenses is not immediately offset by increased revenue and may not result in increased revenue over the long-term. The timing of our hiring of new sales personnel and the rate at which they generate incremental revenue could cause our future period-to-period financial performance to fluctuate. We expect to generate a larger percentage of our sales from direct sales or through resellers with whom we will be directly involved in the sales process with the end-customer. This type of selling typically requires greater involvement of our direct sales force than sales to systems vendors and may increase our sales and marketing expense as a percentage of revenue.

General and Administrative

General and administrative expenses consist primarily of personnel costs, legal expenses, consulting and professional services, insurance and allocated facilities costs for our executive, finance, human resources and legal organizations. While we expect personnel costs to be the primary component of general and administrative expenses, we also expect to incur significant additional legal and accounting costs related to compliance with rules and regulations implemented by the SEC and the NYSE, as well as additional insurance, investor relations and other costs associated with being a public company.

Other Income (Expense), Net

Other income (expense), net consists of interest income and foreign currency gains and losses.

Interest Expense

Interest expense consists of debt extinguishment loss and interest related to convertible notes issued in connection with equity financings.

Provision for Income Taxes

From inception through July 31, 2013, we incurred operating losses and, accordingly, have not recorded a provision for U.S. federal income taxes but have recorded provisions for foreign income and state franchise taxes.

Results of Operations

The following table summarizes our historical consolidated statements of operations data for the periods shown:

	Year Ended January 31,			Six Months Ended July 31,
	2011	2012	2013	2012	2013
				(unaudited)
	(In thousands, except per share data)
Revenue:
Product revenue	$11,031	$52,541	$69,584	$29,055	$46,073
Services revenue	366	1,347	4,214	1,247	5,230

Total revenue	11,397	53,888	73,798	30,302	51,303

Cost of revenue:
Cost of product revenue(1)	7,953	38,110	38,180	15,760	26,738
Cost of services revenue(1)	125	1,156	4,474	1,524	3,322

Total cost of revenue	8,078	39,266	42,654	17,284	30,060

Gross profit	3,319	14,622	31,144	13,018	21,243

Operating expenses:
Research and development(1)	9,701	26,641	57,840	25,015	34,734
Sales and marketing(1)	5,323	21,493	61,094	24,886	36,876
General and administrative(1)	4,895	6,222	21,105	11,350	8,150
Litigation settlement	—	2,100	—	—

Total operating expenses	19,919	56,456	140,039	61,251	79,760

Loss from operations	(16,600)	(41,834)	(108,895)	(48,233)	(58,517)
Other income (expense), net	110	89	(79)	(16)	(286)
Interest expense	(251)	(3,033)	(31)	(31)	(342)

Loss before income taxes	(16,741)	(44,778)	(109,005)	(48,280)	(59,145)
Income taxes	1	7	97	15	27

Net loss	$(16,742)	$(44,785)	$(109,102)	$(48,295)	$(59,172)

Net loss per share of common stock, basic and diluted	$(1.55)	$(2.38)	$(4.00)	$(1.90)	$(1.92)

Shares used in computing net loss per share of common stock, basic and diluted	10,808	18,792	27,248	25,437	30,851

(1)	Includes stock-based compensation as follows:

	Year Ended January 31,			Six Months Ended July 31,
	2011	2012	2013	2012	2013
				(unaudited)
	(In thousands)
Cost of product revenue	$1	$15	$150	$18	$39
Cost of services revenue	—	4	474	101	651
Research and development	23	236	3,228	1,308	2,620
Sales and marketing	59	299	4,061	1,539	3,280
General and administrative	21	492	10,010	5,632	3,354

Total stock-based compensation	$104	$1,046	$17,923	$8,598	$9,944

The following table summarizes our historical consolidated statements of operations data as a percentage of revenue for the periods shown:

	Year Ended January 31,			Six Months Ended July 31,
	2011	2012	2013	2012	2013
				(unaudited)
Revenue:
Product revenue	97%	98%	94%	96%	90%
Services revenue	3	2	6	4	10

Total revenue	100	100	100	100	100

Cost of revenue:
Cost of product revenue	72	73	55	54	58
Cost of services revenue	34	86	106	122	64

Total cost of revenue	71	73	58	57	59

Gross profit	29	27	42	43	41

Operating expenses:
Research and development	85	49	78	83	67
Sales and marketing	47	40	83	82	72
General and administrative	43	11	29	37	15
Litigation settlement	—	4	—	—	—

Total operating expenses	175	104	190	202	154

Loss from operations	(146)	(77)	(148)	(159)	(113)
Other income (expense), net	1	—	—	—	(1)
Interest expense	(2)	(6)	—	—	(1)

Loss before income taxes	(147)	(83)	(148)	(159)	(115)
Income taxes	—	—	—	—	—

Net loss	(147)%	(83)%	(148)%	(159)%	(115)%

Comparison of the First Six Months of Fiscal 2013 and Fiscal 2014

Revenue

	Six Months Ended July 31,		Change in
	2012	2013	$	%
	(In thousands and unaudited)
Product revenue	$29,055	$46,073	$17,018	59%
Services revenue	1,247	5,230	3,983	319%

Total revenue	$30,302	$51,303	$21,001	69%

Total revenue increased $21.0 million to $51.3 million for the six months ended July 31, 2013 as compared to

$30.3 million for the six months ended July 31, 2012. The increase was primarily due to an increase in product revenue by $17.0 million and services revenue by $4.0 million. The product revenue increase was primarily due to an increase of approximately 80% in the number of Flash Memory Arrays sold, partially offset by a decline in average selling price. During the second half of fiscal 2013, we introduced 6000 Series Flash Memory Arrays with smaller capacities. Consequently, a portion of the decline in average selling prices resulted from our selling smaller capacity arrays at lower average selling prices as well as unit price declines typical in our industry. Sales of our 6000 Series Flash Memory Arrays represented approximately 84% and 94% of our product revenue for the six months ended July 31, 2012 and 2013. The increase in service revenue of $4.0 million was primarily due to growth in our installed base.

Total revenue from our five largest customers for the six months ended July 31, 2012 and 2013 was 54% and 32% of total revenue, respectively. For the six months ended July 31, 2012, sales to Super Micro, a reseller, represented 15%, CompSec, a reseller, represented 13% and ePlus, a reseller, represented 10% of our total revenue. For the six months ended July 31, 2013, Avnet, a reseller, represented 12% of our total revenue. No other customer accounted for more than 10% of total revenue in the first six months of fiscal 2012 or 2013. It is our understanding that Avnet purchased our products for resale to a large global retailer, CompSec purchased our products for resale to the U.S. Federal government, ePlus purchased our products for resale to AOL and Super Micro purchased our products for resale to Trunkbow International Holdings, Ltd.

Cost of Revenue and Gross Margin

	Six Months Ended July 31,		Change in
	2012	2013	$	%
	(In thousands and unaudited)
Cost of product revenue	$15,760	$26,738	$10,978	70%
Cost of services revenue	1,524	3,322	1,798	118%

Total cost of revenue	$17,284	$30,060	$12,776	74%

Gross profit	$13,018	$21,243	$8,225	63%

Product gross margin	46%	42%
Services gross margin	(22%)	36%
Total gross margin	43%	41%

Cost of revenue increased $12.8 million from $17.3 million for the six months ended July 31, 2012 to $30.1 million for the six months ended July 31, 2013. The increase was due to increases in the cost of product revenue of $11.0 million and cost of services revenue of $1.8 million. The increase in cost of product revenue was primarily due to an approximately 80% increase in the number of Flash Memory Arrays sold. The increase in cost of services revenue was primarily due to increase in headcount to support our increased customer base.

Gross profit increased $8.2 million from $13.0 million for the six months ended July 31, 2012 to $21.2 million for the six months ended July 31, 2013. Gross margin decreased to 41% for the six months ended July 31, 2013 as compared to 43% for the year ago period primarily due to lower selling prices of our Flash Memory Arrays, partially offset by improvements in our service margin. We expect our gross margin to improve as our sales volume increases and as we introduce new Flash Memory Array products with higher densities and higher average selling prices and increase sales of our Velocity Flash Memory PCle cards.

Operating Expenses

	Six Months Ended July 31,		Change in
	2012	2013	$	%
	(In thousands and unaudited)
Research and development	$25,015	$34,734	$9,719	39%

Research and development expenses increased $9.7 million from $25.0 million for the six months ended July 31, 2012 to $34.7 million for the six months ended July 31, 2013. The increase was primarily due to an increase in personnel-related costs of $5.1 million as we increased the number of research and development employees from 161 employees as of July 31, 2012 to 186 employees as of July 31, 2013, principally to enhance our software capabilities and expand our product portfolio. We also experienced increases in purchased software development costs of $3.0 million, stock-based compensation of $1.3 million and prototype expenses of $0.3 million.

	Six Months Ended July 31,		Change in
	2012	2013	$	%
	(In thousands and unaudited)
Sales and marketing	$24,886	$36,876	$11,990	48%

Sales and marketing expenses increased $12.0 million from $24.9 million for the six months ended July 31, 2012 to $36.9 million for the six months ended July 31, 2013. The increase was primarily due to an increase in personnel-related costs of $10.1 million as we increased the number of sales and marketing employees from 179 employees as of July 31, 2012 to 221 employees as of July 31, 2013 to expand our direct sales force. The increase was also due to stock-based compensation of $1.7 million.

	Six Months Ended July 31,		Change in
	2012	2013	$	%
	(In thousands and unaudited)
General and administrative	$11,350	$8,150	($3,200)	(28)%

General and administrative expenses decreased $3.2 million from $11.4 million for the six months ended July 31, 2012 to $8.2 million for the six months ended July 31, 2013. The decrease was primarily due to decreases in stock-based compensation of $2.3 million and in legal expenses of $0.6 million.

Comparison of the Fiscal Years 2011, 2012 and 2013

Revenue

	Year Ended January 31,			Fiscal 2011 vs 2012 Change in		Fiscal 2012 vs 2013 Change in
	2011	2012	2013	$	%	$	%
	(In thousands)
Product Revenue	$11,031	$52,541	$69,584	$41,510	376%	$17,043	32%
Services Revenue	366	1,347	4,214	981	268%	2,867	213%

Total Revenue	$11,397	$53,888	$73,798	$42,491	373%	$19,910	37%

Fiscal 2012 Compared to Fiscal 2013. Total revenue increased $19.9 million from fiscal 2012 to fiscal 2013. The increase in total revenue was primarily due to an increase in product revenue of $17.0 million and services revenue of $2.9 million. The increase in product revenue was primarily due to an increase in average selling prices related to larger capacity Flash Memory Arrays sold and, to a lesser extent, an increase in the number of Flash Memory Arrays sold. In the first quarter of fiscal 2013, we began shipping in volume our newest generation 6000 Series Flash Memory Arrays. The 6000 Series Flash Memory Arrays are larger capacity units than our prior generations of products offering enhanced functionality and, therefore, have higher average selling prices. Sales of our 6000 Series Flash Memory Arrays represented approximately 78% of our total revenue for fiscal 2013. The increase in service revenue of $2.9 million was primarily due to maintenance and support services provided for our 6000 Series Flash Memory Arrays.

Fiscal 2011 Compared to Fiscal 2012. Total revenue increased $42.5 million from fiscal 2011 to fiscal 2012. The increase in total revenue was primarily due to an increase in product revenue of $41.5 million and services revenue of $1.0 million. The increase in product revenue was primarily due to an increase of approximately 560% in the number of Flash Memory Arrays sold. This increase in the volume of products shipped was primarily due to $34.9 million in sales to Hewlett-Packard, which began in volume in the second quarter of fiscal 2012, as well as to a lesser extent revenue derived from the expansion of our direct sales model in the United States and Europe. The increase in service revenue of $1.0 million was primarily due to an increase in support and maintenance contracts sold with our products.

Total revenue from our five largest customers was 72%, 83% and 37% of total revenue for fiscal 2011, 2012 and 2013, respectively. In fiscal 2011, ePlus represented 45% of our total revenue, and CompSec represented 16% of our total revenue. In fiscal 2012, Hewlett-Packard, a systems vendor, represented 65% of our total revenue. In fiscal 2013, CompSec represented 12% of our total revenue. No other customer accounted for greater than 10% of our total revenue in fiscal 2011, 2012 or 2013. It is our understanding that CompSec purchased our products for resale to the U.S. Federal government, and ePlus purchased our products for resale to AOL.

Cost of Revenue and Gross Margin

	Year Ended January 31,			Fiscal 2011 vs 2012 Change in		Fiscal 2012 vs 2013 Change in
	2011	2012	2013	$	%	$	%
	(In thousands)
Cost of product revenue	$7,953	$38,110	$38,180	$30,157	379%	$70	—%
Cost of services revenue	125	1,156	4,474	1,031	825%	3,318	287%

Total cost of revenue	$8,078	$39,266	$42,654	$31,188	386%	$3,388	9%

Gross profit	$3,319	$14,622	$31,144	$11,303	341%	$16,522	113%

Product gross margin	28%	27%	45%
Services gross margin	66%	14%	(6)%
Total gross margin	29%	27%	42%

Fiscal 2012 Compared to Fiscal 2013. Cost of revenue increased $3.4 million from $39.3 million for fiscal 2012 to $42.7 million for fiscal 2013. The increase was primarily due to higher manufacturing costs associated with our 6000 Series Flash Memory Arrays as a result of the increased amount of flash memory used in the

6000 Series Flash Memory Arrays to support its increased performance and capacity compared to our 3000 Series Flash Memory Arrays and, to a lesser extent, an increase in the volume of product shipped. Gross profit increased $16.5 million from fiscal 2012 to fiscal 2013.

Gross margin increased to 42% in fiscal 2013 as compared to 27% in fiscal 2012. Our product gross margin was significantly higher as a result of higher average selling prices associated with our 6000 Series Flash Memory Arrays and greater economies of scale as we increased production. This increase was partially offset by a decrease in our services gross margin due to an increase in headcount to support our increased customer base. We also recorded a provision for excess and obsolete inventory of $5.8 million in fiscal 2012 compared to $1.1 million in fiscal 2013.

Fiscal 2011 Compared to Fiscal 2012. Cost of revenue increased $31.2 million and gross profit increased $11.3 million from fiscal 2011 to fiscal 2012, primarily due to an increase in the volume of products shipped. Gross margin decreased from 29% in fiscal 2011 to 27% in fiscal 2012 primarily due to a provision for excess and obsolete inventory of $5.8 million and an increase in warranty reserves of $0.6 million.

Operating Expenses

	Year Ended January 31,			Fiscal 2011 vs 2012 Change in		Fiscal 2012 vs 2013 Change in
	2011	2012	2013	$	%	$	%
	(In thousands)
Research and development	$9,701	$26,641	$57,840	$16,940	175%	$31,199	117%

Fiscal 2012 Compared to Fiscal 2013. Research and development expenses increased $31.2 million from fiscal 2012 to fiscal 2013 primarily due to an increase in personnel-related costs of $16.0 million as we increased the number of research and development employees from 131 employees as of January 31, 2012 to 194 employees as of January 31, 2013, principally to enhance our software capabilities and expand our product portfolio. We also incurred increased expenses associated with the development of new product prototypes of $6.4 million, depreciation expense related to lab equipment of $3.9 million, stock-based compensation of $3.0 million and consulting services of $1.7 million.

Fiscal 2011 Compared to Fiscal 2012. Research and development expenses increased $16.9 million from fiscal 2011 to fiscal 2012 primarily due to an increase in personnel-related costs of $11.4 million as we increased the number of research and development employees from 37 employees as of January 31, 2011 to 131 employees as of January 31, 2012 in order to support an increased number of engineering projects, continued development of our software offerings and an increase in our quality assurance efforts. We also experienced an increase in expenses related to new product prototypes of $2.3 million, depreciation of $1.8 million and allocated facilities expenses of $1.0 million.

	Year Ended January 31,			Fiscal 2011 vs 2012 Change in		Fiscal 2012 vs 2013 Change in
	2011	2012	2013	$	%	$	%
	(In thousands)
Sales and marketing	$5,323	$21,493	$61,094	$16,170	304%	$39,601	184%

Fiscal 2012 Compared to Fiscal 2013. Sales and marketing expenses increased $39.6 million from fiscal 2012 to fiscal 2013. The increase is primarily due to an increase in personnel-related expenses of $26.8 million as we increased the number of sales and marketing employees from 95 employees as of January 31, 2012 to 218 employees as of January 31, 2013 to build our direct sales force. The increase was also due to increases in expenses associated with systems provided to partners for test and development of $4.4 million, stock-based compensation of $3.8 million, travel-related expenses of $3.4 million and consulting expenses of $1.1 million.

Fiscal 2011 Compared to Fiscal 2012. Sales and marketing expenses increased $16.2 million from fiscal 2011 to fiscal 2012, primarily due to an increase in personnel-related costs of $6.7 million as we increased the number of sales and marketing employees from 28 employees as of January 31, 2011 to 95 employees as of January 31, 2012, as we grew our direct sales force and continued to expand our business into new international regions. We provided our systems vendors and technology partners incrementally more systems for their test and development of $2.5 million. Other increases include marketing program expenses of $2.3 million, depreciation of $2.2 million, travel-related expenses of $0.9 million, consulting fees of $0.7 million and allocated facilities expenses of $0.5 million.

	Year Ended January 31,			Fiscal 2011 vs 2012 Change in		Fiscal 2012 vs 2013 Change in
	2011	2012	2013	$	%	$	%
	(In thousands)
General and administrative	$4,895	$6,222	$21,105	$1,327	27%	$14,883	239%

Fiscal 2012 Compared to Fiscal 2013. General and administrative expenses increased $14.9 million from fiscal 2012 to fiscal 2013 primarily due to an increase in personnel-related expenses of $1.2 million as we increased the number of general and administrative employees from 17 employees as of January 31, 2012 to 23 employees as of January 31, 2013. We also experienced increases in stock-based compensation of $9.5 million, legal expenses of $1.5 million, audit fees of $1.2 million, consulting fees of $0.9 million and bad debt expenses of $0.4 million.

Fiscal 2011 Compared to Fiscal 2012. General and administrative expenses increased $1.3 million from fiscal 2011 to fiscal 2012 primarily due to an increase in personnel-related costs of $1.8 million and an increase in accounting and audit fees of $0.3 million, partially offset by a decrease in legal costs and consulting services of $0.8 million and $0.5 million, respectively. The increase in personnel-related costs was due to an increase in the number of general and administrative employees from four as of January 31, 2011 to 17 as of January 31, 2012 as we expanded our corporate infrastructure.

	Year Ended January 31,
	2011	2012	2013
	(In thousands)
Litigation settlement	$—	$2,100	$—

Fiscal 2011 Compared to Fiscal 2012. As a result of our entry into a letter of intent in September 2012 with Narada Systems, LLC, or Narada, to settle the lawsuit Narada filed against us in the Eastern District of Texas in January 2012, we incurred an expense of $2.1 million in fiscal 2012.

Interest Expense

	Year Ended January 31,
	2011	2012	2013
	(In thousands)
Interest expense	$251	$3,033	$31

Fiscal 2012 Compared to Fiscal 2013. Interest expense decreased $3.0 million from fiscal 2012 to fiscal 2013. The decrease was primarily due to the absence of a $2.9 million extinguishment loss related to the conversion of $14.0 million principal amount of convertible notes, which were converted into shares of our Series B convertible preferred stock in fiscal 2012.

Fiscal 2011 Compared to Fiscal 2012. Interest expense increased $2.8 million from fiscal 2011 to fiscal 2012 primarily due to a $2.9 million extinguishment loss related to the conversion of $14.0 million principal amount of convertible notes into shares of our Series B convertible preferred stock in fiscal 2012.

Quarterly Results of Operations

The following table presents our unaudited selected quarterly consolidated results of operations data for each of the quarters presented. The unaudited consolidated financial statements for each of these quarters were prepared on a basis consistent with our audited consolidated financial statements and include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. You should read this table in conjunction with our consolidated financial statements and the related notes elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future periods.

	Three Months Ended
	Apr. 30, 2011	July 31, 2011	Oct. 31, 2011	Jan. 31, 2012	Apr. 30, 2012	Jul. 31, 2012	Oct. 31, 2012	Jan. 31, 2013	Apr. 30, 2013	Jul. 31, 2013
	(In thousands)
Revenue:
Product revenue	$2,466	$6,811	$21,786	$21,478	$9,743	$19,312	$19,325	$21,204	$22,478	$23,595
Services revenue	222	301	386	438	473	774	1,271	1,696	2,320	2,910

Total revenue	2,688	7,112	22,172	21,916	10,216	20,086	20,596	22,900	24,798	26,505

Cost of revenue:
Cost of product revenue(1)	1,205	5,460	15,551	15,894	5,751	10,009	10,330	12,090	13,077	13,661
Cost of services revenue(1)	53	174	192	737	668	856	1,354	1,596	1,649	1,673

Total cost of revenue	1,258	5,634	15,743	16,631	6,419	10,865	11,684	13,686	14,726	15,334

Gross profit	1,430	1,478	6,429	5,285	3,797	9,221	8,912	9,214	10,072	11,171

Operating expenses:
Research and development(1)	3,879	5,507	7,052	10,203	11,246	13,769	14,061	18,764	15,934	18,800
Sales and marketing(1)	3,278	3,019	6,285	8,911	11,613	13,273	15,568	20,640	18,252	18,624
General and administrative(1)	719	1,200	1,598	2,705	3,804	7,546	4,606	5,149	4,110	4,040
Litigation settlement	—	—	—	2,100	—	—	—		—

Total operating expenses	7,876	9,726	14,935	23,919	26,663	34,588	34,235	44,553	38,296	41,464

Loss from operations	(6,446)	(8,248)	(8,506)	(18,634)	(22,866)	(25,367)	(25,323)	(35,339)	(28,224)	(30,293)
Other income (expense), net	25	35	29	—	22	(38)	(43)	(20)	(280)	(6)
Interest expense	(2,926)	(54)	—	(53)	(31)	—	—	—	—	(342)

Loss before provision for income taxes	(9,347)	(8,267)	(8,477)	(18,687)	(22,875)	(25,405)	(25,366)	(35,359)	(28,504)	(30,641)
Provision for income taxes	—	—	—	7	—	15	33	49	20	7

Net loss	$(9,347)	$(8,267)	$(8,477)	$(18,694)	$(22,875)	$(25,420)	$(25,399)	$(35,408)	$(28,524)	$(30,648)

Net loss per share of common stock, basic and diluted	$(0.60)	$(0.47)	$(0.43)	$(0.85)	$(0.94)	$(0.96)	$(0.89)	$(1.21)	$(0.93)	$(0.99)

Shares used in computing net loss per share of common stock, basic and diluted	15,515	17,593	19,802	21,978	24,290	26,517	28,393	29,337	30,716	31,014

(1)	Amounts include stock-based compensation expense as follows:

	Three Months Ended
	Apr. 30, 2011	July 31, 2011	Oct. 31, 2011	Jan. 31, 2012	Apr. 30, 2012	Jul. 31, 2012	Oct. 31, 2012	Jan. 31, 2013	Apr. 30, 2013	Jul. 31, 2013
	(In thousands)
Cost of product revenue	$1	$1	$6	$7	$6	$11	$20	$10	$17	$22
Cost of services revenue	1	1	1	1	67	35	243	232	226	425
Research and development	13	29	87	107	626	682	919	1,001	1,360	1,260
Sales and marketing	9	26	112	152	845	694	1,356	1,166	1,517	1,763
General and administrative	26	53	156	257	692	4,940	1,575	2,803	1,701	1,653

Total stock-based compensation	$50	$110	$362	$524	$2,236	$6,362	$4,113	$5,212	$4,821	$5,123

	Three Months Ended
	Apr. 30, 2011	July 31, 2011	Oct. 31, 2011	Jan. 31, 2012	Apr. 30, 2012	Jul. 31, 2012	Oct. 31, 2012	Jan. 31, 2013	Apr. 30, 2013	Jul. 31, 2013
	(In thousands)
Revenue:
Product revenue	92%	96%	98%	98%	95%	96%	94%	93%	91%	89%
Services revenue	8	4	2	2	5	4	6	7	9	11

Total revenue	100	100	100	100	100	100	100	100	100	100

Cost of revenue:
Cost of product revenue	49	80	71	74	59	52	53	57	58	58
Cost of services revenue	24	58	50	168	141	111	107	94	71	57

Total cost of revenue	47	79	71	76	63	54	57	60	59	58

Gross profit	53	21	29	24	37	46	43	40	41	42

Operating expenses:
Research and development	144	77	32	46	110	69	68	82	64	71
Sales and marketing	122	42	28	41	114	66	76	90	74	71
General and administrative	27	17	7	12	37	38	22	23	17	15
Litigation summary	—	—	—	10	—	—	—	—	—

Total operating expenses	293	136	67	109	261	173	166	195	155	157

Loss from operations	(240)	(115)	(38)	(85)	(224)	(127)	(123)	(155)	(114)	(115)
Other income (expense), net	1	—	—	—	—	—	—	—	(1)	—
Interest expense	(109)	(1)	—	—	—	—	—	—	—	(1)

Loss before provision for income taxes	(348)	(116)	(38)	(85)	(224)	(127)	(123)	(155)	(115)	(116)
Provision for income taxes	—	—	—	—	—	—	—	—	—	—

Net loss	(348)%	(116)%	(38)%	(85)%	(224)%	(127)%	(123)%	(155)%	(115)%	(116)%

Total revenue increased sequentially in the three quarters ended October 31, 2011 primarily due to increases in the volume of products that we sold through our relationship with Hewlett-Packard, a systems vendor, the expansion of our international direct sales capabilities and an increase in the number of worldwide channel partners. Total revenue increased $15.1 million from the three months ended July 31, 2011 to the three months ended October 31, 2011 primarily due to the ramping of sales through our relationship with Hewlett-Packard. Total revenue decreased $11.7 million from the three months ended January 31, 2012 to the three months ended April 30, 2012 primarily as a result of a $15.0 million decrease in sales to Hewlett-Packard, partially offset by a $3.3 million increase in sales to other customers primarily through our increased emphasis on direct sales efforts which we began to escalate in the quarter ended January 31, 2012. Hewlett-Packard was not a more than 10% customer in fiscal 2013, and we do not expect them to be a more than 10% customer in fiscal 2014. Total revenue increased $9.9 million from the three months ended April 30, 2012 to the three months ended July 31, 2012 primarily due to an increase in the volume of units sold through our direct sales efforts. Total revenue increased $0.5 million from the three months ended July 31, 2012 to the three months ended October 31, 2012 primarily due to an increase in services revenue driven by the growth in maintenance and support contracts purchased by an increasing number of customers. Total revenue increased $2.3 million from the three months ended October 31, 2012 to the three months ended January 31, 2013 primarily due to an approximate 20% increase in the number of Flash Memory Arrays sold partially offset by a decline in average selling prices. Total revenue increased $1.9 million from the three months ended January 31, 2013 to the three months ended April 30, 2013 primarily due to an approximate 15% increase in the number of units sold of our 6000 Series Flash Memory Arrays, in addition to a $0.6 million increase in services revenue. Total revenue increased $1.7 million from the three months ended April 30, 2013 to the three months ended July 31, 2013 primarily due to an approximately 10% increase in the number of Flash Memory Arrays sold and a $0.6 million increase in services revenue.

Gross margins for the three months ended April 30, 2011 were significantly higher than our most recent quarterly periods primarily as a result of favorable pricing terms that had a significant impact on our gross margins as a result of a relatively low revenue level during that quarter. For the three months ended July 31, 2011, gross margins were negatively impacted by a sales discount negotiated with a large existing customer. Our gross margins in the quarters ended October 31, 2011 and January 31, 2012 were negatively impacted by provisions for excess and obsolete inventory of $1.2 million and $4.6 million, respectively, associated primarily with our 3000 Series products. Gross margin for the three months ended April 30, 2012 increased significantly from the prior quarter due to the initial sales of our higher margin 6000 Flash Memory Array series and the lack of a provision for excess and obsolete charges during the quarter. Our gross margin for the three months ended July 31, 2012 increased from the previous quarter due to greater volumes of sales of our higher margin 6000 Flash Memory Array series and economies of scale. The decline in our gross margin for the three months ended October 31, 2012 relative to the prior quarter was due to lower average selling prices and to a lesser extent an increase in stock-based compensation of $0.2 million. Our gross margin for the three months ended January 31, 2013 decreased from the previous quarter due to lower average selling prices. The increase in gross margin for the three months ended April 30, 2013 and July 31, 2013 is primarily due to improved margin from selling support services.

Operating expenses increased sequentially from the three months ended April 30, 2011 to the three months ended January 31, 2013 as we continued to add headcount and incurred associated facilities costs. The three months ended January 31, 2012 included a $2.1 million expense related to a litigation settlement as a result of our entry into a letter of intent in September 2012 with Narada Systems, LLC, or Narada, to settle the lawsuit Narada filed against us in the Eastern District of Texas in January 2012. Our operating expenses increased significantly in the three months ended January 31, 2013 compared to the prior quarter primarily as a result of an increase in prototype expenses related to the development of our Velocity PCIe Flash Memory Cards. As a result of this significant increase for the three months ended January 31, 2013, our operating expenses declined for the three months ended April 30, 2013 compared to the three months ended January 31, 2013. The increase in operating expenses during the three months ended July 31, 2013 compared to the three months ended April 30, 2013 was primarily due to an increase in research and development costs related to purchased software development costs.

Liquidity and Capital Resources

Primary Sources of Liquidity

Since our inception through July 31, 2013, our primary sources of liquidity have been the issuance of common stock, convertible notes and convertible preferred stock, resulting in net proceeds of $250.0 million, as well as customer payments for our products and services. As of July 31, 2013, we had cash and cash equivalents of $33.5 million, accounts receivable of $26.3 million and working capital of $17.0 million.

Future Capital Requirements

Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our sales and marketing activities, the timing and extent of spending to support product development efforts and the expansion into new territories, the timing of new product introductions, the building of infrastructure to support our growth, the continued market acceptance of our products and possible acquisitions of, or investments in, businesses, technologies or other assets.

Historically, we have funded a significant portion of our operations through the issuance of equity. In fiscal 2013, we raised $86.3 million in gross proceeds related to the sale of preferred stock. Subsequent to January 31, 2013, we raised an additional $21.3 million in gross proceeds related to the sale of preferred stock and obtained access to debt facilities. In May 2013, we entered into a $50 million debt arrangement with TriplePoint Capital LLC, or TriplePoint, discussed in more detail below, of which $40 million is available to us to draw down. As of July 31, 2013, we have drawn down $12.8 million from this facility. In addition, if we continue to meet certain financial milestones, we have the ability to draw an additional $10 million from TriplePoint. In July 2013, we established a line of credit in the amount of $7.5 million with Comerica Bank, discussed in more detail below.

Until we can generate positive cash flows from, operations, we expect to continue to finance our operations with additional debt or equity financing. Although we believe we can raise sufficient capital and have access to sufficient debt facilities to meet our obligations through fiscal 2014, our ability to raise additional equity is subject to a number of uncertainties, including, but not limited to, the market demand for the our common or preferred stock, negative economic developments, adverse market conditions significant delays in the launch of new products and lack of market acceptance of new products. In addition, our debt facility with TriplePoint contains a clause that allows the lender to declare an event of default if, in the determination of the lender, we have experienced a material adverse change to our business. Under this debt facility, a material adverse change means: a material adverse effect on our business, operations, properties, assets or financial condition; a material adverse effect on our ability to perform our obligations under the terms of the debt facility agreement; or a material adverse effect on the assets that we used to secure our obligations under the debt facility or TriplePoint’s ability to enforce its security rights in those assets. In the event the lender declares an event of default, all amounts outstanding under the facility would become immediately due and payable and further advances under the facility would not be available. As of August 23, 2013, we were not in default on our debt facility with TriplePoint. We may not have sufficient liquidity to repay amounts outstanding under the debt facility should they become immediately due and payable. This condition prevents us from including this potential capital resource in an evaluation of whether we are able to operate as a going concern. Accordingly, the risks and uncertainties described above raise substantial doubt about our ability to continue as a going concern. Had we been able to include the potential funding from the debt facility in our going concern analysis, which funds were available to be drawn by us as of the date our going concern analysis was completed, we believe that there would not have been substantial doubt as to our ability to continue as a going concern.

We have the ability to draw down up to an aggregate of $50 million from the TriplePoint facility, of which $40 million is available to us to draw down so long as we do not experience a material adverse change to our business. The availability to us of the remaining $10 million under the debt facility is subject to us continuing to meet certain minimum thresholds of the financial projections we provided to TriplePoint. The TriplePoint facility has a first secured interest in substantially all of our assets and intellectual property other than $7.5 million of accounts receivable. The TriplePoint facility allows us to incur additional debt of up to $7.5 million from a party other than TriplePoint so long as this debt is subordinated to the debt we have with TriplePoint. This maximum allowable additional debt from a third party increases to $10.0 million following this offering. We have one year to draw on the TriplePoint facility which has a number of borrowing options ranging in duration from three months up to five years. Depending on the loan option, annualized interest rates range from 7.0% to 13.5%. In addition, the loans have an end-of-term payment, ranging from 0.5% to 14.0% of the principal amount depending on the duration of the loan. There are no financial covenants in this facility. However, we have agreed with TriplePoint to certain operating covenants, including a requirement to obtain TriplePoint’s consent to a merger or acquisition of us if our obligations to TriplePoint are not repaid in connection with such merger or acquisition, a requirement to obtain TriplePoint’s consent before we acquire another company under certain circumstances, a prohibition on certain investments in third parties, restrictions on our ability to pay dividends or make distributions and a prohibition to engage in any business other than the businesses we are currently engaged in or reasonably related to our current businesses.

In connection with establishing the debt facility, we paid $0.4 million to TriplePoint and issued a warrant to purchase 75,000 shares of Series D convertible preferred stock at $6.00 per share. We are required to issue additional warrants to purchase Series D convertible preferred stock for a number of shares equal to 5.25% of the loaned amount in excess of $10 million divided by the $6.00 per share strike price. Following this offering, the warrants will become warrants to purchase common stock. If we were to draw down the entire $50 million from TriplePoint, it would result in the issuance of warrants to purchase an aggregate of 387,500 shares of our Series D convertible preferred stock at $6.00 per share.

As of July 31, 2013, we have utilized $12.8 million from this facility, which we expect to repay upon completion of this offering. In addition, we issued to TriplePoint an additional warrant to purchase 26,250 shares of Series D convertible preferred stock pursuant to the terms described above.

The Comerica Bank line of credit has a term of two years, bears interest at the rate of prime plus 1.0% and is secured by our accounts receivable and collections thereof as well as our intellectual property. As of July 31, 2013, $7.5 million was outstanding on the line of credit. During the time we owe Comerica any amounts under this debt agreement, we have agreed to certain operating covenants, including a requirement to obtain Comerica’s consent to a merger or acquisition of us if our obligations to Comerica are not repaid in connection with such merger or acquisition, a requirement to obtain Comerica’s consent before we acquire another company under certain circumstances, a prohibition on certain investments in third parties and restrictions on our ability to pay dividends or make distributions.

We believe that our existing cash and cash equivalents, together with the proceeds from this offering, will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months. A portion of the net proceeds from this offering are required to fund our operations and expansion plans over the next 12 months. We also intend to use a portion of the net proceeds from this offering to repay all of our outstanding debt, excluding convertible debt and accrued interest thereon which will convert into common stock at the completion of this offering. We believe we will use between $50 million and $60 million of our net proceeds from this offering to meet our current operating assumptions for the next 12 months. However, the exact amount of proceeds we use for our operations and expansion plans will depend on the amount of cash generated from our operations and any strategic decisions we may make that could alter our expansion plans and the amount of cash necessary to fund these plans. If we are not able to raise additional capital or access our debt facilities in sufficient amounts to fund our operations in the future, it could have a negative impact on our business plans.

Cash Flow Analysis

	Year Ended January 31,			Six Months Ended July 31,
	2011	2012	2013	2012	2013
				(unaudited)
	(In thousands)
Net cash provided by (used in):
Operating activities	$(20,429)	$(50,043)	$(76,910)	$(43,145)	$(23,946)
Investing activities	(1,186)	(5,007)	(15,540)	(6,710)	(2,699)
Financing activities	26,258	71,572	87,224	79,595	42,730

Operating Activities

Our operating cash flow primarily depends on the timing and amount of cash receipts from our customers, inventory purchases and payments for operating expenses. Our largest use of cash is for personnel costs.

Our net cash used in operating activities for the six month ended July 31, 2013 was $23.9 million. During this period, our operating cash flow consisted primarily of our net loss of $59.2 million and increases in inventory of $4.3 million and accounts receivable of $4.3 million partially offset by an increase in deferred revenue of $24.6 million and non-cash stock-based compensation of $9.9 million and depreciation of $5.4 million.

Our net cash used in operating activities for fiscal 2013 was $76.9 million and was primarily due to increased headcount to support our current and anticipated growth. Our headcount increased in all areas of our business from 252 employees as of January 31, 2012 to 449 employees as of January 31, 2013. Our net loss for fiscal 2013 was $109.1 million and included non-cash depreciation of $9.0 million and stock-based compensation of $17.9 million.

Our net cash used in operating activities for fiscal 2012 was $50.0 million. During this period, our operating cash flow consisted primarily of an increase in inventory of $21.1 million and trade accounts receivable of $15.1 million as well as additional expenditures to hire more employees to support our current and anticipated growth. Our headcount increased in all areas of our business from 72 employees as of January 31, 2011 to 252 employees as of January 31, 2012. Our net loss for fiscal 2012 was $44.8 million. Significant non-cash expenses included in our net loss were depreciation of $5.1 million, interest expense of $2.9 million related to the extinguishment loss on the conversion of convertible notes and stock-based compensation of $1.0 million.

Our net cash used in operating activities for fiscal 2011 was $20.4 million and was primarily due to an increase in our inventory balance of $11.3 million as a result of the increasing demand for our products. We also increased headcount in all areas of our business from 30 employees as of January 31, 2010 to 72 employees as of January 31, 2011. Our net loss for 2011 was $16.7 million. Significant non-cash expenses included in net loss were depreciation expense of $0.8 million, interest expense of $0.3 million and stock-based compensation of $0.1 million.

Investing Activities

Cash flows from investing activities generally consists of purchases of property and equipment, which consist primarily of product development and testing lab equipment used to support engineers and support service personnel. Our purchases of product development and testing lab equipment have increased over time as we increased the number of our engineers and support service personnel. We have purchased property and equipment of $1.2 million, $5.0 million, $10.6 million and $2.7 million for fiscal 2011, 2012, 2013 and the six months ended July 31, 2013, respectively. A large portion of this equipment is Flash Memory Arrays that we have capitalized. In addition, we transferred inventory into lab equipment within fixed assets of $7.2 million, $3.6 million and $1.1 million in fiscal 2012, fiscal 2013 and the six months ended July 31, 2013, respectively, a portion of which has been reflected as a non-cash transaction in the statements of cash flows. As such, we spent an aggregate of $12.2 million in fiscal 2012, $14.2 million in fiscal 2013 and $3.8 million in the six months ended July 31, 2013.

Financing Activities

Cash flows from financing activities primarily include net proceeds from issuances of common and convertible preferred stock and proceeds and payments related to issuances of notes, all of which have been converted into shares of our convertible preferred stock.

We raised $42.7 million of net cash from financing activities in the first six months of fiscal 2014 primarily due to net proceeds from the issuance of Series D convertible preferred stock of $21.3 million and $22.5 million from our line of credit and the issuance of debt and convertible notes.

We generated $87.2 million of net cash from financing activities in fiscal 2013, primarily due to $86.3 million of net proceeds from the issuance of Series D convertible preferred stock and $2.7 million from the issuance of convertible notes.

We generated $71.6 million of net cash from financing activities in fiscal 2012, primarily due to $70.5 million in net proceeds from the issuance of preferred stock, $0.7 million in proceeds from the issuance of convertible notes and $0.4 million in proceeds from the exercise of stock options.

We generated $26.3 million in net cash from financing activities in fiscal 2011, including $13.8 million from the issuance of convertible notes, $12.2 million of net proceeds from the issuance of preferred stock and $0.2 million in proceeds from the exercise of stock options.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purpose.

Contractual Obligations

The following is a summary of our contractual obligations as of January 31, 2013 (in thousands):

	Payments Due by Period
	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
Operating lease obligations(1)	$3,965	$1,820	$2,145	$—	$—
Purchase obligations(2)(3)(4)	60,864	16,864	12,000	8,000	24,000

Total	$64,829	$18,684	$14,145	$8,000	$24,000

(1)	Operating lease payments primarily relate to our leases of office space with various expiration dates through fiscal 2015. The terms of these leases often include periods of free rent, or rent holidays, and increasing rental rates over time. In February 2011, we entered into leases for our primary office facilities in Mountain View, California.
(2)	Purchase obligations include non-cancelable purchase orders for raw materials inventory and others. Purchase obligations under purchase orders or contracts that we can cancel without a significant penalty, such as routine purchases for operating expenses, are not included in the above table.
(3)	In June 2012, we entered into an agreement with the Forty Niners SC Stadium Company LLC, or the Team. As part of this agreement, from fiscal 2015 through fiscal 2024, we will receive advertising, branding in various locations throughout the stadium and the ability to meet with potential and existing partners and customers at sporting and other events at the stadium under construction in Santa Clara, California to be used by the Team. Because this stadium will be located in the heart of Silicon Valley, where many of our partners and customers operate, these advertising and meeting benefits are a key element of our marketing strategy to build awareness of our brand and our technology. We are committed to make payments to the Team of $4.0 million per year over the term of this agreement starting in fiscal 2015. Purchase obligations include all amounts we are obligated to pay under this agreement.
(4)	In July 2012, we entered into an OEM agreement with a software vendor, which obligates us to pay an aggregate of $5.0 million in minimum royalty fees over a three-year period beginning after the first commercial shipment of the related product. During April 2013, we made our first commercial shipment under the agreement and began paying royalties. Purchase obligations include all amounts we are obligated to pay under this agreement.

In June 2013, we entered into a lease with Tellabs Operations, Inc. for our new headquarters commencing August 1, 2013 through February 28, 2017 for approximately $8.9 million to be paid over the term. We also terminated our Mountain View facility lease effective September 2013.

In July 2013, we entered into an OEM agreement with a software vendor, which obligates us to pay up to an aggregate of $12.0 million upon the software vendor meeting certain delivery milestones through December 2014.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. These estimates and assumptions are often based on judgments that we believe to be reasonable under the circumstances at the time made, but all such estimates and assumptions are inherently uncertain and unpredictable. Actual results may differ from those estimates and assumptions, and it is possible that others, applying their own judgment to the same facts and circumstances, could develop and support alternative estimates and assumptions that would result in material changes to our operating results and financial condition. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

We believe that the assumptions and estimates associated with revenue recognition, stock-based compensation, inventory valuation, warranty liability, income taxes and investment in privately held companies have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all of our significant accounting policies, see Note 1 of the accompanying notes to our consolidated financial statements.

Revenue Recognition

We derive our revenue from sales of products and related support services and enter into multiple-element arrangements in the normal course of business with our direct customers, resellers and systems vendors. In all of our arrangements, we do not recognize revenue until we can determine that persuasive evidence of an arrangement exists; delivery has occurred; the fee is fixed or determinable; and we deem collection to be reasonably assured. In making these judgments, we evaluate these criteria as follows:

•

Evidence of an Arrangement – We consider a non-cancelable agreement signed by a direct customer, reseller or systems vendor or purchase order generated by a customer, reseller or systems vendor to be persuasive evidence of an arrangement.

•

Delivery has Occurred – We consider delivery to have occurred when product has been delivered to the customer and no post-delivery obligations exist other than ongoing support obligations sold under separate support terms. In instances where customer acceptance is required, delivery is deemed to have occurred when customer acceptance has been achieved.

•

Fees are Fixed or Determinable – We consider the fee to be fixed or determinable unless the fee is subject to refund or adjustment or is not payable within normal payment terms. If the fee is subject to refund or adjustment, we recognize revenue net of estimated returns or if a reasonable estimate cannot be made, when the right to a refund or adjustment lapses. We currently do not provide price protection, rebates or other sales incentives to customers. We also do not allow a right of return to our customers, including resellers.

•

Collection is Reasonably Assured – We conduct a credit worthiness assessment on our customers, systems vendors and resellers. If we determine that collection is not reasonably assured, revenue is deferred and recognized upon the receipt of cash.

Our multiple-element arrangements typically include two elements: hardware, which includes embedded software, and support services. We have determined that our hardware and the embedded software are considered a single unit of accounting, because the hardware and software individually do not have standalone value and are never sold separately. Support services are considered a separate unit of accounting as they are sold separately and have standalone value.

We allocate arrangement consideration at the inception of an arrangement to all deliverables based on the relative selling price method in accordance with the selling price hierarchy, which includes: (1) vendor-specific objective evidence, or VSOE, if available; (2) third-party evidence, or TPE, if vendor-specific objective evidence is not available; and (3) best estimate of selling price, or BESP, if neither VSOE nor TPE is available.

•

VSOE – We determine VSOE based on our historical pricing and discounting practices for the specific product or support service when sold separately. In determining VSOE, we require that a substantial majority of the selling prices for products or support services fall within a reasonably narrow pricing range. We have historically priced our products within a narrow range and have used VSOE to allocate the selling price of deliverables for product sales.

•

TPE – When VSOE cannot be established for deliverables in multiple-element arrangements, we apply judgment with respect to whether we can establish selling price based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, our products differ from those of our peers such that the comparable pricing of support services with similar functionality cannot be obtained. Furthermore, we are unable to reliably determine what similar competitor services’ selling prices are on a stand-alone basis. As a result, we have not been able to establish selling price based on TPE.

•

BESP – When we are unable to establish selling price using VSOE or TPE, we use BESP in our allocation of arrangement consideration. The objective of BESP is to determine the price at which we would transact a sale if the product or support service was sold on a stand-alone basis. We determine BESP for deliverables by considering multiple factors including, but not limited to, prices we charge for similar offerings, gross margin expectations, sales volume, geographies, market conditions, competitive landscape and pricing practices.

Deferred revenue primarily represents customer billings in excess of revenue recognized, primarily for support services. Support services are typically billed in advance on an annual basis or at the inception of a multiple year support contract, and revenue is recognized ratably over the support period of generally one to three years.

Stock-Based Compensation

Overview

We have granted stock options, restricted stock awards and RSUs to our employees, consultants and members of our board of directors. Stock options and restricted stock awards typically vest upon the satisfaction of a service condition, which, for the majority of these awards, is satisfied over three years. RSUs vest upon the satisfaction of both a service condition and a liquidity condition. The service condition for the vesting of the RSUs is satisfied over three to four years. The liquidity condition is satisfied upon the occurrence of a qualifying event, defined as a change of control transaction or an initial public offering. Under the terms of our 2005 Stock Plan, the shares underlying RSUs are to be delivered to holders that satisfy both of these conditions, except in the case of the initial public offering, in which case settlement is to occur upon the earlier of 181 days following our initial public offering or March 15th of the year following the completion of our initial public offering.

Stock-Based Compensation Expense

We account for stock-based employee compensation under the fair value recognition and measurement provisions in accordance with applicable accounting standards, which require all stock-based payments to employees, including grants of stock options, restricted stock awards and RSUs to be measured based on the grant date fair value of the awards. We record stock-based compensation expense for service-based equity awards, including RSUs, using the straight-line attribution method over the period during which the employee is required to perform service in exchange for the awards. We capitalize stock-based employee compensation when appropriate. Capitalized stock-based compensation expense was not material in the three years ended January 31, 2013 and the six months ended July 31, 2013.

As of July 31, 2013, we had 31.6 million stock-based awards outstanding. For these awards, we recognized $1.0 million, $17.9 million and $9.9 million in expense in fiscal 2012, fiscal 2013 and the six months ended July 31, 2013. We expect to recognize stock-based compensation of $9.6 million in the next six months of fiscal 2014, $17.6 million in fiscal 2015 and $11.5 million thereafter. This estimate of future stock-based compensation expense relates to all outstanding equity grants, consisting of RSUs, restricted stock awards and stock options through the date of this filing. It does not take into account any stock-based compensation expense related to future awards that may be granted to employees, directors or other service providers. Additionally, the amounts include an estimate of unvested awards that may be forfeited in future periods due to the departure of employees or directors. We used a forfeiture rate of 1.5% in fiscal 2011, rates ranging from 1.4% to 1.8% in fiscal 2012 and rates ranging from 1.8% to 6.2% in fiscal 2013 and rates ranging from 6.2% to 8.9% for the six months ended July 31, 2013. Actual forfeitures may differ from those estimates.

The intrinsic value of the outstanding options as of July 31, 2013, based on the estimated fair value of our common stock of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, is as follows (in thousands, except per share data):

	Options Outstanding		Intrinsic Value
Exercise Price	Vested	Unvested	Vested	Unvested
$0.001	120	—
$0.070	2,868	651
$0.250	617	137
$0.710	5,168	1,590
$3.740	10	—

	8,783	2,378

We estimated the fair value of stock option awards using the Black-Scholes single option-valuation model, which requires assumption such as estimated fair value of our common stock, expected term, expected volatility and risk-free interest rate. These assumptions are subjective and generally require significant analysis and judgment to develop. We estimated the fair value of each employee option granted using the following assumptions for the periods presented in the table below. We did not grant any stock options in fiscal 2013 or the six months ended July 31, 2013, except for an option to purchase 10,000 shares on March 4, 2013.

	Year Ended January 31,
	2011	2012
Expected term in years	5.2 – 5.8	5.5 – 6.3
Volatility (%)	66 – 76	67 – 73
Risk-free interest rate (%)	1.6 – 2.7	1.0 – 3.0
Dividend yield (%)	—	—
Fair value of common stock ($)	0.07	0.25 – 0.71

•

Expected Term – We determine the expected term of options granted using the “simplified” method. Under this approach, the expected term is presumed to be the average of the vesting term and the contractual term of the option.

•

Volatility – As we do not have a trading history for our common stock, the expected stock price volatility for our common stock was estimated by taking the average historic price volatility for a group of companies we consider our peers based on a number of factors including, but not limited to, similarity to us with respect to industry, business model, stage of growth, financial risk or other factors, along with considering the future plans of our company to determine the appropriate volatility over the expected life of the option. We used the weekly closing price of these peers over a period equivalent to the expected term of the stock option grants. We did not rely on implied volatilities of traded options in our peers’ common stock because the volume of activity was relatively low. Our group of comparable industry peer companies has changed from time to time. We removed certain companies that became financially distressed or for which public information was no longer available. Meanwhile, we added a new public company and other larger companies in our industry. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

•	Dividend Yield – We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

•

Risk-free Interest Rate – The risk-free interest rate was determined by reference to the U.S. Treasury rates with the remaining term approximating the expected option life assumed at the date of grant.

We are also required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations with the Black-Scholes option-pricing model. The fair value of the common stock underlying our stock options was determined by our board of directors, which intended all options granted to be exercisable at a price per share not less than the per share fair value of our common stock underlying those options on the date of grant. Since our common stock is not publicly traded, we valued our common stock at each grant date by considering objective and subjective factors in accordance with the guidance in the American Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or Practice Aid. The assumptions used in the valuation model are based on management’s future expectations combined with management’s judgment. Objective and subjective factors to determine the fair value of our common stock as of the date of each option grant included the following:

•	contemporaneous valuations performed by unrelated third party specialists;

•	recent convertible preferred stock financings and the related valuations;

•	the rights, preferences and privileges of our convertible preferred stock relative to those of our common stock;

•	recent private sales of common stock by individual stockholders;

•	illiquidity of stock-awards involving securities in a private company;

•	actual operating and financial performance;

•	our future financial projections and changes to those projections due to customer orders;

•	the risks associated with achieving our financial projections based on limited history of selling our products and recognizing revenue;

•	likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions and the nature and history of our business;

•	the introduction of new products;

•	the experience of the management team and hiring of key personnel;

•	stage of development;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital markets conditions.

In order to determine the fair market value of our common stock, we first estimate the enterprise value of our business using the market approach, including both the comparable company method and the prior sales method, as applicable for the various grant dates. We determined the enterprise valuation by taking an average of the two methods. The enterprise value as determined by the market approach is then allocated to each class of stock using the Probability Weighted Expected Return Method, or PWERM. The PWERM involves a forward-looking analysis of possible future outcomes of the business, including non-IPO and IPO liquidity events, along with the probabilities of these scenarios based on an estimated expectation of the nature of the ultimate liquidity event. This method is particularly useful when discrete future liquidity events are anticipated in the near- or medium-term, but remain uncertain. The weightings have changed over time as the likelihood of an IPO increased. We then apply a discount for the lack of marketability, or DLOM, to the value allocated to our common stock. Finally, to the extent there are secondary trades in our common stock, we apply a 30% weighting to the secondary trades in our common stock and a 70% weighting to the value derived from the market approach in order to determine the fair market value of our common stock. The effect of this methodology results in a 35% weighting to the comparable company approach, a 35% weighting to the prior sales approach based on sales of our convertible preferred stock and a 30% weighting to the secondary trades of common stock. We believe all three approaches are relevant indications of the value of our common stock.

The comparable company method applies observed market multiples of comparable industry peer companies to our relevant financial metrics. In applying the comparable company approach, we primarily utilized the revenue multiples of our comparable industry peer companies to derive the aggregate equity value of our company.

When considering which companies to include in our comparable industry peer companies, we focused on U.S.-based, publicly traded companies in the IT industry in which we operate. The selection of our comparable industry peer companies required us to make judgments regarding the comparability of these companies to us. We considered a number of factors, including business description, business size, industry, markets served and business model. We then analyzed the business and financial profiles of the selected companies for relative similarity to us, and, based on this assessment, we selected our comparable industry peer companies. Over time, our comparable industry peer group has changed. We removed certain companies that became financially distressed or for which public information was no longer available. Meanwhile, we added a new public company and other larger companies in our industry.

In determining the revenue multiples to be used in the comparable company method, we first obtain the total equity value, actual revenue for prior year and estimated revenue for the next year for each of our comparable industry peer companies. We then calculate revenue multiples by dividing each comparable company’s enterprise value by its actual and estimated revenue. We evaluate this data and have consistently selected the upper quartile. Once the revenue multiples are identified, we apply them to our actual revenue for the prior year and our forecasted revenue for the next year, using the larger value as our estimated enterprise value.

The prior sales method involves examining transactions in which our convertible preferred stock is sold. As noted above, sales of our common stock are given a direct weighting in our methodology and as such have been excluded from this method. When considering the use of such a value indication, we considered several factors, including the number of shares involved in the transactions, timing of transactions relative to valuation dates, classes of stock and other transaction circumstances. As we had completed new preferred stock financings near in time to our valuation dates, the prior sales method was considered to give a particularly meaningful indication of our actual enterprise value. We use the per-share value indication of our preferred stock sales price and a reverse Option Pricing Model, or OPM, to calculate that amount using capitalization information consistent with the transaction date. The result is the implied valuation of our total equity value based on the price of a share of equity. This value is adjusted by adding our outstanding debt and subtracting our cash to obtain an implied enterprise value.

The prior sales method also includes calculations under both IPO and non-IPO liquidity events. We used the hybrid approach as defined by the Practice Aid. In the IPO scenario, the enterprise value was determined using the price of the convertible preferred stock on fully diluted basis and, in the non-IPO scenario, the enterprise value was determined by an OPM. The OPM treats convertible preferred stock as call options on an enterprise value, with exercise prices based on the liquidation preference of the convertible preferred stock. Assuming the enterprise has funds available to make a liquidation preference meaningful and collectible by the stockholders, the common stock has value only if the funds available for distribution to the stockholders exceed the value of the liquidation preference at the time of a liquidity event, such as a merger, sale or IPO. The OPM uses the Black-Scholes option-pricing model to price the call option. For purposes of these calculations, we apply the same probabilities of the IPO and non-IPO liquidity events as we do for the PWERM discussed above.

Information regarding grants of equity awards to our employees, directors and consultants since August 1, 2011 through the date of this filing is summarized as follows:

Grant Date	Number of Awards Granted		Exercise Price ($)	Fair Value Per Share of Common Stock ($)
August 5, 2011	1,820,739		0.71	0.71
September 6, 2011	4,672,000		0.71	0.71
September 19, 2011	763,500		0.71	0.71
March 6, 2012	3,782,290		—	2.67
May 29, 2012	1,752,000		—	2.96
June 28, 2012	5,680,000		—	2.96
August 27, 2012	3,051,000		—	3.62
November 15, 2012	3,758,500		—	3.75
March 4, 2013	4,267,500	(1)	—	3.77
May 28, 2013	1,163,000		—	3.63
June 13, 2013	370,000		—	3.63

(1)	Includes an option to purchase 10,000 shares at an exercise price of $3.74.

Beginning in March 2012, we began granting RSUs to employees in lieu of stock option awards. The compensation expense arising from such grants is based on the fair value of common stock on the date of grant. Accordingly, the fair value of common stock on the grant dates of restricted stock units is included in the discussion below. Significant factors considered by our board of directors in determining the fair value of our common stock at these grant dates include:

August and September 2011

In 2011, we issued and sold 13.5 million shares of our Series C convertible preferred stock at $4.00 per share with an initial closing on May 24, 2011. We performed a contemporaneous valuation of our common stock as of May 31, 2011, completed on July 27, 2011, and determined the fair value to be $0.71 per share. We concluded that it was appropriate to use this valuation for the purposes of our August and September 2011 grants, given that there were no significant changes to our business, forecasted results or market conditions between May 31, 2011 and the dates of the grants; and that the primary driver of the valuation, the Series C financing, was proceeding as expected. Our valuation determined an enterprise value by analyzing the valuation implied by the Series C convertible preferred stock sale, using the prior sales method of the market approach. The enterprise value was allocated to common stock using the OPM, and a discount of 30% for lack of marketability was applied. Based on this valuation and the factors described above, our board of directors granted stock options with an exercise price of $0.71 per share.

March 2012

In January 2012, we began shipping our 6000 Series product. Revenue for the fourth quarter of fiscal 2012 was $21.9 million and was expected to decline in the first quarter of fiscal 2013 due to a decline in business from

Hewlett-Packard. We continued to scale our business by adding to our headcount, which reached 335 employees as of April 30, 2012 up from 119 employees as of July 31, 2011. For the three months ended April 30, 2012, we also issued and sold 12.5 million shares of Series D convertible preferred stock at $6.00 per share with an initial closing on March 12, 2012. Between October 2011 and April 2012, there were secondary transactions in our common stock, whereby approximately 0.7 million shares were sold at prices ranging from $4.00 to $5.00 per share.

We performed a valuation of our common stock as of April 30, 2012, completed on August 31, 2012, and determined the fair value to be $2.67 per share as of that date. We concluded that it was appropriate to use this retrospective valuation for the purpose of determining the fair value of our common stock for the March grants, because (i) the financial forecast included in the report would have been the same had the report been prepared on the date the grants were made in March; (ii) the initial closing date relating to the sale of our Series D convertible preferred stock, which substantiated the increase in the valuation, occurred on March 12, 2012; and (iii) the short period of time between the date of the valuation and the grants.

We determined the fair market value of our common stock using the methodology described above. The comparable company analysis used a forward revenue multiple of 2.18; and the prior sales analysis was based on the sales of our Series D preferred stock at $6.00 per share and applied a probability to a non-IPO liquidity event of 65% and an IPO liquidity event of 35%. The enterprise value based on the market approach was allocated to common stock using PWERM followed by the application of a DLOM of 20% to derive our common stock value as per the market approach. For purposes of the calculation, we also used $5.00 per share as the value of our common stock associated with secondary transactions in our common stock. Based on this valuation and the factors described above, RSUs granted to employees in March 2012 were valued at $2.67 for the purposes of recognizing compensation expense. The increase in value of our common stock was primarily due to the increase in price of our preferred stock to $6.00 per share from $4.00 per share and assigning an increased probability of 35% to an IPO exit.

May and June 2012

We continued to make progress in building out our sales team and began to see a greater level of sales activities with our 6000 Series product. During May and June of 2012, we issued and sold 1.4 million shares of Series D convertible preferred stock at $6.00 per share; and there were secondary transactions in our common stock whereby 1.0 million shares were sold at $5.00 per share. Accordingly, our enterprise value increased in the period from April 30, 2012, the date of the last valuation performed, to June 30, 2012.

We performed a valuation of our common stock as of June 30, 2012, completed on September 10, 2012, and determined the fair value to be $2.96 per share as of that date. We concluded that it was appropriate to use this valuation for the purposes of determining the fair value of our common stock for our May and June grants, because the report was prepared with the benefit of hindsight and the short period of time between the date of the valuation and the grants.

The comparable company analysis used a forward revenue multiple of 2.73; and the prior sales analysis was based on the sales of our Series D preferred stock at $6.00 per share and applied a probability to a non-IPO liquidity event of 60% and an IPO liquidity event of 40%. The enterprise value based on the market approach was allocated to common stock using PWERM followed by the application of a DLOM of 15% to derive our common stock value as per the market approach. For purposes of this calculation, we also used $5.00 per share as the value of our common stock associated with secondary transactions in our common stock. Based on this valuation and the factors described above, RSUs granted to employees in May and June 2012 were valued at $2.96 for the purposes of recognizing compensation expense. The increase in value of our common stock was primarily due to an increase in our revenue and assigning an increased probability of 40% to an IPO event.

August 2012

During the second quarter of fiscal 2013, we further increased headcount to 374 employees as of July 31, 2012. Revenue for the second quarter of fiscal 2013 was $20.1 million as compared to $10.2 million in the first quarter of fiscal 2013. In July and August 2012, there were secondary transactions in our common stock of approximately 1.5 million shares at prices ranging from $4.75 to $5.00 per share.

We performed a valuation of our common stock as of August 31, 2012, completed on September 14, 2012, and determined the fair value to be $3.62 per share as of that date. The comparable company analysis used a forward revenue multiple of 4.1; and the prior sales analysis was based on the sales of our Series D convertible preferred stock at $6.00 per share and applied a probability to a non-IPO liquidity event of 50% and an IPO liquidity event of 50%. The enterprise value based on the market approach was allocated to common stock using PWERM followed by the application of a DLOM of 15% to derive our common stock value as per the market approach. For purposes of this calculation, we also used $5.00 per share as the value of our common stock associated with secondary transactions in our common stock. Based on this valuation and the factors described above, RSUs granted to employees in August 2012 were valued at $3.62 for the purposes of recognizing compensation expense. The increase in value of our common stock was primarily due to increases in revenue, in the revenue multiple and in the probability assigned to IPO event.

November 2012

Revenue for the third quarter of fiscal 2013 was $20.6 million compared to $20.1 million in the second quarter of fiscal 2013. We added over 30 new customers, including our first order from a large US cellular service provider. In addition, we increased headcount to 411 employees as of October 31, 2012. In October 2012, we issued and sold 0.4 million shares of Series D convertible preferred stock at $7.00 per share; and in September and October 2012, there were secondary transactions in our common stock of approximately 0.6 million shares at prices ranging from $4.75 to $6.00 per share.

We performed a valuation of our common stock as of October 31, 2012, completed on November 30, 2012, and determined the fair value to be $3.75 per share as of that date. The comparable company analysis used a forward revenue multiple of 3.3; and the prior sales analysis was based on the sales of our Series D convertible preferred stock at $7.00 per share and applied a probability to a non-IPO liquidity event of 40% and an IPO liquidity event of 60%. The enterprise value based on the market approach was allocated to common stock using PWERM followed by the application of a DLOM of 10% to derive our common stock value as per the market approach. For purposes of this valuation, we also used $4.75 per share as the value of our common stock associated with secondary transactions in our common stock. Based on this valuation and the factors described above, RSUs granted to employees in November 2012 were valued at $3.75 for the purposes of recognizing compensation expense. The increase in value of our common stock was primarily due to increases in the Series D convertible preferred stock price from $6.00 to $7.00 per share and in the probability of an IPO event to 60% partially offset by decreases in the revenue multiple and common stock price from secondary transactions from $5.00 to $4.75 per share.

March 2013

Revenue for the fourth quarter of fiscal 2013 was $22.9 million compared to $20.6 million in the third quarter of fiscal 2013; and we added over 40 new customers and increased headcount to 449 employees. In January and February 2013, we issued and sold 2.4 million shares of Series D convertible preferred stock at $6.00 per share; and in December 2012 and January 2013, there were secondary transactions in our common stock of approximately 1.0 million shares at prices ranging from $5.00 to $6.00 per share.

We performed a valuation of our common stock as of February 28, 2013, completed on March 4, 2013, and determined the fair value to be $3.77 per share as of that date. The comparable company analysis used a forward revenue multiple of 2.9; and the prior sales analysis was based on the sales of our Series D convertible preferred stock at $6.00 per share and applied a probability to a non-IPO liquidity event of 25% and an IPO liquidity event of 75%. The enterprise value based on the market approach was allocated to common stock using PWERM followed by the application of a DLOM of 10% to derive our common stock value as per the market approach. For purposes of this valuation, we also used $5.00 per share as the value of our common stock associated with secondary transactions in our common stock. Based on this valuation and the factors described above, RSUs granted to employees in March 2013 were valued at $3.77 for the purposes of recognizing compensation expense. The increase in the value of our common stock was primarily due to increases in the probability of an IPO event to 75% and the price of secondary transactions of our common stock from $4.75 to $5.00 per share partially offset by decreases in the revenue multiple and sales price of our Series D convertible preferred stock from $7.00 to $6.00 per share.

May and June 2013

Revenue for the first quarter of fiscal 2014 was $24.8 million compared to $22.9 million in the fourth quarter of fiscal 2013. We added over 30 new customers, including one of the five largest companies in the world. In March, April and May of 2013, we issued and sold 0.9 million shares of Series D convertible preferred stock at $6.00 per share; and in March and April 2013, there were secondary transactions in our common stock of approximately 0.1 million shares at prices ranging from $3.75 to $4.00 per share.

We performed a valuation of our common stock as of May 28, 2013, completed on June 25, 2013, and determined the fair value to be $3.63 per share as of that date. The comparable company analysis used a forward revenue multiple of 3.3. The prior sales analysis was based on the sales of our Series D convertible preferred stock at $6.00 per share and applied a probability to a non-IPO liquidity event of 25% and an IPO liquidity event of 75%. The enterprise value based on the market approach was allocated to common stock using PWERM followed by the application of a DLOM of 10% to derive our common stock value as per the market approach. For purposes of this valuation, we also used $3.75 per share as the value of our common stock associated with secondary transactions in our common stock.

In June 2013, we re-evaluated our peer group considering inputs from our underwriters on companies that they would likely use in valuing our company. In response to their input, we added more high growth technology companies, including companies outside of the storage industry, and removed certain companies that underperformed the market or were acquired. The result of these changes to the peer group was to increase the forward revenue multiple from 1.9 to 3.3.

Based on this valuation and the factors described above, RSUs granted to employees in May and June 2013 were valued at $3.63 per share for the purposes of recognizing compensation expense. The decrease in value of our common stock from our February, 2013 valuation was primarily due to a decrease in the price of secondary transactions in our common stock from $5.00 to $3.75 per share partially offset by an increase in the revenue multiple from 2.9 to 3.3.

Inventory Valuation

Inventory consists of raw materials and finished goods and is stated at the lower of cost or market. Our finished goods consist of manufactured finished goods.

We assess the valuation of inventory, including raw materials and finished goods, on a periodic basis. Inventory carrying value adjustments are established to reduce the carrying amounts of our inventory to their net estimated realizable value. Carrying value adjustments are based on historical usage, expected demand and trial deployment conversion rates. Inherent in our estimates of market value in determining inventory valuation are estimates related to economic trends, future demand for our products and technological obsolescence of our products. For example, because our revenue often is comprised of large, concentrated sales to a limited number of customers, we may carry high levels of inventory prior to shipment. In addition, in circumstances where a supplier discontinues the production of a key raw material component, such as non-volatile memory components, we may be required to make significant “last-time” purchases in order to ensure supply continuity until the transition is made to products based on next generation components. If a significant order were cancelled after we had purchased the related inventory, or if estimates of “last-time” purchases exceed actual demand, we may be required to record additional inventory carrying value adjustments.

Warranty Liability

We provide our customers a limited product warranty of three years. Our standard warranties require us to repair or replace defective products during such warranty period at no cost to the customer. We estimate the costs that may be incurred under our basic limited warranty and record a liability in the amount of such costs at the time product sales are recognized. Factors that affect our warranty liability include the number of installed units, performance of equipment in our test and support labs, historical data and trends of product reliability and costs of repairing and replacing defective products. We assess the adequacy of our recorded warranty liability each period and make adjustments to the liability as necessary.

Our Ability to Continue as a Going Concern

When assessing our ability to continue as a going concern, our management must make judgments and estimates about various aspects of our business, including plans to raise new funds, the timing and amount of cash flows from operating activities; plans to reduce and delay our expenditures; our ability to comply with the various debt covenants; and the present and future regulatory, business, credit and competitive environment in which we operate. These factors individually and collectively will have a significant effect on our financial condition and results of operations and on our ability to generate sufficient cash to repay our indebtedness as it becomes due.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, our ability to operate profitably, to generate positive cash flows from operations and obtain financing to support its working capital requirements. If we were unable to continue as a going concern, the financial statements would need to be adjusted to the liquidation basis of accounting. Financial statements prepared using the liquidation basis present relevant information about an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation.

Income Taxes

Significant judgment is required in determining our provision for income taxes and evaluating our uncertain tax positions. We record income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

We provide reserves as necessary for uncertain tax positions taken on our tax filings. First, we determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. Second, based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement, we recognize any such differences as a liability. Because of our full valuation allowance against the net deferred tax assets, any change in our uncertain tax positions would generally not impact our effective tax rate.

In evaluating our ability to recover our deferred tax assets, in full or in part, we consider all available positive and negative evidence, including our past operating results, our forecast of future market growth, forecasted earnings, future taxable income and prudent and feasible tax planning strategies. The assumptions utilized in determining future taxable income require significant judgment and are consistent with the plans and estimates we are using to manage the underlying businesses. Due to the net losses incurred and the uncertainty of realizing the deferred tax assets, for all the periods presented, we have a full valuation allowance against our deferred tax assets.

As of January 31, 2013, we had federal and state net operating loss carryforwards of $94.1 million and $48.8 million, respectively, and federal and state research and development tax credit carryforwards of

$3.9 million and $4.3 million, respectively. In the future, we intend to utilize any carryforwards available to us to reduce our tax payments. A substantial amount of these carryforwards may be subject to annual limitations that may result in their expiration before some portion of them has been fully utilized.

Investment in Privately-held Companies

We analyze equity investments in privately held companies to determine if they should be accounted for under the cost or equity method of accounting based on such factors as our percentage ownership of the voting stock outstanding and our ability to exert significant influence over these companies. For our cost method investments, we determine if a decline in fair value is considered to be an other-than-temporary impairment. If a decline in fair value is determined to be other-than-temporary, we would recognize an impairment at the lower of cost or fair value.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Fluctuation Risk

Our cash and cash equivalents consist of cash, held by a large, United States commercial bank. We do not have any long-term borrowings. As a result, the fair value of our portfolio is relatively insensitive to interest rate changes.

The primary objective of our investment activities is to preserve principal and maintain liquidity while maximizing income without significantly increasing risk. We determined that the increase in yield from potentially investing our cash and cash equivalents in longer-term investments did not warrant a change in our investment strategy. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.

Foreign Currency Exchange Risk

Our sales transactions are primarily denominated in U.S. dollars and therefore substantially all of our revenue is not subject to foreign currency risk. However, certain of our operating expenses are incurred outside the United States and are dominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the British Pounds, Chinese Yuan, Euro, Japanese Yen and Singapore Dollar. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. Although we have experienced and will continue to experience fluctuations in our net loss as a result of transaction gains (losses) related to revaluing certain cash balances, trade accounts payable, current liabilities and intercompany balances that are denominated in currencies other than the U.S. dollar, we believe a 10% change in foreign currencies exchange rates would not have a material impact on our results of operations.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Internal Control Over Financial Reporting

Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audit of our consolidated financial statements for the year ended January 31, 2012, four material weaknesses in our internal control over financial reporting were identified which were remediated during fiscal 2013 and no new material weakness is identified to date. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses that were identified related to our lack of resources within our finance function required to analyze and account for complex, non-routine transactions in a timely manner; our lack systems or controls in place for tracking fixed assets, specifically the review and approval of internally transferred assets; our use of a financial reporting system in fiscal 2012 that was not adequate for a company of our size and complexity; and our lack of a material resource planning system or sufficiently robust forecasting process that prevented us from being able to appropriately document our basis for our excess and obsolete inventory reserves at year end.

We remediated these material weaknesses during fiscal 2013. In order to remediate our material weakness related to lack of resources within our finance function required to analyze and account for complex, non-routine transactions in a timely manner, we hired additional personnel, including a new chief financial officer, a corporate controller, a cost accountant and a person with the expertise in the area of SEC reporting and Sarbanes-Oxley Compliance. To remediate our lack of systems or controls in place for tracking fixed assets, specifically the review and approval of internally transferred assets, we have improved our record-keeping processes designed to track our physical transfer of inventory into fixed assets and perform additional procedures in the fourth quarter of fiscal 2013 to complete a physical inventory of our assets and implement controls around the movement of fixed assets. To improve our primary financial reporting system, we implemented Microsoft Dynamics as our enterprise resource planning system in the second quarter of fiscal 2013. In an effort to remediate our lack of a material resource planning system or sufficiently robust forecasting process that prevented us from being able to appropriately document our basis for our excess and obsolete inventory reserves at year end, we implemented Microsoft Dynamics as a material resource planning system, hired sales operations and financial planning personnel who will contribute to the forecasting process, implemented additional processes to qualify forecasts generated by our sales personnel and apply the continually growing quantity of data supporting our historical trends and results to generate forecasts.

See “Risk Factors – In connection with the audit of our consolidated financial statements for fiscal 2012, four material weaknesses in our internal control over financial reporting, and we cannot provide assurance that additional material weaknesses or significant deficiencies will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.”

JOBS Act

In April 2012, the U.S. Congress enacted the Jumpstart Our Business Startups Act, or the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are considering whether to elect to avail ourselves of this exemption from new or revised accounting standards.

Additionally, we are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an emerging growth company, we intend to rely on certain of these exemptions, including without limitation, not providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 and not complying with any requirement that may be adopted regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). These exemptions will apply for a period of five years following the completion of our initial public offering although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any July 31 before that time, we would cease to be an emerging growth company as of the following January 31.

BUSINESS

Overview

We have pioneered a new class of persistent memory-based storage solutions designed to bring storage performance in line with high-speed applications, servers and networks. Our Flash Memory Arrays are specifically designed at each level of the system architecture starting with memory and optimized through the array to leverage the inherent capabilities of flash memory and meet the sustained high-performance requirements of business-critical applications, virtualized environments and Big Data solutions in enterprise data centers. Our Velocity Peripheral Component Interconnect Express, or PCIe, Flash Memory Cards leverage our persistent memory-based architecture in servers and are optimized for applications that require continuous access to large quantities of low latency persistent memory located directly in servers. We have demonstrated that our persistent memory-based storage solutions provide low latency and sustainable performance with enterprise-class reliability, availability and serviceability through product testing and customer feedback. Our solutions enable customers to realize significant capital expenditure and operational cost savings by simplifying their data center environments.

A number of important IT trends are transforming the architecture, design and performance requirements of data centers and highlighting the widening performance gap between storage and other data center technologies. These trends include the acceleration of server and network technologies; widespread adoption of virtualization technologies; proliferation of private and public cloud-based environments; explosive data growth and demand for high-frequency, real-time access; the increasing strategic importance of in-memory computing; and a focus on reducing data center complexity and lowering total cost of ownership. Traditional disk-based storage solutions provided by incumbent primary storage vendors have been unable to adequately scale performance to address this widening gap due to the inherent limitations of hard disk drives, contributing to a performance bottleneck in the data center. We believe there is a pressing need for a new approach to storage, across both array- and server-based architectures, designed to address the input/output, or I/O, intensive requirements of today’s real-time applications and enable organizations to optimize the utilization and performance of their enterprise data center and hyperscale cloud environments.

Our Flash Memory Arrays integrate enterprise-class hardware and software technologies to cost-effectively address the limitations of other storage solutions. Our storage systems are based on a four-layer hardware architecture which is tightly integrated with our Violin Memory Operating System, or vMOS, software stack to optimize the management of flash memory at each level of our system architecture. In March 2013, we expanded our innovation in persistent memory technologies and proprietary techniques in flash management from our memory arrays to our Velocity PCIe Flash Memory Cards. Our Velocity PCIe Flash Memory Cards leverage our expertise in persistent memory-based storage and controller design, as well as our vMOS software stack, to offer a differentiated architecture in a widely deployable PCIe form factor. Additionally, we believe our relationship with Toshiba, a leading provider of flash memory and one of our principal stockholders, allows us to design our storage systems to unlock the inherent performance capabilities of flash technology and provides us with knowledge of future generations of memory. A key component of our close relationship with Toshiba is frequent direct technical interactions between our respective engineering teams. We believe that we are the only vendor of flash-based storage array systems to which Toshiba allows early access of its latest technical product roadmap information.

As of July 31, 2013, we believe our persistent memory-based storage solutions have been implemented by more than 250 enterprises in diverse end markets, including financial services, Internet, government, media and entertainment and telecommunications. We primarily sell our products and services through our direct sales force and global network of over 100 resellers to provide a high level of end-customer engagement. We maintain relationships with systems vendors and key technology partners, such as Dell, Fujitsu, Microsoft, SAP, Symantec, Toshiba and VMware. We have substantially grown our business for the past three years with total revenue of $11.4 million, $53.9 million and $73.8 million in fiscal 2011, 2012 and 2013, respectively and $51.3 million for the six months ended July 31, 2013. We only introduced our Velocity PCIe Memory card solutions in March 2013 and have not derived significant revenue from the sale of these solutions to date. We had a net loss of $16.7 million, $44.8 million and $109.1 million in fiscal 2011, 2012 and 2013, respectively and $59.2 million for the six months ended July 31, 2013.

Industry Background

A number of important IT trends are highlighting the widening performance gap between storage and other data center technologies. These trends include the acceleration of server and network technologies; widespread adoption of virtualization technologies; proliferation of public and private cloud-based environments; explosive data growth and demand for high-frequency, real-time access; the increasing strategic importance of in-memory computing; and a focus on reducing data center complexity and lowering total cost of ownership. Organizations seek to address this performance gap and optimize the utilization of both their enterprise data center and hyperscale cloud environments. Traditional disk-based storage solutions provided by incumbent primary storage vendors, such as Dell, EMC, Hewlett-Packard (3PAR), Hitachi, NetApp and Oracle, have been unable to adequately scale performance to address this widening gap due to the inherent limitations of hard disk drives, contributing to a performance bottleneck in the data center. There has been an increasing shift towards the use of persistent memory based solutions, across array and server-based configurations. We believe other flash-based solutions provided by vendors, including EMC, Fusion-io, Intel, Micron, Samsung, SanDisk and sTec, while offering greater performance than disk-based storage solutions, have nevertheless been unable to adequately address this bottleneck due to the limitations of their software and controller technologies that have not been specifically designed to address the technical challenges of flash memory.

Key IT Trends Impacting the Data Center

There are a number of important IT trends that are having a transformational impact on the design, performance and efficiency of storage in the data center:

•

Improving performance of server and network technologies. Server performance, driven by microprocessor advancements, multi-core processors and threading technology, has progressed at a rapid pace. We believe performance of server microprocessor unit, or MPU, will continue to scale in line with the increasing number of cores per processing unit. According to IDC, MPU process nodes will improve every two years, used by vendors to increase performance and reduce power.[1] Data center network performance has also significantly increased as networks have become faster, less intricate and more efficient.

•

Widespread adoption of virtualization technologies. The broad adoption of server and desktop virtualization technologies as well as the associated increase in the number of virtual machines per physical server are placing a greater burden on storage systems within existing data center environments. According to IDC, rapid adoption of virtualization has resulted in 25% to 30% of all servers being virtualized worldwide — with that number expected to grow to nearly 50% by 2013.[2] This trend is driving a significant need for high I/O Operations per Second, or IOPS, to support highly unpredictable traffic patterns and the increasing mix of random I/O operations.

•

Proliferation of cloud-based architectures. The rapid proliferation of private and public cloud-based architectures is driving an increasing demand in storage infrastructure and data management solutions. Enterprises are acknowledging the importance of transitioning to the cloud with significant investments in storage hardware and software capabilities to better access, manage, and protect business-critical data and applications. Accordingly, IDC expects total spending on storage systems and software for private clouds to grow at a CAGR of 20.0% from $2.8 billion in 2012 to $5.8 billion in 2016.[3] Similarly, the emergence of hyperscale data centers, which provide public web and cloud services on a massive scale, is a key driver of storage consumption in providing access to large quantities of real-time content. IDC estimates that public cloud providers are expected to spend $7.2 billion on storage systems and software in 2016, representing a CAGR of 13.8% from $4.3 billion in 2012.[4]

[1]	IDC, “Worldwide Client PC and PC Server Microprocessor 2013-2017 Forecast,” May 2013
[2]	IDC Technology Spotlight, sponsored by Dell, “Simplifying Virtualization Adoption with Preconfigured Datacenter Infrastructure,” January 2012
[3]	IDC, “Worldwide Enterprise Storage for Public and Private Cloud 2012-2016 Forecast: Enabling Public Cloud Service Providers and Private Clouds,” December 2012
[4]	IDC, “Worldwide Enterprise Storage for Public and Private Cloud 2012-2016 Forecast: Enabling Public Cloud Service Providers and Private Clouds,” December 2012

•

Explosive data growth and demand for high-frequency, real-time access. The number of applications used and volume of data generated by enterprises and individuals continue to grow rapidly. IDC estimates that the amount of digital data consumed will grow 300 times to 40,000 exabytes from 2005 to 2020.[5] In addition, the need for real-time access is being driven by the rapid proliferation of mobile devices. According to the Cisco VNI report, the growth in smartphone and tablet users is expected to increase at a CAGR of 20% and 46%, respectively, from 2012 to 2017, while mobile data traffic generated from these devices are expected grow even faster at a CAGR of 81% and 113%, respectively, during the same period.

•

Increasing strategic importance of in-memory computing. In-memory computing is gaining increasing strategic importance in both hyperscale public and enterprise private cloud environments as organizations look to IT as an enabler of growth and differentiation in their businesses. The growing use of in-memory computing is being driven by its inclusion in traditional products and cloud services, the growing need for faster performance and greater scalability requirements by high-performance applications such as Big Data analytics and the declining cost of flash memory. According to Gartner, through 2015, at least 35% of midsize and large organizations will adopt in-memory computing, primarily for initiatives focused on competitive advantage.[6]

•

Focus on reducing data center complexity and lowering total cost of ownership. Organizations continue to deploy an increasing amount of storage to address the rapid growth in data and the rising performance requirements of applications and users. Typically, this compels IT departments to add more storage to support greater workloads, or over-provision, in an attempt to achieve the required I/O throughput levels. This over-provisioning has resulted in an overly complex infrastructure that is underutilized and increasingly expensive to manage. Consequently, organizations have become increasingly focused on efficiently scaling capacity and consolidating data center resources to lower operating costs. According to Gartner, reducing enterprise costs falls in the top 5 business priority for CEOs and senior business executives in 2013.[7]

These trends have placed a great strain on the performance and efficiency of data centers, highlighting the widening performance gap between storage and other data center technologies. Incumbent disk-based storage providers have been unable to adequately scale performance to address this gap due to the inherent limitations of hard disk drives. Organizations are increasingly seeking alternatives to traditional disk-based storage, across array and server-based configurations, to address this performance gap and optimize the utilization of both their enterprise data center and hyperscale cloud environments.

IDC estimates worldwide spending on enterprise storage systems will grow from $35.0 billion in 2012 to $42.5 billion in 2017. A majority of this market is comprised of disk-based capacity-optimized and performance-optimized systems, which together is expected to grow at a compound annual growth rate, or CAGR, of 2.2% from $32.8 billion in 2012 to $36.5 billion in 2017.8 As enterprises seek alternatives to traditional disk-based storage solutions and the price of flash continues to decline, there has been a shift toward I/O intensive storage, which is expected to grow at a CAGR of 23.1% from $2.2 billion in 2012 to $6.1 billion in 2017.9 We believe there is an opportunity for a disruptive solution to capture the I/O intensive storage market, as well as a meaningful portion of the market for disk-based capacity-optimized and performance-optimized systems. Furthermore, the server-based

[5]	IDC, “The Digital Universe in 2020: Big Data, Bigger Digital Shadows, and Biggest Growth in the Far East,” Sponsored by EMC, December 2012
[6]	Gartner, “Predicts 2013: In-Memory Computing: Growing Gains, but Also Growing Pains,” November 2012
[7]	Gartner, “CEO and Senior Executive Survey 2013: The Opportunity Now Is to Drive EA From Business Priorities,” March 25, 2013
[8]	IDC, “Worldwide Enterprise Storage Systems 2013–2017 Forecast: Customer Landscape Is Changing, Defining Demand for New Solutions,” May 2013
[9]	IDC, “Worldwide Enterprise Storage Systems 2013–2017 Forecast: Customer Landscape Is Changing, Defining Demand for New Solutions,” May 2013

flash storage market continues to be a large and growing opportunity. IDC estimates the server-based, or PCIe, storage market will grow at a CAGR of 32.1% from $0.9 billion in 2012 to $2.9 billion in 2016.10

Attempts to Address the Widening Performance Gap in Data Center Environments

Traditional disk-based storage solutions exhibit significant delays in accessing data, or latency, that limit the overall performance of data center environments. Latency associated with accessing the data stored on array-based hard disk drives, or HDDs, is caused by the physics of rotating media where the data retrieval process is sequential. As application workloads increase, each I/O request is placed in a queue, resulting in a significant increase in disk response time and creating an I/O bottleneck. The more severe the bottleneck, the more the response time deteriorates. A common approach to address the I/O bottleneck involves over-provisioning of storage resources. However, over-provisioning results in an underutilization of storage capacity during off-peak times as storage is provisioned for periods of anticipated peak data flow and fails to adequately address the performance gap.

Relative Latency of HDDs and Flash Memory

Storage technology	Latency
HDDs	2 to 20 ms
Flash Memory	0.2 to 1 ms

As data center technologies have improved, we believe it has become increasingly clear that disk-based storage solutions are not sufficient to meet the requirements of today’s I/O intensive data center environments. In an effort to overcome the limited performance capabilities of disk-based storage solutions, vendors have begun incorporating persistent memory-based solutions as an alternative. This has been facilitated by the decrease in the price of flash memory. According to Gartner, the worldwide average selling price of NAND flash memory per gigabyte has declined from $19.13 in 2006 to $0.73 in 2012.11

Persistent memory-based solutions are generally deployed in two configurations:

Server-based: Flash memory cards and solid state drives, or SSDs, directly attached to the host server via a PCIe or other interface. This configuration is well-suited for specific applications that require server-based persistent storage. However, server-based configurations are limited in their ability to share storage resources across data center networks and most configurations rely on off-the-shelf controllers and SSDs.

Array-based: Array-based configurations enable storage resources to be shared across data center networks or, as with server-based configurations, directly attached to a host server via PCIe. Array-based solutions are found in two configurations:

•	arrays built using off-the-shelf controllers and SSDs (or a hybrid of both HDDs and SSDs), or

•	specifically designed all-flash memory arrays.

Persistent memory-based solutions using off-the-shelf components and SSDs, which we refer to as other flash-based storage solutions, deliver improved performance relative to disk-based storage solutions. However, their ability to optimize flash memory technology is severely limited by factors which include the utilization of off-the-shelf flash memory chips, commodity controllers, commercially available data protection algorithms and management software originally designed for HDDs. Flash memory is a media that becomes progressively slower and more error-prone as data is repeatedly written, read and erased. We believe that the implementation of purpose-built intelligent software and controller technologies that are tightly integrated with persistent memory-based solutions are necessary to address the technical challenges of flash memory and to deliver sustained high performance and endurance. Without the implementation of technologies specifically designed for flash memory, the performance sustainability and endurance of other flash-based storage solutions remain significantly limited.

[10]	IDC, “Worldwide Solid State Storage 2012-2016 Forecast Update,” December 2012
[11]	Gartner, “Forecast: Memory, Worldwide, 2010-2017, 2Q13 Update,” June 27, 2013. Gartner, “Forecast: Memory, Worldwide, 2006-2016, 3Q12 Update,” September 11, 2012

Disk-based and Other Flash-based Storage Solutions

	Disk-based	Other flash-based
	Array-based	Server-based	Array-based
Description	HDD-based arrays used as primary storage in traditional data center environments	Flash memory card or SSDs directly attached to a server via a PCIe or other interface; well-suited for specific applications that require server-based persistent storage; limited ability to share storage resources across data center networks; most configurations rely on off-the-shelf controllers and SSDs	Arrays built using off-the-shelf controllers and SSDs (or a hybrid of both HDDs and SSDs); enable storage resources to be shared across data center networks

Representative vendors	Dell, EMC, Hewlett-Packard (3PAR), Hitachi, NetApp, Oracle	EMC, Fusion-io, Intel, Micron, Samsung, SanDisk, sTec	All SSD: EMC (XtremIO), Pure Storage Hybrid: EMC, NetApp, Oracle (Exadata)

The key limitations of disk-based and other flash-based storage solutions include:

•

Slow response times of disk-based storage solutions. Disk-based storage solutions are unable to deliver the low latency required by today’s high-performance applications. While over-provisioning with more HDDs modestly increases I/O throughput, this approach cannot reduce I/O response time due to the physics of rotating media and the architecture of disk-based storage solutions.

•

Limited ability to provide scalable and sustained performance under peak workloads. While other flash-based storage solutions can provide improved performance over disk-based storage solutions, they suffer from the “Write Cliff” issue, a phenomenon that refers to a significant spike in latency and slower I/O response times experienced by flash memory during erase cycles. This prevents other flash-based storage solutions from delivering predictable and sustainable performance during periods of peak workloads. Additionally, the performance scalability of other flash-based storage solutions is restricted by the limitations of storage controller technologies and software algorithms that were not specifically designed for flash technology.

•

High cost per transaction and overall total cost of ownership. Disk-based and other flash-based storage solutions are not typically optimized to reduce the cost of storage associated with the execution of individual transactions of high-speed applications, which we refer to as cost per transaction. In addition, the current approach of over-provisioning storage resources to address the performance gap increases facilities costs, management overhead and energy consumption.

•

Not optimized for real-time application workloads. Disk-based storage solutions were not originally designed to serve the dynamic requirements of real-time application workloads. For example, disk-based storage solutions are designed for sequential workloads, not the random I/O patterns inherent in virtualized and cloud-based environments. Similarly, disk-based storage solutions are not designed to deliver the high-performance and high scalability requirements of Big Data analytics applications. While other flash-based storage solutions deliver improved performance over disk-based storage solutions, they are generally limited in their ability to address the sustained and scalable performance required by I/O intensive virtualized and cloud-based environments, Big Data analytics and other real-time application workloads.

Limitations of Disk-Based Storage Solutions in Addressing Real-time Application Workloads

As a result of these limitations, we believe there is a pressing need for a fundamentally new approach to provide sustained high-performance storage that offers low latency, high bandwidth and extensive capacity as well as enterprise-class reliability, availability and serviceability. In addition, these solutions must enable enterprises to realize capital expenditure and operational cost savings by simplifying their data center environments.

Our Solution

We have pioneered a new class of persistent memory-based storage solutions, in both array and server configurations designed to bring storage performance in line with high-speed applications, servers and networks. Our Flash Memory Arrays are specifically designed at each level of the system architecture starting with memory and optimized through the array to leverage the inherent capabilities of flash memory and meet the sustained high-performance requirements of business-critical applications, virtualized environments and Big Data solutions in enterprise data centers. Our Flash Memory Arrays integrate enterprise-class hardware and software technologies to cost-effectively address the limitations of both disk-based and other flash-based storage solutions. Our systems are based on a four-layer hardware architecture that enables sustained performance during periods of peak workload as well as high reliability and availability through our intelligent, fail-in-place and hot-swappable modules, which we refer to as Violin Intelligent Memory Modules, or VIMMs. Our module design enables the delivery of sustained high performance and uninterrupted data access in the event of a failure of one or more flash memory chips within a VIMM. Our storage systems are tightly integrated with our vMOS software stack, which includes our proprietary hardware-accelerated vRAID data protection technology, to optimize the management of flash memory at each level of our system architecture.

In addition, we have brought our innovation in persistent memory technologies and proprietary techniques in flash management from our memory arrays to our Velocity PCIe Flash Memory Cards. Our Velocity PCIe Flash Memory Cards leverage our expertise in persistent memory-based storage and controller design, as well as our vMOS software stack, to offer a differentiated architecture that delivers sustained high performance, spike-free low latency and enterprise-class availability and reliability in a widely deployable PCIe form factor.

Our persistent memory-based storage solutions address fundamental challenges in the data center and deliver critical benefits to enterprises, including:

•

Low latency and fast response times. Our persistent memory-based storage solutions significantly reduce latency and enable fast response times across multiple write and read processes. Our solutions provide lower predictable latency when compared to disk-based solutions as a result of our parallel system and proprietary hardware-accelerated management algorithms. This allows servers to process more data efficiently and quickly, thereby eliminating disruption from peak workloads and accelerating application performance. For example, a single 6000 Series Flash Memory Array can generate 750,000 IOPS while two 6000 Series Flash Memory Arrays can yield nearly one million IOPS at sustained response times of under a millisecond, performance levels that are orders of magnitude faster than those delivered by comparable disk-based storage solutions.

•

Sustained and scalable high performance. Our persistent memory-based storage solutions provide enterprises with the sustained high performance required to run business-critical applications in today’s random I/O workload environments. Our Flash Memory Arrays and Velocity PCIe Flash Memory Cards overcome the Write Cliff issues experienced by other flash-based storage solutions to increase throughput, reduce latency and provide sustained performance through the use of proprietary hardware-accelerated data protection and management algorithms. Further, we believe our vMOS software stack enables our Flash Memory Arrays and Velocity PCIe Flash Memory Cards to scale performance more effectively than disk-based and other flash-based storage solutions on a sustained basis. For example, a single SSD utilized consistently over an 11-hour period can undergo a 50% drop in performance over the first 45 minutes which can persist throughout the entire period of use, while our 6000 Series Flash Memory Array used over a similar 11-hour period typically experiences no performance degradation or increase in latency.

•

Low cost per transaction and overall total cost of ownership. Our persistent memory-based storage solutions can generate significant savings on a cost per transaction basis and provide greater return on investment to enterprises. A single Flash Memory Array delivers sufficient IOPS per rack unit, or performance density, to replace multiple racks of disk-based storage solutions. Accordingly, our Flash Memory Arrays can potentially provide improvements of up to 77% less power and 81% less cooling requirements compared to a competitive disk-based storage solution. Additionally, the enhanced performance provided by our solutions offers significant opportunities for infrastructure consolidation, which reduces both capital and operating expenses necessary to manage data center assets.

•

Optimized for real-time application workloads. Our Flash Memory Arrays are specifically designed to deliver the sustainable and scalable performance required by a broad range of real-time application workloads. Our systems are optimized for random I/O workloads generated in virtualized and cloud-based environments and enable the consolidation of thousands of virtual servers to share a common storage infrastructure while significantly increasing host CPU utilization. Additionally, unlike many other flash-based storage solutions, our Flash Memory Arrays are highly interoperable with existing virtualization infrastructures, allowing IT managers to leverage existing data center networking and operating systems in both virtual and cloud-based environments without making changes to management software. Our persistent memory-based solutions deliver high-performance that scales to hundreds of terabytes of data and enables the acceleration of Big Data analytics applications. Further, our Velocity PCIe Flash Memory Cards are optimized to address hyperscale cloud environments where thousands of distributed servers support millions of remote users that require server-based persistent storage.

Our Solution is Optimized for the Demanding Requirements of Real-time Application Workloads

Case Studies

We believe the following case studies are representative of our operations and typical engagements by end-customers:

•

“No Contract” Cellular Mobile Virtual Network Operator, or MVNO, database replication and reporting. One of the largest “No Contract” MVNOs in the United States and Latin America, with nearly 20 million subscribers, was experiencing several years of high growth as cellular customers continued to move toward using prepaid cell phones. Due to this rapid growth, the IT organization faced multiple challenges, including tracking retail and online sales, monitoring business transactions such as activations and redemptions, and supporting business units with accurate and timely data to make real-time decisions. Additionally, the MVNOs architecture included powerful servers, hosting an Oracle database that accessed 8 terabytes of customer data at the time. To address this problem, the MNVO deployed three Violin 6000 Series Flash Memory Arrays and significantly changed its processing, storage architectures and procedures to leverage the advanced performance capabilities of Violin’s arrays. As a result of the implementation, database replication times had significantly reduced from more than 12 hours behind the production database to one second, the IT team was able to run its data integrity reports 300% faster and the MVNO’s real-time reports webpage was able to access data without any failure, which was a consistent issue with the prior storage solution. We first sold our Flash Memory Arrays to this MVNO in March 2012.

•

Pella Corporation Tier-1 infrastructure replacement. Pella is a leading creator of a better view for homes and businesses by designing, testing, manufacturing and installing quality windows and doors for new construction, remodeling and replacement applications. Pella’s existing high-end, disk-based storage infrastructure provided adequate performance for the company’s Tier-1 databases and applications, but it lacked the ability to grow linearly without increasing the overall cost of management. Despite having a strong existing relationship with a major storage vendor, Pella decided to purchase four of our 6000 Flash Memory Arrays after initial evaluation as a primary storage solution for several business-critical systems, including Oracle for ERP, SQL Server for data warehousing and online quote management and PeopleSoft for weekly payroll processing. As a result, Pella’s nightly data load process, which previously took seven hours, was reduced by 50%, while increasing its batch throughput threefold. Additionally, Pella achieved significant improvements in its Oracle ERP system, reducing MRP job runs by 38% and end assemblies by 57%. Pella’s PeopleSoft payroll system processing has also been reduced from over three hours to less than 40 minutes. Furthermore, Pella is expected to achieve significant cost savings through reductions in footprint and power consumption. We first sold our Flash Memory Arrays to Pella in September 2012.

•

Anglia Ruskin University virtual desktop infrastructure, or VDI, deployment. Anglia Ruskin University in the United Kingdom was seeking to design a new 300-seat student IT open access area with reduced power consumption to meet its efficiency objectives. To minimize the number of traditional PCs while simultaneously supporting the growing use of IT and media-rich applications, the University decided to implement a new VDI strategy. However, the University faced several challenges, including providing a PC-like or better experience while minimizing storage infrastructure, power and cooling costs. After evaluating multiple options, the University selected our 3000 Series Flash Memory Arrays, which reduced power consumption by 30 to 40% per user compared to traditional PCs and monitors, lowered boot time from eight or nine minutes to between 30 and 60 seconds and delivered a VDI solution with similar capital expenditures to a PC deployment with additional savings in ongoing support and management costs. We sold our Flash Memory Arrays to the University via a reseller in July 2012.

•

DataQuick database consolidation. DataQuick, a leading real estate information solutions provider, wanted to increase the amount of timely analytical information provided to its subscribers beyond what its existing storage infrastructure was capable of, while at the same time lowering the cost of providing that data. With a cluster of 13 servers, running Microsoft SQL servers connected to either a leading storage vendor’s network or direct attached storage, national records were taking, at peak performance, 12 hours to be updated. After evaluating our solution, DataQuick deployed two of our Flash Memory Arrays, consolidating the 13 servers down to two servers, while significantly reducing the national record processing time to 2 hours and 12 minutes. By implementing our solution, DataQuick was able to exceed their subscribers’ needs and deliver timely analytical information required for effective decision-making while requiring one-sixth of the storage footprint. Since their original implementation in September 2009, DataQuick has added four additional Flash Memory Arrays to expand their data processing applications. We first sold our Flash Memory Arrays to DataQuick in February 2010.

Our Strategy

Our objective is to be the leading supplier of persistent memory-based storage solutions for business-critical applications, virtualized environments, Big Data solutions and data center and hyperscale cloud environments. Key elements of our strategy include:

•

Continue to pursue technology and product innovation to bring storage capabilities in line with advancements in server and network technologies. We intend to continue to innovate and invest in new products, across both server- and array-based configurations, designed to leverage the capabilities of future generations of memory technology to cost-effectively provide greater levels of sustained performance. We intend to continue to integrate software into our hardware to build an end-to-end storage platform that further enhances analytics capabilities and other embedded applications. Through both internal development and relationships with third-party technology leaders, we intend to enhance our vMOS software stack to incorporate additional data management functionality.

•

Maintain high levels of customer engagement to drive sales. We intend to drive further penetration and deployment of our persistent memory-based storage solutions within our existing base of over 250 end-customers globally. Many of our Flash Memory Array customers initially deploy our solutions on a limited scale, tiered with disk-based storage solutions, which provides us with significant opportunities to sell more of our products as their storage performance and capacity requirements increase. We believe we are well positioned to benefit as our customers expand their investments in high-performance storage offerings, and we intend to continue to maintain our high levels of engagement with our existing customers. We also intend to increase our engagement with hyperscale cloud customers to drive the adoption of our Velocity PCIe Flash Memory Card solutions. In addition, our close relationships and frequent dialogues with our customers contribute to our development activities and enable us to introduce future products that anticipate specific customer needs.

•

Continue to grow our relationships with systems vendors and technology partners to accelerate the adoption of our solutions. We have established relationships with a number of industry-leading systems vendors, including Dell and Fujitsu, and intend to leverage their distribution capabilities to expand our global reach to customers in diverse end-markets. We believe that the integration of our solutions into systems vendor platforms validates our technology and provides us with valuable feedback that assists in developing new persistent memory-based storage solutions that address the critical business needs of our end-customers. In addition to our relationship with Toshiba, we also collaborate with other key technology leaders, such as IBM, Microsoft, SAP, Symantec and VMware, to help design reference architectures and integrate our persistent memory-based storage solutions with their software solutions. We intend to expand our existing relationships while establishing new relationships with leading software, memory and storage hardware vendors globally.

•

Invest in our global distribution channel to expand our international presence. We intend to leverage and expand our relationships with our resellers to more effectively penetrate existing and new markets. Our solutions are already sold in more than 15 countries, but we believe that international markets represent a significant opportunity for further growth. We intend to continue to grow our operations in Europe and Asia and further expand our geographic reach by continuing to invest in our direct sales teams and network of resellers in international markets.

•

Opportunistically pursue strategic acquisitions and investments. We intend to evaluate complementary businesses and discrete hardware and software technologies to accelerate our go-to-market strategy and extend our market leadership position. In addition, we expect to opportunistically make strategic investments in, or pursue acquisitions of, companies with innovative technologies that will broaden the features and capabilities of our solutions, extend our product portfolio, increase our geographic presence or expand our market share.

Technology

Our persistent memory-based storage solutions integrate enterprise-class hardware and software technologies to cost-effectively address shortcomings found in both disk-based and other flash-based storage solutions. Our Flash Memory Arrays’ differentiated hardware memory platform incorporates a four layer architecture that enables low, predictable latency with sustained high performance under peak workloads, as well as high reliability and availability through intelligent fail-in-place and hot-swappable modules. Using this architecture designed specifically for memory storage, our systems utilize both single level cell, or SLC, and multi-level cell, or MLC, memory technologies in an all-flash array. Integrated with our hardware architecture is our powerful Violin Memory Operating System, or vMOS, software stack, which is engineered to optimize the management of flash to ensure interoperability with existing data center operating systems. Also, our Velocity PCIe Flash Memory Cards leverage our expertise in persistent memory-based storage and controller design, as well as our vMOS software stack, to offer a differentiated architecture that delivers sustained high performance, spike-free low latency and enterprise-class availability and reliability in a widely deployable PCIe form factor. Additionally, we have a technology and supply relationship with Toshiba, a leading supplier of flash memory and one of our principal stockholders. Through our relationship, we have developed a fundamental understanding of Toshiba’s flash specifications at the memory level, which we believe allows us to optimize our hardware and software technologies to unlock the inherent performance capabilities of flash memory. Additionally, our frequent interaction with Toshiba’s engineering teams provides us with insights into Toshiba’s product development roadmap for flash memory. This enables us to engineer our products for future generations of memory technology. We believe this provides us with a significant competitive advantage, because we are not aware of any other flash-based storage provider who has this level of interaction with Toshiba.

Overcoming Flash Management Challenges

Flash memory becomes progressively slower and more error-prone as data is repeatedly written, read and erased. We believe that without the implementation of intelligent software and controller technologies that have been purpose-built to address the technical challenges of flash memory, the sustainable performance and endurance of flash-based storage solutions are severely limited. Our proprietary hardware-accelerated vRAID technology, which is a key component of our vMOS software stack, solves several key challenges that prevent sustained performance and consistent low latency for enterprise application workloads on raw flash during memory erase cycles. While a flash memory block can be read very quickly it takes significantly more time for that block to be written or programmed; further, once a flash memory block is full, it cannot be modified without first being erased, which takes much longer than reading or writing. This asymmetry creates problems when the individual blocks that comprise a flash device become full, requiring empty space to be recovered to allow more writes. The recovery process, also known as grooming or garbage collection, requires that currently accessed data be gathered and placed into a free block so that the targeted block can be erased. In other flash-based storage solutions, grooming activities are performed in software using the server processor, reducing computing bandwidth and potentially impacting performance in demanding data center and hyperscale cloud environments. Such degradation in performance, commonly referred to as the Write Cliff, results in a significant decrease in throughput and large spikes in latency. We believe our system-level approach, hardware-accelerated vRAID implementation and deep software integration expertise enable us to handle the Write Cliff phenomenon more efficiently than other flash-based storage solutions, enhancing the performance of both server- and array-based configurations.

Illustration of SSD Performance Suffering from Write Cliff Issues

Flash Memory Array System Architecture

Key components of our differentiated four-layer hardware architecture include:

•

Custom-designed distributed flash controllers. Our proprietary distributed flash controllers are tightly integrated with individual flash memory chips and provide the foundation for the three higher layers of our system architecture. Active communication with higher system layers enables the controller to intelligently schedule reads, writes and erases to minimize latency and maximize performance of application workloads.

•

Intelligent memory modules. Our system architecture aggregates flash memory chips into hot-swappable intelligent memory modules, which we refer to as VIMMs. Each VIMM contains a hardware-accelerated translation layer that provides essential process and correction functions, such as wear-leveling and error/fault management. Our module design enables the delivery of sustained performance and uninterrupted data access in the event of a failure of one or more flash memory chips within a VIMM. In addition, our architecture optimizes the data grooming process by allowing it to be performed intelligently across individual VIMMs without consuming CPU or system resources, unlike other flash-based storage solutions. Our arrays are populated with SLC or MLC VIMMs depending on the performance and capacity requirements of our customers.

•

Violin vXM switched memory tightly integrated with vRAID. Our Violin Switched Memory, or vXM, delivers high resiliency and performance scaling across a network of flash memory modules. vXM incorporates each VIMM into a reliable, switched network of memory elements and provides fault isolation, instantaneous re-routing of data traffic and automated re-striping of data in the event of a complete failure of one or more VIMMs. Our vXM design enables hot-swapping and in-place replacement of VIMMs, flash controllers and other system controller elements for uninterrupted operation. Unlike other memory interconnects, vXM was custom-designed to support large topologies and fault tolerance while enabling multiple memory types. In conjunction with our proprietary vRAID data distribution and protection method, vXM provides the core fabric for delivering reliable data persistence and scalable performance in our Flash Memory Arrays.

•

Array controller. Our array controller is a low latency system controller that provides network connectivity to flash memory capacity through various standards-based storage protocols. The array controller orchestrates memory virtualization, logical capacity management, and load-balancing functions of our Flash Memory Arrays.

Our flash memory system architecture is designed to not only meet the latency and throughput needs of today’s enterprise applications, such as databases, ERP, CRM and virtual servers, but also to scale to address the high-performance demands of hyperscale cloud applications.

Our Four-Layer Hardware Architecture

vMOS Software Stack

Our vMOS software stack is specifically designed to optimize the storage and management of data on flash memory. vMOS is a broad suite of management capabilities that provides data protection, systems management, capacity management and load balancing of data storage on flash memory. The key components of our vMOS software stack include:

•

Hardware accelerated flash optimization and data protection with vRAID. Our proprietary Flash vRAID methods provide hardware-accelerated RAID data protection and a fundamentally more efficient and higher performance solution than existing RAID implementations that are not designed for flash memory. Our vRAID technology manages RAID groups and flash maintenance across the Flash Memory Array’s vRAID groups, where any vRAID group can access any VIMM. VIMMs are combined in groups of five to comprise one vRAID group. Our vRAID algorithm significantly lowers latency by enabling massively parallel data striping for high throughput and IOPS. Further, vRAID enables fail-in-place support of VIMMs and fast rebuilds that have minimal impact on application performance.

•

Flash memory virtualization and storage management with vSHARE. vSHARE provides low-latency access to data over Fibre Channel, PCIe, iSCSI and Infiniband protocols. Our vSHARE software virtualizes flash memory resources and provides dynamic storage management functions, enabling configuration, provisioning and management of block storage and multipath connectivity functions for our Flash Memory Arrays.

•

Integrated management with vCLUSTER. Our vCLUSTER management system provides high availability clustering along with integrated management of multiple memory arrays from a single web-based management console. Our vCLUSTER system provides monitoring, alerting, statistical reporting and systems management for our Flash Memory Arrays.

•

Data management functionality. A critical function of vMOS is delivering data management functionality that fits seamlessly into enterprise customer workflows for additional data reduction and data protection features. vMOS supports thin provisioning, allowing end-users to present more storage capacity than is physically available in the system. It also supports space optimized readable snapshots and writable clones to simplify backup and recovery of data stored on flash memory arrays.

We believe that vMOS provides us with a significant advantage over disk-based and other flash-based storage solutions.

Velocity PCIe Flash Memory Card Architecture

We have brought our innovation in persistent memory technologies and proprietary techniques in flash management from our memory arrays to our Velocity line of server-based, PCIe Flash Memory Cards. Our Velocity PCIe Flash Memory Cards leverage our expertise in flash memory storage and controller design to deliver sustained high performance, spike-free low latency and enterprise-class reliability in a widely deployable PCIe form factor. Unlike other PCIe flash memory products that suffer from poor read performance during concurrent write and erase operations, our Velocity PCIe Flash Memory Card architecture delivers sustained low-latency read performance without being constrained by write or erase operations. Additionally, our hardware-accelerated implementation of flash optimization, along with transparent DRAM read and write caching, enable our Velocity PCIe Flash Memory Cards to deliver high levels of read and write performance. Our Velocity PCIe Flash Memory Cards can operate in a wide variety of thermal and environmental conditions, enabling greater agility and flexibility within server and slot configurations. These architectural innovations allow us to offer increased levels of sustained performance for mixed application workloads, without consuming CPU and DRAM resources on the host server.

Products

Our Flash Memory Arrays are specifically designed at each level of the system architecture starting with memory and optimized through the array to leverage the inherent capabilities of flash memory and meet the sustained high-performance requirements of business-critical applications, virtualized environments and Big Data solutions in enterprise data centers. Our Flash Memory Arrays specifically target enterprise applications that are deployed on a shared storage infrastructure or fabric, allowing enterprise customers to accelerate applications while minimizing disruptions and changes to their existing operational procedures.

Our Velocity PCIe Flash Memory Cards leverage our persistent memory-based architecture on the server side and are optimized for applications that require continuous access to large quantities of low latency persistent memory located directly in servers. Our Velocity PCIe Flash Memory Cards specifically target stand-alone server-based applications that are prevalent in Big Data and analytics infrastructure deployments. Our products consist of integrated hardware and software offerings, which we provide in different configurations based upon individual customer needs.

Our suite of products consists of the following:

3000 Series Flash Memory Array

Our 3000 Series Flash Memory Array consists of modular 3 rack unit, or RU, memory arrays that can be configured with up to 20 terabytes of storage capacity. Our 3000 Series is available based on either SLC or MLC flash technology. The 3000 Series can scale to more than 280 terabytes in a rack with performance of over two million IOPS. We offer different flash memory array solutions within our 3000 Series which are designed to meet various requirements from our customers, including a variety of capacities, features, performance criteria and price points.

The following table contains a summary of the benefits and features of the individual products we sell in our 3000 Series Flash Memory Array:

	3100	3200
Form Factor	3RU	3RU
Performance	Up to 200,000 IOPS	Up to 325,000 IOPS
Latency	Under 500 micro-seconds	Under 250 micro-seconds
Capacity (Raw)	Up to 23 TB	Up to 23 TB
Connectivity	8Gb FC, 10GbE iSCSI, PCIe G2

6000 Series Flash Memory Array

Our newest generation 6000 Series Flash Memory Array consists of an integrated highly available, fault-tolerant system. Our 6000 Series is available based on either SLC or MLC flash technology. Systems based on SLC can support up to 17 terabytes per array with performance of up to one million IOPS. Systems based on MLC can support up to 70 terabytes per array with performance of up to 750,000 IOPS. We offer different Flash Memory Array solutions within our 6000 Series which are designed to meet various requirements from our customers, including a variety of capacity features, performance criteria and price points.

The following table contains a summary of the benefits and features of the individual products we sell in our 6000 Series Flash Memory Array based on MLC flash technology:

6200 Series (MLC) Flash Memory Arrays
	6212	6222	6232	6264
Form Factor	3RU	3RU	3RU	3RU
Performance	Up to 200,000 IOPS	Up to 350,000 IOPS	Up to 500,000 IOPS	Up to 750,000 IOPS
Latency	Under 500 micro- seconds	Under 500 micro- seconds	Under 500 micro- seconds	Under 500 micro- seconds
Capacity (Raw)	Up to 13 TB	Up to 24TB	Up to 35 TB	Up to 70 TB
Connectivity	8Gb FC, 10GbE iSCSI, 40Gb IB, PCIe G2

The latest addition to the 6000 series Flash Memory Array portfolio is the 6264. The 6264 systems are based on Toshiba’s 19 nanometer flash process technology.

The following table contains a summary of the benefits and features of the individual products we sell in our 6000 Series Flash Memory Array based on SLC flash technology:

6600 Series (SLC) Flash Memory Arrays
	6606	6611	6616
Form Factor	3RU	3RU	3RU
Performance	Up to 450,000 IOPS	Up to 800,000 IOPS	Up to 1,000,000 IOPS
Latency	Under 250 micro- seconds	Under 250 micro- seconds	Under 250 micro- seconds
Capacity (Raw)	Up to 6.6 TB	Up to 12 TB	Up to 17 TB
Connectivity	8Gb FC, 10GbE iSCSI, 40Gb IB, PCIe G2

Violin Symphony System Management Software

Violin Symphony is a system management software solution that enables centralized management of Violin Flash Memory Arrays. Symphony provides a single pane of glass view into our Violin Memory infrastructure and reduces operational complexity with customized dashboards, in-depth performance and health monitoring, automated operations and a consolidated management interface across hundreds of Violin Memory Arrays.

Violin Turbocharger Caching Appliance

Violin TurboCharger™ is a storage area network attached data acceleration appliance that boosts the performance of applications by providing random-acess memory like access speeds to application data sets. The TurboCharger appliance is deployed between computer servers and HDD-based storage installed in a storage area network. Turbocharger continuously profiles the data access behavior of applications and creates a map of the data space. The I/O requests from applications are fulfilled using this real-time data map thus boosting their performance. Any application that uses block-based storage can be accelerated with Turbocharger. Data intensive applications using Oracle Databases, Microsoft SQL, IBM DB2, Sybase, and storage virtualization environments are ideal candidates for acceleration using Violin TurboCharger.

Velocity PCIe Flash Memory Cards

Our Velocity PCIe Flash Memory Cards are single-width server PCIe cards that scale from 1.37 TB raw capacity in a low profile form factor, to 11 TB raw capacity in a full height, full length card. Our Velocity PCIe Flash Memory Cards are based on MLC flash technology and deliver up to 500,000 mixed IOPS with thermal characteristics that enable them to fit in a wide range of server and slot configurations. Our Velocity PCIe Flash Memory Cards come with enterprise management capabilities for a lower total cost of ownership.

The following table contains a summary of the features of the individual products we sell in our Velocity PCIe Memory Card product portfolio:

	Low Profile	Full Height, Half Length	Full Height, Full Length

Performance (70:30 R/W)	Up to 110,000 IOPS	Up to 250,000 IOPS	Up to 500,000 IOPS

Latency	As low as 15 micro-seconds for read and write

Capacity (Raw)	Up to 1.3TB	Up to 5.5TB	Up to 11.0TB

Connectivity	PCIe G3 x4	PCIe G3 x8

Customer Support

We offer a variety of support programs based on the needs of our end-customers. Our customer service and support programs involve hardware support, software support and software updates along with other product support such as on-site or classroom training, on-site professional services, Internet access to technical content and 24-hour telephone and email access to technical support personnel.

Beyond our standard product and software warranties, we provide three tiers of support offerings. Our entry-level support offering, or our bronze offering, provides for technical support at varying response times depending on the customer support issue, delivery of replacements parts and software and firmware maintenance updates. Our silver support offering includes all of the support in our bronze offering with accelerated response times as well as part replacement by a qualified field service technician, standard system installation for initial systems installations and administrative-level training for two attendees at one of our designated sites.

We also sell premium support, which we refer to as our gold-level support offering. Our gold-level support includes all of the items included in our silver support offering with faster target response times for technical support matters and replacement parts, including delivery of replacement parts within four hours of customer requests.

Our service contracts typically have either a one-year or three-year term. In some circumstances, we rely on authorized service providers in certain international locations to deliver on-site customer support, system maintenance and part replacement. We work closely with these authorized service providers to train and certify them to provide support for our products. These authorized service providers are typically companies that we contract with for the sole purpose of providing support for our customers in locations where we do not have support operations. In some instances, these authorized service providers are also our resellers and systems vendors. We provide a significant amount of customer service support directly to our end-customers, but the amount of direct customer service support we provide in the future may varies depending on our customer mix, customer location and if we elect to increase the utilization of authorized service providers. We use IBM, our third party hardware maintenance provider, to provide vendor neutral hardware support and repair services to our end-customers.

Sales and Marketing

We sell our products to end-customers either directly or through resellers, as well as to large systems vendors, who in turn incorporate our products into their solutions. We also work with technology partners, such as large software providers, to integrate and market our products with their solutions. We refer to our network of systems vendors, resellers and technology partners as our channel partners.

In our direct sales efforts, our sales team directly engages with the end-customer to understand customer needs and articulate the benefits and features of our products. For large end-customers, we establish an account team that manages our relationship with the end-customer. An account team may include members of our sales staff, service and support professionals and technical resources. Our sales process often involves installing trial deployments of our Flash Memory Arrays, which allows us to demonstrate our value proposition to the end-customer. Generally, our large end-customers to date have relied on an existing vendor relationship for sourcing their IT equipment. Consequently, we transact most of our sales through resellers even though we maintain a direct selling and support relationship with the end-customer. By using these sourcing vendors as our resellers, we eliminate the time that would otherwise be spent on negotiating the terms and conditions directly with the end-customer, thereby shorten the sales cycle to some degree. We believe, as the amount of equipment sold to the end-customer increases, we will migrate more of our business to a direct relationship. In fiscal 2013, the substantial majority of our revenue resulted from our direct sales team’s engagement with target end-customers.

We also sell to systems vendors, where we focus on integrating our product into a broader enterprise solution offered by these vendors. We then work with our systems vendor partners to co-market our solutions and typically offer service and support to the end-customer together with our partner. In addition, we establish relationships with other technology providers, such as large software providers. We integrate our storage systems with their software and other technologies to offer a comprehensive solution to end-customers.

We work closely with our channel partners to promote and sell our products. As of July 31, 2013, we had over 100 channel partnerships, including CompSec, Dell, ePlus, International Business Machines and Mainline, covering over 30 countries. We may seek to selectively add new channel partners, particularly in additional regions outside North America, to complement or expand our business.

Our marketing efforts are focused on building brand awareness and qualifying sales leads for new and existing customers. A key element of our efforts to grow our business will be increasing awareness of our brand and technological capabilities through advertising and other marketing activities. We employ an international team of marketing professionals and utilize our network of systems vendors, resellers and other technology partners for additional marketing efforts. In addition to our marketing employees, we engage outside marketing professionals to augment our marketing capabilities and expand our international marketing reach. Our marketing team is responsible for branding, product marketing and managing our channel marketing programs. We rely on a variety of marketing vehicles, including advertising, trade shows, public relations, industry research, our website and collaborative relationships with technology vendors. We spent $1.6 million in fiscal 2011, $3.2 million in fiscal 2012, $3.9 million fiscal 2013 and $2.0 million for the six months ended July 31, 2013 on such activities. We have entered into an agreement with the Forty Niners SC Stadium Company LLC pursuant to which we will receive advertising, branding and other sales and marketing benefits from fiscal 2015 through fiscal 2024. Under this Agreement, we are committed to make payments of $4.0 million per year beginning in fiscal 2015. For additional information regarding this agreement, see the section entitled “Management Discussion and Analysis-Contractual Obligations.”

We maintain sales offices in the United States, as well as in China, Japan, Singapore and the United Kingdom. As of July 31, 2013, we had 221 sales and marketing employees worldwide.

Customers

Our products are used in a variety of markets, such as consumer, education, financial services, government, healthcare, industrial, Internet, media and entertainment telecom and transportation. In most cases, we have sold our products to large systems vendors or through resellers. When we sell through resellers, we establish direct communications with the end-customers who make the decision to purchase our products. End-customers that have purchased our products either directly from us or through resellers include: AOL, Bank of America, eBay, Fidelity, ICAP, Nirvanix, Verizon Wireless, Tracfone Wireless, USAA, the U.S. Federal government and 24/7 RealMedia.

Our top five customers accounted for 72%, 83% and 37% of our revenue for fiscal 2011, 2012 and fiscal 2013, respectively and 32% of our total revenue for the six months ended July 31, 2013. In fiscal 2012, Hewlett-Packard, a large systems vendor accounted for 65% of our total revenue. During fiscal 2013 Hewlett-Packard did not constitute a more than 10% customer as its purchases in fiscal 2012 represented large stocking orders of our 3000 Series Flash Memory Arrays, and we believe Hewlett-Packard had sufficient inventory of such product as of July 31, 2013. To date, Hewlett-Packard has not sought to qualify our 6000 Series Flash Memory Arrays, which is a necessary step for Hewlett-Packard to be able to resell this product. We released our 6000 Series Flash Memory Arrays in January 2012, which represents approximately 80% of our total revenue for fiscal 2013. In fiscal 2013, CompSec represented 12% of our total revenue. It is our understanding that CompSec purchased our products for resale to the U.S. Federal government. For the six months ended July 31, 2013, Avnet represented 12% of our total revenue. It is our understanding that Avnet purchased our products for resale to a large global retailer. We expect that sales of our products to a limited number of customers will continue to account for a majority of our revenue in the foreseeable future.

We derived 92%, 65%, 76% and 71% of our total revenue from sales to customers located in the United States in fiscal 2011, 2012, 2013 and the six months ended July 31, 2013 respectively.

Research and Development

We believe continued investment in research and development is critical to our business. We work closely with our customers to understand their current and future needs and have designed a product development process that integrates our customers’ feedback as a key component.

As of July 31, 2013, we had 186 employees in our research and development organization, including 87 employees in software development. Substantially all of these employees were located at our headquarters in Mountain View, California. We plan to continue to dedicate significant resources to continued research and development efforts.

Our research and development expenses were $9.7 million in fiscal 2011, $26.6 million in fiscal 2012, $57.8 million in fiscal 2013 and $34.7 million for the six months ended July 31, 2013.

Manufacturing

We rely on a single contract manufacturer, Flextronics, to manufacture all of our products, manage our supply chain and, alone or together with us, negotiate component costs. We place orders with our contract manufacturer on a purchase order basis, and in general, we engage our contract manufacturer to manufacture products to meet our forecasted demand or when our inventories drop below certain levels. Our contract manufacturer works closely with us to improve the manufacturability and quality of our products.

We believe that our manufacturing and logistics processes allow us to preserve our working capital, reduce manufacturing costs and optimize fulfillment while maintaining product quality and flexibility. Our operations group oversees the manufacturing process and maintains relationships with our manufacturing partner and component suppliers. Historically, we have not experienced significant delays in fulfilling customer orders and we maintain a good track record of on-time delivery. In addition, we have not experienced any significant manufacturing capacity or material constraints. In the future, we may need to add manufacturing partners to satisfy our production needs.

We source the components included in our products from various suppliers and consign certain components to Flextronics for final assembly. We have not historically had any material issues procuring desired quantities of components necessary for production. We have an agreement with Toshiba, our sole supplier for flash components, although there is no guarantee of supply or fixed pricing in our agreement. We rely on a limited number of suppliers, and in some cases single-source suppliers, for several key components of our products. Neither we nor our contract manufacturer have entered into agreements for the long-term purchase of these components.

Competition

We compete with companies that sell products using various traditional datacenter architectures, including high-performance server- and array-based storage solutions. These may include the traditional data storage providers, including storage array vendors such as Dell, EMC, Hewlett-Packard (3PAR), Hitachi Data Systems and NetApp, which typically sell centralized storage products as well as high-performance storage solutions utilizing SSDs. We also compete with vertically integrated appliance vendors, such as Oracle Corporation and with server-centric flash-based solution providers in limited application use cases, such as Fusion-io. A number of privately-held companies are currently attempting to enter our market, some of which may become significant competitors in the future.

We believe that the principal competitive factors in our market are as follows:

•	sustainable performance, low latency and high bandwidth;

•	serviceability, reliability and availability;

•	flexibility and interoperability with existing data center infrastructure;

•	ease of management;

•	depth of technology collaboration with leading memory suppliers;

•	the ability to provide an integrated hardware and software solution;

•	lowering cost per transaction and total cost of ownership, including space and energy efficiency; and

•	ability to be bundled with system and technology vendors as solutions.

We believe that we compete favorably with our competitors on the basis of these factors. However, the market for data storage products is highly competitive, and we expect competition to intensify in the future. Many of our current competitors have, and some of our potential competitors may have, longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we have.

Intellectual Property

We have 21 issued patents and 55 provisional and nonprovisional patent applications in the United States and 28 issued or allowed patents and 66 corresponding patent applications in foreign jurisdictions, including 21 Patent Cooperation Treaty applications, as of July 31, 2013 relating to solid-state storage, solid-state memory, software acceleration, and related technologies. We own a registered trademark for “Violin” in the United States, the European Union (Community Trade Mark Registration), China, India and Japan. As of July 31, 2013, we also have 11 additional U.S. and foreign registered trademarks and have five trademark applications pending with the U.S. Patent and Trademark Office.

Our core intellectual property relates to our Flash Memory Arrays. Our hardware and software technologies are not materially dependent on any third-party technology. We protect our intellectual property primarily with patents and by generally requiring our employees and independent contractors with knowledge of our proprietary information to execute nondisclosure and assignment of intellectual property agreements. However, the steps we have taken to protect our technology may not be successful in preventing misuse by unauthorized parties in the future. In addition, if any of our products, patents or patent applications is found to conflict with any patents held by third parties, we could be prevented from selling our products, our patents may be declared invalid or our patent applications may not result in issued patents.

Employees

As of July 31, 2013, we had 445 employees, including 221 employees in sales and marketing, 186 employees in research and development, 23 employees in general and administrative and 15 employees in operations. None of our employees is represented by a labor organization or is a party to any collective bargaining arrangement, we have never had a work stoppage and we consider our relationship with our employees to be good.

Backlog

As of July 31, 2013, we did not have any material firm backlog. Historically, we have shipped product shortly after acceptance of an order. Also, customers may generally cancel or reschedule orders without penalty, and delivery schedules requested by customers in their purchase orders frequently vary based upon each customer’s particular needs.

Facilities

Currently, our headquarters occupy approximately 58,000 square feet in Mountain View, California under a lease that expires in December 2014. We terminated that lease effective September 2013 and signed a new lease in Santa Clara, California for our headquarters to occupy approximately 96,000 square feet. We expect to move our headquarters to this new building in September 2013. In addition, we have offices in Iselin, New Jersey and in China, Japan, Singapore and the United Kingdom. We believe that our current facilities are adequate to meet our ongoing needs and if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.

Legal Proceedings

On August 23, 2012, GCA Savvian Advisors, LLC, or Savvian, filed a suit against us in the San Francisco County Superior Court, alleging breach of contract under a financial advisory services agreement. Savvian seeks payment of $6.1 million for services rendered, as well as interest, damages and attorney’s fees. On November 2, 2012, we filed a response denying Savvian’s allegations and a complaint against Savvian for fraud, breach of fiduciary duty, negligent misrepresentation and breach of contract. On December 7, 2012, Savvian filed a motion to dismiss, which was denied by the court on March 13, 2013. Savvian filed a response to our complaint on March 26, 2013, denying our allegations and asserting additional defenses. We are currently conducting discovery, and an initial trial date has been set for February 24, 2014.

On January 5, 2012, Narada Systems, LLC, or Narada, filed suit against us in the Tyler Division of the United States District Court for the Eastern District of Texas alleging infringement of U.S. Patent Nos. 6,504,786 and 7,236,488. On March 22, 2012, we filed a motion to dismiss the case for improper venue, or in the alternative, to transfer the case to the Northern District of California. In September 2012, we entered into a letter of intent with Narada to settle this lawsuit. On October 10, 2012, we entered into a settlement agreement with Narada and Gautam Kavipurapu. Under the terms of the agreement, Narada and Mr. Kavipurapu granted us a non-exclusive, world-wide, royalty-free license to the patents in exchange for a cash payment by us to Narada of $0.7 million and the issuance of our preferred stock with an initial aggregate value of $1.4 million. Our board authorized us to issue to Narada 200,000 shares of Series D convertible preferred stock. We made a cash payment of $0.7 million and issued 200,000 shares of Series D Preferred Stock in exchange for the license referred to above. On October 12, 2012, the court granted the agreed motion to dismiss by us and Narada and dismissed the action with prejudice.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, and their ages and positions as of July 31, 2013 are as set forth below:

Name	Age	Position
Donald G. Basile	47	President, Chief Executive Officer and Director
Cory J. Sindelar	44	Chief Financial Officer
Dixon R. Doll, Jr.	45	Chief Operating Officer and Director
John A. Kapitula	65	Senior Vice President of Operations
Howard A. Bain III(1)(2)(3)	67	Chairman of the Board and Director
Larry J. Lang(2)(3)	49	Director
Jeff J. Newman	55	Director
Mark N. Rosenblatt(1)	54	Director
David B. Walrod(1)(2)(3)	47	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Donald G. Basile has served as our Chief Executive Officer since April 2009 and as a member of our board of directors since May 2009. Prior to joining us, Mr. Basile served as Chief Executive Officer at Fusion-io, Inc., a provider of data-centric computing solutions, from February 2008 to February 2009 and its Chairman of the Board from August 2006 to February 2009. Prior to that, Mr. Basile served as Vice President of UnitedHealth Group Incorporated, a health care company, from January 2006 to February 2008. Mr. Basile received Ph.D. and M.S. degrees in Electrical Engineering from Stanford University.

Cory J. Sindelar has served as our Chief Financial Officer since December 2011. Prior to joining us, Mr. Sindelar served as the Chief Financial Officer from March 2011 to December 2011 and as a Consultant from December 2010 to March 2011 of Kilopass Technology, Inc., a memory semiconductor company. He also previously served as Chief Financial Officer of Ikanos Communications, Inc., a semiconductor and software provider, from September 2006 to July 2011. Mr. Sindelar holds a B.S. in Business Administration from Georgetown University.

Dixon R. Doll, Jr. has served as our Chief Operating Officer and as a member of our board of directors since July 2009. Mr. Doll has also served on the board of directors of BizzBlizz, Inc., a social commerce automation company, since February 2012. Mr. Doll was previously the Senior Vice President of Sales and Corporate Development at Fusion-io, Inc., a provider of data-centric computing solutions, from February 2008 to February 2009. In January 2002, he founded Longstreet Ventures Private Equity, LLC, an investment and private equity firm, and remained until February 2008. Mr. Doll holds a M.B.A. from the University of Michigan Graduate School of Business and a B.A. in Government from Georgetown University.

John A. Kapitula has served as our Senior Vice President of Operations since December 2011 and as our Chief Financial Officer from March 2009 to December 2011. Previously, Mr. Kapitula served as Vice President of Finance at Vehix, Inc., an automotive shopping and research website operator, from May 2006 to March 2009. Mr. Kapitula holds a M.B.A. from the Tuck School of Business at Dartmouth and an A.B. in Economics from Bowdoin College.

Howard A. Bain III has served on our board of directors since October 2012 and as our Chairman of the Board since August 2013. Since 2004, Mr. Bain has been an independent consultant in all aspects of corporate finance. Mr. Bain has served as Chief Financial Officer at several public companies including: Portal Software, Inc. from 2001 to 2004, Vicinity Corporation in 2000, Informix Corporation from 1999 to 2000, and Symantec Corporation from 1997 to 1999. Prior to that, he served as a Senior Audit Supervisor at Arthur Andersen LLP, where he was a certified public accountant. He is also a Governance Fellow with the National Association of Corporate Directors. Mr. Bain has served on the board of directors of Nanometrics, Inc. since April 2008, Learning Tree International, Inc. since 2001, as well as Nok Nok Labs, Inc. a private venture capital financed company. Mr. Bain holds a B.S. in Business Administration from California Polytechnic University. Mr. Bain’s significant board, financial and operational expertise, including his experience as Chief Financial Officer at several public companies, as well as his experience in various technology companies in the areas of semiconductor devices and manufacturing equipment, laser-based large screen projection systems, and computer disk drives is directly relevant to Violin’s business and his responsibilities to the Board.

Larry J. Lang has served as a member of our board of directors since May 2010. Since September 2010, Mr. Lang has served as President and Chief Executive Officer of QuorumLabs, Inc., a company which provides high availability and disaster recovery computing products and services. He previously served as Vice President and General Manager of the Services and Mobility Business Unit of Cisco Systems, Inc. from December 2001 to November 2009. Mr. Lang served on the board of directors of Infineta Systems, Inc., a provider of inter-datacenter, wide-area network optimization solutions, from May 2012 until its sale to Riverbed Networks, Inc. in February 2013. He also previously served on the board of directors of BelAir Networks Inc., a provider of carrier-grade Wi-Fi equipment, from March 2010 until May 2012, when it was acquired by Ericsson, Inc. Mr. Lang holds an M.S. in Operations Research from Stanford University and a B.S.E. in Electrical Engineering from Duke University. Our board of directors has concluded that Mr. Lang should serve on our board of directors due to his background of more than twenty years of global business-building experience and as an executive in the technology industry.

Jeff J. Newman has served as a member of our board of directors since March 2009. Mr. Newman has served as Chief Executive Officer of Catalyst Operating, LLC, a professional services firm, since June 1999. He has served on the board of directors of RiverMeadow Software, Inc., a provider of cloud migration solutions, since March 2012, and Cordys Inc., a process orientated software provider, from January 2007 to January 2009. Our board of directors has concluded that Mr. Newman should serve on our board of directors as his background provides a broad perspective into management, strategic leadership and industry experience.

Mark N. Rosenblatt has served as a member of our board of directors since September 2006. Since January 2003, Mr. Rosenblatt has served as a General Partner and director for Rationalwave Associates, LLC, a technology-oriented investment fund. He has also served as Chairman and CEO of Rationalwave Analytics since August 2012 and on the board of directors of RiverMeadow Software, Inc. a provider of cloud migration solutions, since February 2012. Mr. Rosenblatt received a M.B.A. and a B.S. in Electrical Engineering from Yale University. Our board of directors has concluded that Mr. Rosenblatt should serve on our board of directors due to his experience as an investor in private and public companies and as a consultant to technology companies, which provides a diversity of experience for his services on our board of directors.

David B. Walrod has served as a member of our board of directors since September 2011. Mr. Walrod has served on the board of directors of LumaSense Technologies, Inc., a provider of temperature and gas sensing instruments, since November 2005, TrustID, Inc., a provider of physical authentication solutions, since December 2009 and Superior Care Pharmacy, Inc., a pharmacy services provider, since March 2010. Mr. Walrod has served as Executive-in-Residence at Vodafone, a telecommunications provider, since August 2012, and as an independent investor and advisor since April 2007. He has also served as a Venture Partner of Bridgescale Partners, a venture capital investment company, from April 2009 to December 2011 and a General Partner of Oak Investment Partners, a venture capital investment company, from March 1999 to April 2007. Mr. Walrod received a J.D. from Harvard Law School, a Ph.D. in Physics from the Massachusetts Institute of Technology and a B.A. in Physics from the University of California, Berkeley. Our board of directors has concluded that Mr. Walrod should serve on our board of directors due to his experience of venture capitalist investing in growth technology companies, which brings industry and investment experience to the board of directors.

Directors

Board Composition

The amended and restated certificate of incorporation that will become effective upon completion of this offering provides that the authorized number of directors on our board shall be set forth in our Bylaws. Our Bylaws,which will become effective upon completion of this offering, provide that our board shall consist of not fewer than five and not more than thirteen directors as the board of directors may from time to time determine. Our board of directors will initially consist of seven directors. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can be filled by resolution of our board of directors. Upon the completion of this offering, our board of directors will be divided into three classes, each serving staggered, three-year terms:

•	Our Class I directors will be Dixon R. Doll, Jr. and David B. Walrod and their terms will expire at the first annual meeting of stockholders following the date of this prospectus;

•	Our Class II directors will be Larry J. Lang, Jeff J. Newman and Mark N. Rosenblatt and their terms will expire at the second annual meeting of stockholders following the date of this prospectus; and

•	Our Class III directors will be Donald G. Basile and Howard A. Bain III and their terms will expire at the third annual meeting of stockholders following the date of this prospectus.

As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

Corporate Governance

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of the NYSE. After this offering, our board of directors will continue to evaluate our corporate governance principles and policies.

Our board of directors has adopted a code of business conduct that applies to each of our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	compensation or reimbursement to customers;

•	protection and proper use of company assets; and

•	payments to government personnel and political contributions.

Our board of directors has adopted a code of ethics for senior financial officers applicable to our Chief Executive Officer, Chief Financial Officer and other key management employees addressing ethical issues. Upon completion of this offering, the code of business conduct and the code of ethics will each be posted on our website. The code of business conduct and the code of ethics can only be amended by the approval of a majority of our board of directors. Any waiver to the code of business conduct for an executive officer or director or any waiver of the code of ethics may only be granted by our board of directors or our nominating and corporate governance committee and must be timely disclosed as required by applicable law. We also intend to implement whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

Director Independence

In August 2013, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that, Messrs. Bain, Lang, Rosenblatt and Walrod are “independent directors” as defined under the rules of the NYSE. We intend to appoint an additional independent director prior to the completion of this offering.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various board of directors, standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

We have established an audit committee, compensation committee and nominating and corporate governance committee. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act, the current rules of the and SEC rules and regulations. We intend to comply with future requirements as they become applicable to us. Each committee has the composition and responsibilities described below:

Audit committee – Messrs. Bain, Rosenblatt and Walrod serve on our audit committee. Mr. Bain is the chairperson of this committee. Our audit committee assists our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, and is directly responsible for the approval of the services performed by our independent accountants and reviewing of their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee also oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. Our audit committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters. Our board of directors has determined that each of the members of our audit committee is an audit committee financial expert, as defined by the rules promulgated by the SEC, and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE.

Compensation committee – Messrs. Bain, Lang and Walrod serve on our compensation committee. Mr. Walrod is the chairperson of this committee. Our compensation committee assists our board of directors in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our compensation committee reviews and makes recommendations to our board of directors with respect to our major compensation plans, policies and programs. In addition, our compensation committee reviews and makes recommendations for approval by the independent members of our board of directors regarding the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our stock option plans.

Nominating and corporate governance committee – Messrs. Bain, Lang and Walrod serve on our nominating and corporate governance committee. Mr. Walrod is the chairperson of this committee. Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board of directors. In addition, our nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines, and reporting and making recommendations to the board of directors concerning corporate governance matters.

Compensation Committee Interlocks and Insider Participation

In the past three years, none of the members of our compensation committee is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. Please refer to the section entitled “Certain Relationships and Related-Party Transactions” for a discussion of certain related-party transactions involving Mr. Rosenblatt, a member of our compensation committee.

Director Compensation

Our directors do not currently receive any cash compensation for their services as members of our board of directors or any committee of our board of directors. However, we intend to review and consider future proposals regarding board compensation. We are also required to reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board and committee meetings.

The following table sets forth a summary of the compensation earned by non-employee directors for the year ended January 31, 2013:

Name	Fees Earned or Paid in Cash	Option/stock Awards(1)	Total
Larry J. Lang	—	$—	$—
Jeff J. Newman	—	—	—
Mark N. Rosenblatt	—	—	—
David B. Walrod	—	750,000	750,000
Howard A. Bain III	—	750,000	750,000

(1)	Amounts listed in this column represent the aggregate fair value of the awards computed as of the grant date of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification No. 718, Compensation-Stock Compensation, or FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Stock-Based Compensation.” There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718.

The following table lists all outstanding equity awards held by non-employee directors as of January 31, 2013:

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options – Exerciseable	Number of Securities Underlying Unexercised Options – Unexerciseable	Exercise Price of Options($)	Expiration Date of Options	Number of Shares or Units that Have Not Vested	Market Value of Shares or Units that Have Not Vested($)(6)
Larry J. Lang	9/6/2011	(1)(3)	66,666	33,334	0.71	9/6/2021
Jeff J. Newman	1/28/2011		150,000	—	0.07	1/27/2021
	1/28/2011	(5)	—	450,000	0.07	1/28/2021
	9/6/2011	(2)	177,777	222,223	0.71	9/5/2021
	9/6/2011	(1)(3)	66,666	33,334	0.71	9/6/2021
Mark N. Rosenblatt	9/6/2011	(2)	111,111	138,889	0.71	9/5/2021
	9/6/2011	(1)(3)	66,666	33,334	0.71	9/6/2021
David B. Walrod	9/19/2011	(1)(3)	133,333	66,667	0.71	9/18/2021
	11/20/2012	(4)					200,000
Howard A. Bain III	11/15/2012	(4)					200,000

(1)	Option award vests at a rate of 1/24th of the total number of shares subject to the option each month after the vesting commencement date. All of the shares subject to the option will immediately vest upon a change of control.
(2)	Option award vests at a rate of 1/36th of the total number of shares subject to the option for each month of continuous service after the vesting commencement date. Upon a change of control, an additional 12 months of shares will become immediately vested and exercisable.
(3)	All unvested shares will accelerate and become fully exercisable upon the consummation of an initial public offering.
(4)	Restricted stock unit award vests upon the satisfaction of both a time-based requirement and the occurrence of a liquidation event, including the occurrence of an initial public offering.
(5)	Option award is subject to performance-based vesting requirements.
(6)	As there was no public market value for our common stock as of January 31, 2013, we have set the fair market value at the assumed initial public offer price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus.

Summary Compensation Table

The following table presents information concerning the total compensation of our named executive officers for services rendered to us in all capacities during fiscal 2013:

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Option Awards($)(1)	Stock Awards($)(1)	Other($)	Total($)
Donald G. Basile	2013	400,000	725,000	2,975,738	14,800,000	10,200	18,910,938
President and Chief Executive Officer
Dixon R. Doll, Jr.	2013	300,000	150,000	—	4,500,000	10,200	4,960,200
Chief Operating Officer
Cory J. Sindelar	2013	240,000	120,000	—	1,430,000	10,200	1,800,200
Chief Financial Officer

(1)	Amounts listed in this column represent the aggregate fair value of the awards computed as of the grant date of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification No. 718, Compensation-Stock Compensation, or FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Stock-Based Compensation.” There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718.

Amounts represent the aggregate expense recognized for financial statement reporting purposes for the year ended January 31, 2012. See the notes to our consolidated financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain plan information of equity awards held by our named executive officers as of January 31, 2013:

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options – Exerciseable	Number of Securities Underlying Unexercised Options – Unexerciseable	Exercise Price of Options($)	Expiration Date of Options	Number of Shares or Units that Have Not Vested	Market Value of Shares or Units that Have Not Vested($)(6)
Donald G. Basile	11/12/2010		1,028,233	—	0.07	11/12/2020
	8/5/2011		1,820,739	—	0.71	8/4/2021
	6/28/2012	(4)					5,000,000
Dixon R. Doll, Jr.	1/28/2011		150,000	—	0.07	1/27/2021
	1/28/2011	(1)(2)	650,000	—	0.07	1/27/2021
	9/6/2011	(1)	311,111	388,889	0.71	9/5/2021
	9/6/2011	(3)	66,666	33,334	0.71	9/6/2021
	11/15/2012	(4)					1,200,000
Cory J. Sindelar	3/6/2012	(4)					300,000
	3/6/2012	(5)					100,000
	8/27/2012	(4)					100,000

(1)	Award vests at a rate of 1/36th of the total number of shares subject to the award for each month of continuous service after the vesting commencement date. An additional 12 months of shares will immediately vested upon the consummation of an initial public offering.
(2)	Shares subject to the award are early exercisable.
(3)	Award vests at a rate of 1/24th of the total number of shares subject to the award each month after the vesting commencement date. All of the shares subject to the award will immediately vest upon a change of control.
(4)	Restricted stock unit award vests upon the satisfaction of both a service-based requirement and the occurrence of a liquidation event, including an initial public offering.
(5)	Restricted stock unit award vests upon the satisfaction of both a performance-based requirement and the occurrence of a liquidation event, including an initial public offering.
(6)	As there was no public market value for our common stock as of January 31, 2013, we have set the fair market value at the assumed initial public offer price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus.

Employment Arrangements

Donald G. Basile

In May 2012, we entered into a new employment agreement with Donald G. Basile, our President and Chief Executive Officer. This employment agreement set Mr. Basile’s base salary at an annual rate of $400,000 and provided that Mr. Basile was eligible to receive an annual bonus targeted at 100% of his base salary. Our Board has retained the discretion to award Mr. Basile a bonus outside the terms of his employment agreement. Pursuant to this employment agreement, we agreed that all securities issued to Mr. Basile prior to entering this agreement would fully vest and become exercisable without restriction upon execution of this agreement by Mr. Basile. Mr. Basile is entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Mr. Basile’s employment agreement provided for an initial term of three years and will be automatically renewed for successive one-year periods unless terminated at least 90 days prior to the end of the applicable employment period.

Pursuant to Mr. Basile’s employment agreement, if Mr. Basile is terminated by us without “cause,” or Mr. Basile terminates his employment pursuant to one of the permitted termination reasons outlined in the agreement, Mr. Basile is entitled to receive a lump sum cash payment equal to the greater of an amount equal to (i) the base salary payable for the remainder of the then current employment term, and (ii) the annual salary and maximum bonus for the current year of employment, plus outstanding equity awards shall vest, giving Mr. Basile 1.5 year of additional employment credit, and become immediately exercisable through their original term. In addition, we will pay Mr. Basile’s benefits subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, for the maximum required COBRA period.

If there is a change of control of the Company, Mr. Basile may elect to receive a lump sum payment equal to the sum of (i) Mr. Basile’s current base salary, plus (ii) the target bonus amount for the most recently completed full year of employment and all stock options, restricted stock units (with respect to any time-based requirements) and other outstanding equity awards shall immediately vest.

In April 2009, we entered into an employment agreement with Donald G. Basile, our President and Chief Executive Officer. This employment agreement set Mr. Basile’s base salary at an annual rate of $240,000, provided that Mr. Basile was eligible to receive an annual bonus targeted at 100% of his base salary. Mr. Basile is entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Mr. Basile’s employment agreement provided for an initial term of three years and will be automatically renewed for successive one-year periods unless terminated at least 90 days prior to the end of the applicable employment period. Mr. Basile’s base salary was adjusted for fiscal 2013 to $400,000.

Dixon R. Doll, Jr.

In June 2009, we entered into an offer letter agreement with Dixon R. Doll, Jr., our Chief Operating Officer. This offer letter agreement set Mr. Doll’s base salary at an annual rate of $240,000 and provided that Mr. Doll was eligible to receive an annual bonus of up to $110,000. Since entering into this offer letter, our board of directors has increased Mr. Doll’s base salary to $300,000 and increased his target bonus amount to $300,000 effective June 1, 2012. Mr. Doll is also entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Mr. Doll’s offer letter agreement provides that he is an at-will employee and his employment may be terminated at any time by him or us.

Pursuant to Mr. Doll’s offer letter agreement, if Mr. Doll is terminated by us without cause or Mr. Doll resigns for good reason, Mr. Doll will be entitled to receive (i) 12 months of salary continuation, (ii) the pro rata portion of his annual bonus, (iii) accelerated vesting equal to 50% of any outstanding equity awards, and (iv) reimbursement for any premiums paid for continued health benefits for Mr. Doll and his eligible dependents for 12 months.

If Mr. Doll is terminated without cause or if Mr. Doll resigns for good reason and such termination is in connection with a change of control, (i) 12 months of salary continuation, (ii) 100% of his annual bonus, (iii) accelerated vesting equal to 100% of any outstanding equity awards, and (iv) reimbursement for any premiums paid for continued health benefits for Mr. Doll and his eligible dependents for 12 months.

Cory J. Sindelar

In December 2011, we entered into an offer letter agreement with Cory J. Sindelar, our Chief Financial Officer. This offer letter agreement set Mr. Sindelar’s base salary at an annual rate of $240,000 and provided that Mr. Sindelar is eligible to receive an annual bonus of up to $120,000. Effective June 1, 2013, Mr. Sindelar’s target bonus was increased to $240,000. Mr. Sindelar is also entitled to participate in all employee benefit plans, including group health plans and all fringe benefit plans. Mr. Sindelar’s offer letter agreement provides that he is an at-will employee and his employment may be terminated at any time by him or us.

Potential Payments Upon Termination or Change of Control

The following table summarizes the payments that would be made to our named executive officers upon termination of employment qualifying for severance benefits not in connection with a change in control, the occurrence of a change of control or a termination of employment qualifying for severance benefits following a change of control, assuming that each named executive officer was terminated without cause not in connection with a change in control on January 31, 2013, that a change of control of our company occurred on January 31, 2013, or in the event that each named executive officer’s involuntary termination of employment with our company occurred on January 31, 2013 within 18 months following a change of control, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation, (iii) any earned but unpaid annual bonus for any annual bonus period which had ended prior to termination, or (iv) any equity awards received by the named executive officers after January 31, 2013.

Name	Termination without cause not in connection with a Change of Control		Change of Control		Involuntary Termination within 18 months after a Change of Control
Donald G. Basile
Cash Severance		$800,000		$800,000		$800,000
Acceleration of Stock Options(1)
Continued Health Benefits(2)

Total	$		$		$

Dixon R. Doll, Jr.
Cash Severance		$450,000		$—		$450,000
Acceleration of Stock Options(1)
Continued Health Benefits(2)

Total	$		$		$

Cory J. Sindelar
Cash Severance		$—		$—		$—
Acceleration of Stock Options(1)
Continued Health Benefits(2)

Total	$		$		$

(1)	The value of accelerated stock options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between (i) the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, and (ii) the per share exercise price of the accelerated option.
(2)	Represents the aggregate full premium payments that would be required to be paid to or on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of January 31, 2013) for the maximum period available to the named executive officer.

Each executive will not receive a gross-up payment if the executive officer is required to pay excise tax under Section 4999 of the Internal Revenue Code.

In addition to the benefits described above, our 2005 Stock Plan provides for the acceleration of vesting of awards in certain circumstances in connection with a change of control of our company. See “Employee Benefit Plans” below.

Retirement Plans

Except as described below, we currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

We maintain a 401(k) plan that is tax-qualified for our U.S. employees, including our named executive officers. We do not offer employer matching or other employer contribution to our 401(k) plan.

Employee Benefit Plans

2005 Stock Plan

General – Our Amended and Restated 2005 Stock Plan, or 2005 Stock Plan, was initially adopted by our board of directors in 2005 and was subsequently approved by our stockholders. The purpose of the 2005 Stock Plan is to offer selected persons an opportunity to acquire a proprietary interest in the Company’s success, by acquiring shares of Company common stock.

Our 2005 Stock Plan permits the direct award or sale of shares and for the grant of nonstatutory stock options and restricted stock units to our employees, nonemployee directors and consultants and our subsidiaries’ employees and consultants. Incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, may also be granted but only to our employees and our subsidiaries’ employees.

Share reserve – As of July 31, 2013, 67,000,000 shares of common stock have been authorized for issuance under the 2005 Stock Plan. As of July 31, 2013, options to purchase, and restricted stock unit grants in respect of, a total of 31,634,957 shares of common stock were outstanding under the 2005 Stock Plan. If an option or other right to acquire shares expires or is cancelled for any reason, the shares allocable to the unexercised portion of such option or other right will become available for future award under the 2005 Stock Plan. If a share previously issued under the 2005 Stock Plan is reacquired pursuant to a forfeiture provision, then such share will again become available for award under the 2005 Stock Plan.

Administration – Our board of directors administers the 2005 Stock Plan. The board of directors may delegate any of its administrative functions to a committee. Subject to the provisions of our 2005 Stock Plan, the administrator may take all actions it deems necessary or advisable for the administration of the 2005 Stock Plan. All actions of the administrator will be final and binding on all persons.

Stock options – The administrator may grant incentive and/or nonstatutory stock options under our 2005 Stock Plan; provided that incentive stock options are only granted to employees. The exercise price of options granted under the plan must be equal to or greater than 100% of the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years; provided, however, that an incentive stock option held by an optionee who owns more than 10% of the total combined voting power of all classes of our stock, our parent or any of our subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The exercise price for an option may be paid in cash or cash equivalents. In addition, the administrator may allow for payment by surrender of shares, promissory note, cashless exercise, pledge of shares or other forms of payment as may be permitted by our board of directors. Subject to the provisions of our 2005 Stock Plan, the administrator determines the remaining terms of the options (e.g., exercisability and vesting). The administrator may permit an optionee to exercise his or her option as to shares that have not vested, subject to our right to repurchase any shares unvested as of the optionee’s termination of service at the lower of the original exercise price or the then-current fair market value of the shares. After an optionee’s termination of service, the optionee may exercise his or her option, to the extent vested as of the date of termination, for a period of three months (or twelve months in the case of termination due to death or disability) following such termination. However, in no event may an option be exercised later than the expiration of its term.

Restricted shares – The plan administrator may award restricted shares or grant stock purchase rights under the 2005 Stock Plan. The terms of the award or sale of restricted shares, including any applicable forfeiture conditions, will be set forth in a restricted share agreement between the purchaser and us. Any right to acquire shares, other than options, shall automatically expire if not exercised by the purchaser within thirty days after we communicate the grant of such right to the purchaser. A holder of restricted shares will generally have all of the rights of a stockholder with respect to such shares, other than the right to transfer such shares before vesting.

Restricted stock units – Restricted stock units, or RSUs, give recipients the right to acquire a specified number of shares of stock at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the plan administrator and as set forth in a restricted stock unit agreement. Unlike restricted stock, the stock underlying stock RSUs will not be issued until the stock units have vested and are settled, and recipients of stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. The plan administrator may elect to settle vested stock units in cash or in common stock or in a combination of cash and common stock. Subject to the terms of our 2005 Stock Plan, the plan administrator determines the terms and conditions of any RSU award, which will be set forth in a stock unit agreement to be entered into between us and each recipient. To date, the RSUs that have been awarded by the plan administrator vest upon satisfaction of both a service condition and a liquidity condition. The service condition for the majority of the RSUs that have been granted to date is satisfied over three years. The liquidity condition is satisfied upon the occurrence of a qualifying event, defined as a change of control transaction or an initial public offering that occurs prior to the expiration of the award. If the liquidity condition is our initial public offering, then the liquidity condition will be deemed satisfied upon the earlier of (i) 181 days following our initial public offering, (ii) the March 15th following the year in which the initial public offering occurs, or (iii) the expiration date. Settlement of an RSU is to occur no later than March 15th following the year in which the RSU vests.

Transferability/Forfeiture – Our 2005 Stock Plan generally does not allow for options to be transferred in any manner other than by will or the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by our board of directors, a nonstatutory stock option may be transferred to a family member or trust by gift or domestic relations order. Shares awarded or sold under the plan or received upon the exercise of options may be subject to forfeiture conditions, rights of repurchase, rights of first refusal and other restrictions as the board of directors may determine and as set forth in the applicable award agreement.

Adjustments – If any change is made in our common stock subject to the 2005 Stock Plan including a subdivision, stock dividend, a combination or consolidation of outstanding shares, a reclassification, or any other increase or decrease in the number of issues shares effected without receipt of consideration by the company, then proportionate adjustments will automatically be made to each of the following: the number of shares available under the 2005 Stock Plan, the number of shares covered by each outstanding award, and the exercise price under each outstanding option. In case of a dividend payable in a form other than stock that has a material effect on the fair market value of our shares, a recapitalization, a spin-off or a similar occurrence, the board of directors, in its sole discretion, may make appropriate adjustments in one or more of the following: the number of shares available under the 2005 Stock Plan, the number of shares covered by each outstanding award or the exercise price under each outstanding option; provided, however, that the board of directors shall in any event make such adjustments as may be required by Section 25102(o) of the California Corporations Code.

Corporate transaction – If the Company is a party to a merger or consolidation, outstanding awards under the 2005 Stock Plan will be subject to the terms of the agreement of merger or consolidation. Such agreement will provide for one or more of the following: (i) the continuation of outstanding awards by the Company, if it is the surviving entity, (ii) the assumption of the outstanding awards by the surviving corporation or its parent, (iii) the substitution by the surviving corporation or its parent of new awards, (iv) full exercisability of the options and full vesting of the shares subject to the options, followed by the cancellation of such options, or (v) settlement of the full value of the outstanding awards under the 2005 Stock Plan in cash or cash equivalents or securities of the surviving corporation or its parent followed by cancellation of such awards.

Plan amendments and termination – Our board of directors may at any time amend, suspend or terminate the 2005 Stock Plan. However, amendments that increase the number of shares available under the plan, other than as specified above, or that materially change the class of persons eligible for grants of incentive stock options, must be approved by company stockholders. A termination or amendment of the 2005 Stock Plan will not affect any share or option previously issued. Our 2005 Stock Plan will automatically terminate 10 years after the later of (i) the date when the board of directors adopted the plan, or (ii) the date when the board of directors approved the most recent increase in the number of shares reserved for issuance under the plan that was also approved by shareholders, unless we terminate it sooner.

Upon the completion of this offering, the 2005 Stock Plan will be terminated and no shares of our common stock will remain available for future issuance under the 2005 Stock Plan. Shares originally reserved for issuance under our 2005 Stock Plan but which are not issued or subject to outstanding awards on the effective date of the 2012 Stock Incentive Plan, and shares subject to outstanding awards under our 2005 Stock Plan on the effective date of the 2012 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised or settled, including shares subject to vesting restrictions that are subsequently forfeited, will become available for awards under our 2012 Stock Incentive Plan.

2012 Stock Incentive Plan

General – Our 2012 Stock Incentive Plan was adopted by our board of directors in October 2012 and approved by our stockholders in November 2012.

The 2012 Stock Incentive Plan provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees and the granting of nonstatutory stock options to employees, non-employee directors, advisors and consultants. The 2012 Stock Incentive Plan also provides for the grants of restricted stock, stock appreciation rights, stock unit and cash-based awards to employees, non-employee directors, advisors and consultants.

Administration – The compensation committee of our board of directors, or our board of directors acting as a committee will administer the 2012 Stock Incentive Plan, including the determination of the recipient of an award, the number of shares or amount of cash subject to each award, whether an option is to be classified as an incentive stock option or nonstatutory option, and the terms and conditions of each award, including the exercise and purchase prices and the vesting or duration of the award.

At the discretion of our board of directors, our compensation committee may consist of two or more non-employee directors. To the extent required by our board of directors, the composition of our compensation committee may satisfy the requirements for plans intended to qualify for exemption under Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code. Our board of directors may appoint one or more separate committees of our board of directors, each consisting of one or more members of our board of directors, to administer our 2012 Stock Incentive Plan with respect to employees who are not subject to Section 16 of the Exchange Act. Subject to applicable law, our board of directors may also authorize one or more officers to designate employees, other than employees who are subject to Section 16 of the Exchange Act, to receive awards under our 2012 Stock Incentive Plan and/or determine the number of such awards to be received by such employees subject to limits specified by our board of directors.

Authorized shares – Under our 2012 Stock Incentive Plan, the aggregate number of shares of our common stock authorized for issuance may not exceed (i)              plus (ii) the sum of number of shares subject to

outstanding awards under the 2005 Stock Plan as of the 2012 Stock Incentive Plan’s effective date that are subsequently forfeited or terminated for any reason before being exercised or settled, plus the number of shares subject to vesting restrictions under the 2005 Stock Plan on the 2012 Stock Incentive Plan’s effective date that are subsequently forfeited, plus the number of shares reserved but not issued or subject to outstanding grants under the 2005 Stock Plan as of the 2012 Stock Incentive Plan’s effective date. In addition, the number of shares that have been authorized for issuance under the 2012 Stock Incentive Plan will be automatically increased on the first day of each fiscal year beginning on February 1, 2014 and ending on (and including) February 1, 2022, in an amount equal to the lesser of (i) 5% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, or (ii) another amount determined by our board of directors. Shares subject to awards granted under the 2012 Stock Incentive Plan that are forfeited or terminated before being exercised or settled, or are not delivered to the participant because such award is settled in cash, will again become available for issuance under the 2012 Stock Incentive Plan. Shares withheld to satisfy the grant, exercise price or tax withholding obligation related to an award will again become available for issuance under the 2012 Stock Incentive Plan. However, shares that have actually been issued shall not again become available unless forfeited. No more than              shares may be delivered upon the exercise of incentive stock options granted under the 2012 Stock Incentive Plan plus, to the extent allowable under applicable tax law, any shares that again become available for issuance under the 2012 Stock Incentive Plan. During any time when the tax deduction limitations of Section 162(m) of the Internal Revenue Code apply to awards under the 2012 Stock Incentive Plan, and options or stock appreciation rights are intended to qualify as “performance-based compensation” under Section 162(m), no person may receive options or stock appreciation rights in any calendar year for an aggregate of more than              shares, and no more than two times this amount in the first year of employment.

Types of Awards

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Stock options – A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under our 2012 Stock Incentive Plan, incentive stock options and nonstatutory options must be granted with an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to any holder of more than 10% of the voting shares of our company must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. No incentive stock option can be granted to an employee if as a result of the grant, the employee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000. The stock option agreement specifies the date when all or any installment of the option is to become exercisable. We expect that 1/4th of the total number of shares subject to the options will vest and become exercisable 12 months after the vesting commencement date for options granted, and the remaining options will vest and become exercisable at a rate of 1/48th of the total number of shares subject to the options each month thereafter. Each stock option agreement sets forth the term of the options, provided that the term of an incentive stock option is prohibited from exceeding ten years (five years in the case of an incentive stock option granted to any holder of more than 10% of our voting shares), and the extent to which the optionee will have the right to exercise the option following termination of the optionee’s service with the company. Payment of the exercise price may be made in cash or, if provided for in the stock option agreement evidencing the award, (i) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (ii) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (iii) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to us in payment of the aggregate exercise price, (iv) by a “net exercise” arrangement, (v) by delivering a full-recourse promissory note or (vi) by any other form that is consistent with applicable laws, regulations and rules.

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Restricted stock – Restricted stock is a share award that may be subject to vesting conditioned upon continued service, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Participants who are granted restricted stock awards generally have all of the rights of a stockholder with respect to such stock, other than the right to transfer such stock prior to vesting. Subject to the terms of the 2012 Stock Incentive Plan, our compensation committee will determine the terms and conditions of any restricted stock award, including any vesting arrangement, which will be set forth in a restricted stock agreement to be entered into between us and each recipient. Restricted stock may be awarded for such consideration as our compensation committee may determine, including without limitation cash, cash equivalents, full-recourse promissory notes, future services or services rendered prior to the award, without cash payment by the recipient.

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Stock unit – Stock units give recipients the right to acquire a specified number of shares of stock (or cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by our compensation committee and as set forth in a stock unit agreement. Unlike restricted stock, the stock underlying stock units will not be issued until the stock units have vested and are settled, and recipients of stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At our compensation committee’s discretion, stock units may provide for the right to dividend equivalents. Our compensation committee may elect to settle vested stock units in cash or in common stock or in a combination of cash and common stock. Subject to the terms of the 2012 Stock Incentive Plan, our compensation committee will determine the terms and conditions of any stock unit award, which will be set forth in a stock unit agreement to be entered into between us and each recipient.

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Stock appreciation rights – Stock appreciation rights typically will provide for payments to the recipient based upon increases in the price of our common stock over the exercise price of the stock appreciation right. The exercise price of a stock appreciation right will be determined by our compensation committee, which shall not be less than the fair market value of our common stock on the date of grant. Our compensation committee may elect to pay stock appreciation rights in cash or in common stock or in a combination of cash and common stock.

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Cash-based awards – A cash-based award is denominated in cash. The compensation committee may grant cash-based awards in such number and upon such terms as it shall determine. Payment, if any, will be made in accordance with the terms of the award, and may be made in cash or in shares of common stock, as determined by the compensation committee.

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Performance-based awards – Awards under our 2012 Stock Incentive Plan may be made subject to the attainment of performance criteria. Awards of restricted stock, stock units or cash-based awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code will be subject to the attainment of one or more pre-established performance goals, including cash flows, earnings per share, earnings before interest, taxes and amortization, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, revenue, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, market segment shares, costs, expenses, regulatory body approval for commercialization of a product or implementation or completion of critical projects. The maximum aggregate number of shares that may subject to restricted stock or stock unit awards intended to qualify as performance-based compensation under this tax rule granted to any individual in any calendar year is 5,000,000 shares, and no more than two times this amount in the first year of employment. The maximum aggregate amount of cash that may be payable under cash-based awards intended to qualify as performance-based compensation under this tax rule granted to any individual in any calendar year is $10,000,000.

Other Plan Features

Under the 2012 Stock Incentive Plan:

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Unless the agreement evidencing an award expressly provides otherwise, no award granted under the plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), other than by will or the laws of descent and distribution, provided, however, that an incentive stock option may be transferred or assigned only to the extent consistent with Section 422 of the Internal Revenue Code.

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Nondiscretionary, automatic grants of nonstatutory stock options will be made to outside directors. Any outside director who was not previously an employee and who first joins our board of directors on or after the effective date of the 2012 Stock Incentive Plan, will be automatically granted an initial nonstatutory option to purchase a number of shares of our common stock determined by dividing $250,000 by the per share fair value of an option (as determined based upon the Black-Scholes or other valuation method use for financial reporting purposes and as calculated on the date of grant), upon first becoming a member of our board of directors. The initial option will vest and become exercisable over three years in equal annual installments. The initial option will also vest if the outside director is not re-elected after standing for re-election, or if a change in control occurs during the outside director’s service. On the first business day after each of our regularly scheduled annual meetings of stockholders, each outside director who was not elected to the board of directors for the first time at such meeting and who will continue serving as a member of the board of directors thereafter will be automatically granted an option to purchase a number of shares of our common stock determined by dividing $150,000 by the per share fair market value of an option (as determined based upon the Black-Scholes or other valuation method used for financial reporting purposes and as calculated on the date of grant), provided that the outside director has served on our board of directors for at least six months. Each annual option will vest and become exercisable on the first anniversary of the date of grant, or immediately prior to the next regular annual meeting of the company’s stockholders following the date of grant if the meeting occurs prior to the first anniversary date. The options granted to outside directors will have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and will become fully vested if we are subject to a change of control. In addition, such options will terminate on the earlier of (i) the day before the tenth anniversary of the date of grant or (ii) the date 12 months after the termination of the outside director’s termination of service for any reason.

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In the event of a recapitalization, stock split or similar capital transaction, our compensation committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2012 Stock Incentive Plan, the limitations regarding the total number of shares underlying awards given to an individual participant in any calendar year, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding option or stock appreciation right.

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If we are involved in a merger or other reorganization, outstanding awards will be subject to the agreement or merger or reorganization. Such agreement will provide for (i) the continuation of the outstanding awards by us, if we a surviving corporation, (ii) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (iii) immediate vesting, exercisability and settlement of the outstanding awards followed by their cancellation, or (iv) settlement of the full value of the outstanding awards in cash, cash equivalents, or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award or the underlying shares) followed by cancellation of such awards.

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Our board of directors may amend or terminate the plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not materially impair the rights of holders of outstanding awards without their consent. No incentive stock option may be granted after the tenth anniversary of the earlier of (i) the date the plan was adopted by our board of directors, or (ii) the date the plan was approved by our stockholders.

2012 Employee Stock Purchase Plan

General – Our board of directors adopted the Employee Stock Purchase Plan, or ESPP, in October 2012, to be effective on the date on which the initial public offering is effective. The purpose of the ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in the success of our company by purchasing common stock from us at favorable terms and to pay for their purchases through payroll deductions. Our board of directors believes that establishing an ESPP will enable us to attract, retain and motivate valued employees. A total of              shares of common stock will initially be reserved for issuance under the ESPP plus an annual increase beginning in the fiscal year that begins February 1, 2014. The annual increase will equal the least of (i)              shares, (ii) three-quarters of one percent (0.75 percent) of the outstanding shares of stock on such date, or (iii) such lesser amount the board determines. No annual increase shall be added more than ten years after the ESPP’s effective date.

Administration – Except as noted below, our ESPP will be administered by a committee of our board of directors. The committee will have full power and authority, subject to the provisions of the ESPP, necessary for the proper administration of the plan. The committee may adopt such rules, guidelines and forms as it deems appropriate to implement the ESPP, including sub-plans, which the committee may establish for the purpose of facilitating participation by non-U.S. employees and compliance with foreign laws. Our board of directors may, in its sole discretion, at any time, resolve to administer the ESPP.

Eligibility – Each employee of the Company and of each present or future subsidiary, as designated by the committee, whose customary employment is more than five months per calendar year and more than 20 hours per week, and who is employed on the day preceding the start of any offering period will be eligible to participate in the ESPP. The ESPP will permit an eligible employee to purchase common stock through payroll deductions, which may not be less than 1% nor more than 15% of the employee’s eligible compensation. No participant will be able to purchase stock under the ESPP if immediately after electing to purchase stock, the participant would own stock (including stock such employee may purchase under the ESPP or other outstanding options) representing 5% or more of the total combined voting power or value of all classes of our or any parent or subsidiary company’s stock. No participant will be able to purchase more than such number of shares as may be determined by the committee with respect to a single offering period, or purchase period, if applicable. In addition, no participant is permitted to accrue, under the ESPP and all similar purchase plans of ours or of our parent or subsidiary companies, a right to purchase shares of our stock having a fair market value in excess of $25,000 (determined at the time the right is granted) for each calendar year. Participants will be able to withdraw their accumulated payroll deductions prior to the end of the offering period, or purchase period, if applicable, in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment with us.

Offering Periods and Purchase Price – Our ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, except as noted below, the committee may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, i.e., the purchase date, accumulated payroll deductions will be used to purchase common stock for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than the lesser of (i) 85% of the fair market value per share of our common stock on the purchase date, or (ii) 85% of the fair market value per share of our common stock on the offering date (or, in the case of an offering period that commences on the initial public offering of our stock, 85% of the price at which one share is offered to the public). The committee will determine the purchase period and the purchase price of shares that may be purchased pursuant to each offering.

Reset Feature – The committee may specify that if the fair market value of a share of our common stock on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period, which will begin on the next day following such purchase date.

Changes to Capital Structure – In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the ESPP, (b) the individual and aggregate participant share limitations described in the ESPP and (c) the price of shares that any participant has elected to purchase.

Corporate Reorganization – Immediately before a corporate reorganization, the offering period and any purchase period then in progress shall terminate and stock will be purchased with the accumulated payroll deductions, unless the ESPP is assumed by the surviving corporation or its parent corporation under the plan of merger or consolidation.

Amendment and Termination – Our board of directors will have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by the General Corporation Law of the State of Delaware, or the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and bylaws provide that we are required to indemnify our directors, in each case to the fullest extent permitted by the DGCL. Our bylaws also provide that we shall advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of the DGCL. We have entered into agreements to indemnify our directors and expect to continue to enter into agreements to indemnify all of our directors. Prior to the closing of the offering, we plan to amend and restate our indemnification agreements with our directors and enter into indemnification agreements with each of our officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of our directors in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

In addition to the cash and equity compensation arrangements of our directors and named executive officers discussed above under the section entitled “Management,” the following is a description of transactions since February 1, 2009, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with or immediate family members of any of the foregoing, had or will have a direct or indirect material interest.

Sales of Convertible Preferred Stock and Common Stock

The following table summarizes purchases of our convertible preferred stock and common stock since February 1, 2009 by our directors, executive officers and holders of more than 5% of our capital stock and their affiliated entities. Each outstanding share of our preferred stock is convertible into one share of our common stock upon the completion of this offering, except for our Series D convertible preferred stock, each share of which is convertible into 1.014845743 shares of common stock. All of our outstanding convertible preferred stock will convert into 95,429,590 shares of our common stock assuming the conversion immediately prior to the closing of this offering.

	Common Stock	Shares of Preferred Stock					Aggregate Purchase Price ($)
Purchasers		Series 1	Series A	Series B	Series C	Series D
Executive Officers and Directors:
Donald G. Basile	6,326,323	—	—	—	—	—	151,544
Dixon R. Doll, Jr.	3,065,816	—	—	—	—	—	3,066
Larry J. Lang(1)	350,000	—	218,653	—	—	—	129,453
Jeff J. Newman	2,227,200	—	—	—	—	—	2,227
Mark N. Rosenblatt(2)	1,201,227	3,442,965	5,256,762	1,020,188	300,000	41,666	9,255,591
David B. Walrod(3)	—	—	—	29,766	—	—	50,602
Cory J. Sindelar(4)	—	—	—	—	—	10,000	60,000
John A. Kapitula	774,461	—	221,500	43,058	—	—	211,293

5% Stockholders:
Entities affiliated with Rationalwave(5)	178,025	2,377,666	4,501,076	1,020,188	262,500	41,666	7,716,223
Entities affiliated with Toshiba(6)	—	—	10,000,000	2,750,000	1,258,485	4,241,666	41,983,936

(1)	The purchaser was L. Lang & K. Lang TTEE The Lang Revocable Trust.
(2)	The purchasers include the Mark Rosenblatt, various Rosenblatt family trusts pursuant to which Mark Rosenblatt retains voting power and dispositive power, Rationalwave Associates Corp. and Rationalwave Onshore Equity Fund, L.P.
(3)	The purchaser was the Walrod Family Trust (11/12/2010).
(4)	The purchaser was Toni & Cory Sindelar as Community Property.
(5)	The purchasers were Rationalwave Associates Corp. and Rationalwave Onshore Equity Fund, L.P.
(6)	The purchasers were Toshiba Corporation and Toshiba America Electronic Components, Inc.

From January 2010 to July 2010, we sold 23,875,573 shares of Series A convertible preferred stock for $0.60 per share and received total aggregate cash consideration of $14,325,344. Also, in January 2010, we converted our outstanding convertible promissory notes with a principal amount of $14,646,380 plus accrued interest in the amount of $1,152,558 into 11,481,100 shares of Series A convertible preferred stock, 8,796,120 shares of Series 1 convertible preferred stock and 392,874 shares of common stock simultaneously with the start of our Series A and Series 1 financing.

From February 2011 to March 2011, we sold 8,526,574 shares of Series B convertible preferred stock for $2.00 per share and received total aggregate cash consideration of $17,053,148. Also, in February 2011, we converted our outstanding convertible promissory notes with a principal amount of $16,351,500 plus accrued interest in the amount of $202,706 into 9,737,735 shares of Series B convertible preferred stock simultaneously with our Series B financing.

From May 2011 to January 2012, we sold 13,524,924 shares of Series C convertible preferred stock for $4.00 per share and received total consideration of an aggregate of $54,099,696. In connection with this financing, we entered into a warrant with Toshiba that was subsequently canceled and replaced with a warrant issued in connection with the Series D financing.

From March 2012 to May 2012, we sold 12,199,384 shares of Series D convertible preferred stock for $6.00 per share and received total aggregate cash consideration of $73,196,304. Also, in March 2012, we converted our outstanding convertible promissory notes with a principal amount of $9,379,987 plus accrued interest in the amount of $34,809 into 1,676,672 shares of Series D convertible preferred stock simultaneously with the start of our Series D financing. On various dates between October 2012 and December 2012, we issued and sold 532,785 shares of Series D convertible preferred stock to accredited investors for $7.00 per share and received total aggregate consideration of $3,729,495. From January 2013 to July 2013 we issued and sold 4,793,648 shares of Series D convertible preferred stock to accredited investors for $6.00 per share and received total aggregate consideration of $28,761,888.

During May 2013, in connection with a $50 million debt agreement, we issued a warrant to TriplePoint Capital LLC to purchase 75,000 shares of Series D convertible preferred stock at $6.00 per share. We are required to issue additional warrants to purchase Series D convertible preferred stock for a number of shares equal to 5.25% of the loaned amount in excess of $10 million divided by the $6.00 per share strike price for any advance in excess of $10 million. As of July 31, 2013, we have utilized $12.8 million from this debt facility, which we expect to repay upon completion of this offering. In addition, we issued to TriplePoint an additional warrant to purchase 26,250 shares of Series D convertible preferred stock. Following this offering, the warrants will become warrants to purchase shares of common stock.

From June 2013 to August 2013, we issued and sold convertible promissory notes and warrants to certain accredited investors for a total aggregate amount of $5,160,000 pursuant to a note and warrant purchase agreement. Under this agreement, the noteholders may elect to convert their respective outstanding principal and accrued interest into shares of Series D convertible preferred stock at a rate calculated by dividing the total principal and accrued interest by $6.00. These notes will automatically convert upon the occurrence of an initial public offering into the number of shares of common stock issued upon conversion of the Series D convertible preferred shares that each noteholder would have received had the notes been converted into Series D convertible preferred stock. As of August 23, 2013, the outstanding principal balance of $5,160,000 plus accrued interest in the amount of approximately $59,000, would convert into an aggregate of 869,834 shares of Series D convertible preferred stock. In connection with this agreement, we also issued warrants exercisable into an aggregate of 64,500 shares of Series D convertible preferred stock. Following this offering, the warrants will become warrants to purchase shares of common stock. Pursuant to this agreement, and for value received, we issued to Rationalwave Onshore Equity Fund LP a convertible promissory note in the amount of $500,000 and a warrant to purchase 6,250 shares of Series D convertible preferred stock at $6.00 per share.

Agreements with Toshiba

In June 2011, we entered into a Sales Agreement with Toshiba Corporation and its affiliates, including Toshiba America Electronic Components, Inc. (collectively Toshiba), pursuant to which we agreed to purchase at least 70% of our flash memory from Toshiba. In connection with the Series D financing, we issued a warrant to Toshiba whereby, at Toshiba’s election, our obligation to pay the past due amounts, if any, owed for goods purchased through the above Sales Agreement, would be satisfied through the issuance of shares of Series D convertible preferred stock at an exercise price of $0.01 per share, the amount of which would be determined by the unpaid past due amount divided by the stock valuation price. As of July 31, 2013, no shares of Series D convertible preferred stock have been issued pursuant to this warrant. The warrants will terminate immediately prior to the closing of this offering. Our Sales Agreement with Toshiba expires in June 2014 and will automatically renew for successive one-year periods unless terminated by either party.

In March 2010, we entered into a letter agreement with Toshiba pursuant to which we agreed to enter into a supply agreement to purchase a certain amount of raw materials from Toshiba or its affiliates. In connection with such letter, Toshiba led the Series A financing on the terms and conditions set forth in the Series 1 and Series A convertible preferred stock purchase agreement and became a shareholder with a greater than 5% equity interest in us. Pursuant to this letter, as an additional condition to Toshiba’s obligation to purchase shares of Series A convertible preferred stock, we granted Toshiba a right to put that portion of shares of preferred stock as is necessary to keep Toshiba’s equity interest in us below 20% on an as converted, fully diluted basis at all times at the original purchase price of $0.60 plus any accrued and unpaid dividends. During the years ended January 31, 2011 and 2012, we purchased component parts of $8.9 million and $28.6 million, respectively, from Toshiba. This letter agreement was superceded by our June 2011 agreement with Toshiba.

During the twelve months ended January 31, 2013, we had product sales to Toshiba of $3.6 million.

In July 2013, we entered into a PCIe Card Development Agreement with Toshiba, pursuant to which we will develop a derivative product to our Velocity PCIe Flash Memory Card which complies with Toshiba’s specifications and sell sample PCIe cards to Toshiba. Pursuant to this agreement, Toshiba paid us $16 million. The $16 million payment consisted of $8 million for our services to be performed for the development of the PCIe cards, and $8 million for our sale of sample PCIe cards to Toshiba and related support services. If we are not able to meet the milestones described in the agreement, we must refund the amount attributed to undelivered goods and services by September 15, 2014. Also, in July 2013, Toshiba purchased an additional $9.0 million of Series D convertible preferred stock.

In accordance with the terms of our PCIe Card Development Agreement with Toshiba, we are currently negotiating a new agreement with Toshiba to license our intellectual property related to our Velocity PCIe Flash Memory Cards and jointly develop next generation PCIe cards. The terms of this new agreement are not finalized, but our PCIe Card Development Agreement with Toshiba commits us to a 20% discount off of the OEM prices that would have otherwise been prescribed in this new proposed agreement with Toshiba to the extent such an agreement is signed by both parties in the future. This discount would be applied to future sales of PCIe cards to Toshiba that are manufactured and supplied by us. Although we have a significant relationship with Toshiba, we may not be able to successfully negotiate and execute this proposed agreement or we may not do so on terms beneficial to us or on terms that we currently anticipate.

Consulting Agreement with Catalyst Consulting

In fiscal 2010 and 2013, we entered into a consulting agreement with Catalyst Operating, LLC, or Catalyst Consulting under which Catalyst performed business development, marketing and sales consulting services for us. Jeff J. Newman, one of our directors, is the Chief Executive Officer at Catalyst Consulting. We paid $0.3 million and $0.2 million during the year ended January 31, 2012 and 2013, for consulting services pursuant to this agreement. In addition, Mr. Newman was issued 2.2 million shares of common stock in fiscal 2010 and granted options to purchase 450,000 shares in fiscal 2011 and 400,000 shares in fiscal 2012 of our common stock at a weighted-average exercise price of $0.37 per share. We terminated this agreement effective September 2012.

Note with Ametrine Consulting

In February 2011, we issued 1,766,021 shares of Series B convertible preferred stock at a per share price of $1.70 to Ametrine Consulting, Inc., or Ametrine, for cash and a full-recourse, promissory note for $2.9 million.

Mr. Basile’s brother is an officer of Ametrine. The note accrued interest at the rate of 2 1/2% per annum and was payable to us on January 25, 2012. On May 23, 2012, this note was repaid in full.

BizzBlizz Agreement

We entered into an agreement with BizzBlizz, Inc., or BizzBlizz, whereby BizzBlizz provides us with search engine optimization and reputation management and profile enhancement services effective December 2011. Donald G. Basile, Dixon R. Doll, Jr., John A. Kapitula and an affiliate of Mark N. Rosenblatt are investors in BizzBlizz, with Messrs. Basile and Doll also serving as directors of BizzBlizz. The initial term of the agreement is for 12 months with fees totaling $0.2 million. As of January 31, 2013, no payments were made to BizzBlizz. Additionally, during fiscal 2012, we shipped products to BizzBlizz for evaluation purposes with a cost of $0.4 million, which was recorded in sales and marketing expense in the accompanying consolidated statement of operations. During fiscal 2013, we had product sales to BizzBlizz of $0.5 million.

RiverMeadow Investment

In August 2012, we purchased 866,325 shares of Series A-1 convertible preferred stock of RiverMeadow Software, Inc., or RiverMeadow, for consideration of $3.0 million representing 9% of the outstanding stock of RiverMeadow. During fiscal 2013, we had product sales to RiverMeadow of $1.4 million. Mr. Rosenblatt serves as a member of the Board of Directors of RiverMeadow, and Mr. Newman serves as the Chairman of the Board of RiverMeadow. From April 2012 to August 2013, Mr. Basile served as a director of RiverMeadow. Mr. Newman and his affiliated entities provide services to RiverMeadow. Messrs. Basile, Newman and Rosenblatt through their affiliates are also investors in RiverMeadow and collectively with us own 23% of the outstanding stock of RiverMeadow.

Investor Rights Agreement

Holders of our convertible preferred stock are entitled to certain registration rights following this offering with respect to the common stock issued or issuable upon conversion of the convertible preferred stock. See “Description of Capital Stock – Investor Rights Agreement” for additional information.

Indemnification Agreements

We have entered into indemnification agreements with certain of our non-employee directors, all of which we plan to amend and restate prior to the closing of the offering. Prior to the closing of the offering, we plan to enter into indemnification agreements with our other directors and our officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify these individuals to the fullest extent permitted by Delaware law. See “Management – Limitation on Liability and Indemnification Matters.”

Indebtedness of Management

In February 2011, we loaned Donald G. Basile an aggregate principal sum of $1,000,000 at an interest rate of 5% per annum pursuant to a secured promissory note due February 2013. Our only recourse for this note was Mr. Basile’s pledge of stock and related property made pursuant to a stock pledge agreement. In May 2012, Mr. Basile repaid the note in full.

Related-Party Transaction Policy

We intend to adopt a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related-party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related-party’s interest in the transaction. All of the transactions described above were entered into prior to the adoption of such policy.

Although we have not had a written policy for the review and approval of transactions with related persons prior to September 2012, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to our board of directors. Our board of directors would take this information into account when evaluating the transaction and in determining whether such a transaction was fair to the company and in the best interests of all of our stockholders. In addition, for each related-party transaction described above, the disinterested directors in the context of each such transaction approved the applicable agreement and transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the number of shares of common stock beneficially owned on July 31, 2013, and immediately following consummation of this offering, by:

•	Each person who is known by us to beneficially own 5% or more of our common stock;

•	Each of our named executive officers and directors; and

•	All of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 127,057,199 shares of common stock outstanding at July 31, 2013, assuming the conversion of all outstanding shares of our convertible preferred stock into 95,429,590 shares of our common stock, but does not reflect the exercise of any notes, warrants or options to purchase common stock or convertible preferred stock. For purposes of the table below, we have assumed that              shares of common stock will be outstanding upon completion of this offering. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock underlying RSUs, options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable or vesting within 60 days of July 31, 2013 or upon the completion of this offering. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*”.

Except as otherwise set forth below, the address of each of the persons listed below is 685 Clyde Ave., Mountain View, California 94043.

	Before the Offering		After Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Donald G. Basile(2)	5,963,719	4.6%
Dixon R. Doll, Jr.(3)	3,247,430	2.5%
Cory J. Sindelar(4)	10,148	*
Howard A. Bain III(5)	—	*
Larry J. Lang(6)	668,653	*
Jeff J. Newman(7)	1,992,089	1.6%
Mark N. Rosenblatt(8)	10,582,416	8.3%
David B. Walrod(9)	229,766	*
All Executive Officers and Directors as a group (9 persons)(10)	23,769,906	17.9%
5% Stockholders:
Entities affiliated with Rationalwave(11)	8,475,063	6.7%
Entities affiliated with Toshiba(12)	18,313,122	14.4%

(1)	Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes options to purchase shares of common stock exercisable within 60 days of July 31, 2013. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Includes 156,923 shares held by his minor children and 2,848,972 shares subject to options which are immediately exercisable. Mr. Basile also holds restricted stock units that vest upon satisfaction of a service condition and a liquidity event, including an initial public offering. Assuming the completion of an initial public offering 60 days after July 31, 2013, Mr. Basile will receive 2,500,000 shares of common stock upon settlement of RSUs.
(3)	Includes 1,366,666 shares issuable upon the exercise of options exercisable within 60 days of July 31, 2013, of which 75,223 would accelerate and become immediately exercisable upon the consummation of an initial public offering.
(4)	Includes 10,148 shares held by Toni and Cory Sindelar as community property. Mr. Sindelar holds restricted stock units that vest upon either the satisfaction of a service condition and a liquidity event, including an initial public offering or the satisfaction of a performance condition and a liquidity event, including an initial public offering. Assuming the completion of an initial public offering 60 days after July 31, 2013, Mr. Sindelar will receive 333,333 shares of common stock upon settlement of RSUs.
(5)	Mr. Bain was appointed as a director in October 2012. Mr. Bain holds restricted stock units that vest upon satisfaction of a service condition and a liquidity event, including an initial public offering. Assuming the completion of an initial public offering 60 days after July 31, 2013, Mr. Bain will receive 50,000 shares of common stock upon settlement of RSUs.
(6)	Includes 218,653 shares held by L. Lang & K. Lang TTEE The Lang Revocable Trust and 100,000 shares issuable upon the exercise of options exercisable within 60 days of July 31, 2013.
(7)	Includes 650,000 shares issuable upon the exercise of options exercisable within 60 days of July 31, 2013, of which 133,334 would accelerate and become immediately exercisable upon the consummation of an initial public offering.
(8)	Includes 1,840,687 shares held by Mark Rosenblatt and various Rosenblatt family trusts pursuant to which Mark Rosenblatt retains voting and dispositive power, 8,138,810 shares held by Rationalwave Onshore Equity Fund, L.P. and 336,253 shares held by Rationalwave Associates Corp. Also includes the conversion of a convertible note held by Rationalwave Onshore Equity Fund L.P. into 86,980 shares representing the conversion of outstanding principal and accrued interest as of 60 days from July 31, 2013 and the exercise of a warrant held by Rationalwave Onshore Equity Fund L.P. into 6,343 shares. Also includes 266,666 shares issuable upon the exercise of options exercisable within 60 days of July 31, 2013.
(9)	Includes 29,766 shares held by The Walrod Family Trust (11/12/2010) and 200,000 shares issuable upon the exercise of options exercisable within 60 days of July 31, 2013. Mr. Walrod holds restricted stock units that vest upon satisfaction of a service condition and a liquidity event, including an initial public offering. Assuming the completion of an initial public offering 60 days after July 31, 2013, Mr. Walrod will receive 66,667 shares of common stock upon settlement of RSUs.
(10)	Includes 5,648,970 shares issuable upon the exercise of options within 60 days of July 31, 2013, of which 75,223 would accelerate and become immediately exercisable upon the consummation of an initial public offering. Assuming the completion of an initial public offering 60 days after July 31, 2013, certain executive officers will receive 2,950,000 shares of common stock upon settlement of RSUs.
(11)	Includes 8,045,487 shares held by Rationalwave Onshore Equity Fund, L.P. and 336,253 shares held Rationalwave Associates Corp. Also includes the conversion of a convertible note held by Rationalwave Onshore Equity Fund L.P. into 86,980 shares representing the conversion of outstanding principal and accrued interest as of 60 days from July 31, 2013 and the exercise of a warrant held by Rationalwave Onshore Equity Fund L.P. into 6,343 shares. Mr. Rosenblatt, our director, holds voting and dispositive power over these shares.
(12)	Includes 10,000,000 shares held by Toshiba Corporation and 8,313,122 shares held by Toshiba America Electronic Components, Inc. As of July 31, 2013, no shares have been issued pursuant to a warrant with Toshiba for amounts past due with respect to our supply agreement with Toshiba for flash memory components.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our restated certificate of incorporation and amended and restated bylaws, as they will be in effect upon the completion of this offering. For more detailed information, please see our restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

Immediately following the completion of this offering, our authorized capital stock will consist of shares, with a par value of $0.0001 per share, of which:

•	1,000,000,000 shares will be designated as common stock; and

•	10,000,000 shares will be designated as preferred stock.

Upon completion of this offering, all outstanding convertible preferred stock will be converted into common stock. As of July 31, 2013, we had outstanding 95,144,515 shares of convertible preferred stock (which are convertible into an aggregate of 95,429,590 shares of common stock assuming the conversion immediately prior to the closing of this offering) and 31,627,609 shares of common stock, held of record by 510 stockholders. In addition, as of July 31, 2013, 31,634,957 shares of our common stock were subject to outstanding options and restricted stock units. For more information on our capitalization, see “Capitalization.”

Common Stock

Pursuant to our restated certificate of incorporation that will be in effect immediately prior to the closing of this offering, the holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. This restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up of the company, subject to the rights, if any of the holders of our preferred stock, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series without stockholder approval. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Warrants

As of July 31, 2013, no shares have been issued pursuant to a warrant with Toshiba for amounts past due with respect to our supply agreement with Toshiba for flash memory components. In December 2011, we issued a warrant to Toshiba whereby Toshiba is entitled to purchase at an exercise price of $0.01 per share up to that number of fully paid Series D convertible preferred stock equal to the quotient obtained by dividing aggregate unpaid amounts outstanding under our supply agreement, or the Aggregate Unpaid Past Due Amount, with the stock valuation price. The stock valuation price, as defined in the warrant agreement, which as of October 31, 2012 was $6.00. Upon each exercise of the warrant, the Aggregate Unpaid Past Due Amount at the time of such exercise shall be reduced by the value of warrant shares issued upon such exercise. The warrant allows the holder to elect a net issuance method for payment. The warrants were amended during fiscal 2013 to provide that the warrants will terminate immediately prior to the closing of an initial public offering.

During May 2013, in connection with a $50 million debt agreement, we issued a warrant to TriplePoint Capital LLC to purchase 75,000 shares of Series D convertible preferred stock at $6.00 per share. We are required to issue additional warrants to purchase Series D convertible preferred stock for a number of shares equal to 5.25% of the loaned amount in excess of $10 million divided by the $6.00 per share strike price for any advance in excess of $10 million. As of July 31, 2013, we have utilized $12.8 million from this debt facility, which will become due and payable at various times over the next three years. We intend to repay all outstanding debt with TriplePoint upon completion of this offering. In addition, we issued to TriplePoint an additional warrant to purchase 26,250 shares of Series D convertible preferred stock. Following this offering, the warrants will become warrants to purchase shares of common stock.

From June 2013 to August 2013, we issued warrants to accredited investors for the purchase of an aggregate of 64,500 shares of Series D convertible preferred stock at $6.00 per share pursuant to a note and warrant purchase agreement. These warrants will expire upon the occurrence of an initial public offering.

Investors Rights Agreement

Upon completion of this offering, the holders of an aggregate of 95,429,590 shares of our common stock that was issued or is issuable upon the conversion of our convertible preferred stock, assuming the conversion effective immediately prior to the closing of this offering, or their transferees, will be entitled to the rights described below with respect to registration of the resale of such shares under the Securities Act pursuant to an Amended and Restated Investors Rights Agreement by and among us and certain of our stockholders dated January 7, 2010, or the Rights Agreement. In addition, the shares of common stock that are issuable upon conversion of our outstanding convertible notes held by current parties to the Rights Agreement and the shares issuable upon exercise of certain outstanding warrants to purchase Series D convertible preferred stock, which will convert to warrants to purchase common stock upon completion of this offering, also hold the registration rights described below. Assuming the conversion of these outstanding convertible notes and the accrued interest thereon as of August 31, 2013 and an initial public offering price of $          per share, the midpoint of the range set forth on the cover page of this prospectus, the holders of an additional              shares of our common stock will be entitled to the rights described below.

Registration of shares of common stock in response to the exercise of the following rights would result in the holders being able to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We generally must pay all expenses, other than underwriting discounts and commissions, related to any registration effected pursuant to the exercise of these registration rights.

The registration rights terminate upon the earlier of the second anniversary of this offering, a change of control, or with respect to the registration rights of an individual holder, when such holder can sell all of such holder’s registrable securities in any three-month period without registration, in compliance with Rule 144 of the Securities Act or another similar exemption.

Demand registration rights – If, at any time beginning 180 days after the consummation of this offering, the holders of not less than a majority of the outstanding registrable securities request in writing that an amount of securities having a proposed aggregate offering price of at least $10,000,000 be registered, we may be required to register their shares. We are only obligated to effect two registrations in response to these demand registration rights of the holders of registrable securities. Depending on certain conditions, however, we may defer such registration for up to 90 days. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons.

Piggyback registration rights – If at any time we propose to register any shares of our common stock under the Securities Act after this offering, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their share of registrable securities in the registration. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Form S-3 registration rights – The holders of not less than 15% of the outstanding registrable securities may request in writing that we effect a registration on Form S-3 under the Securities Act, when registration of our shares under Form S-3 becomes possible, and when the proposed aggregate offering price of the shares to be registered by the holders requesting registration is at least $1,000,000, subject to certain exceptions. We are only obligated to effect two registrations in response to these Form S-3 registration rights.

Anti-Takeover Effects of Delaware Law and Our Restated Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws to become effective upon completion of this offering could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could result in an improvement of their terms.

Certificate of Incorporation and Bylaws – Our restated certificate of incorporation and amended and restated bylaws to become effective upon completion of this offering include provisions that:

•	authorize the board of directors to issue, without further action by the stockholders, up to shares of undesignated preferred stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by the board of directors, the chairman of the board, the chief executive officer or the president;

•

establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors;

•	provide that directors may be removed only for cause; and

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum.

Delaware anti-takeover statute – We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder.” Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of DGCL, our restated certificate of incorporation and our amended and restated bylaws to become effective upon completion of this offering could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is             . The transfer agent’s address is             .

Listing

We have applied to list our common stock on the New York Stock Exchange under the symbol “VMEM.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below.

This summary does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction or under U.S. federal gift and estate tax laws or the potential application of the Medicare Contribution tax. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	“controlled foreign corporations,” or “passive foreign investment companies,” each as defined for U.S. federal income tax purposes;

•	partnerships or entities classified as partnerships for U.S. federal income tax purposes, or any investors in such entities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our common stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, for investment purposes); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

If a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock (other than a partnership or entity classified as a partnership for U.S. federal income tax purposes) that is not:

•	an individual citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election to be treated as a U.S. person.

Distributions

If we make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero. Any excess will be treated as gain from the sale or other disposition of the common stock and will be treated as described below under “– Gain on Disposition of Common Stock.”

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with your conduct of a U.S. trade or business, as discussed below. In order to receive a reduced treaty rate, you must provide us or the relevant paying agent with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 prior to the distribution date properly certifying qualification for the reduced rate.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the U.S.) generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Payment of effectively connected dividends that are included in your gross income generally will be exempt from withholding tax if you provide us or the relevant paying agent with an IRS Form W-8ECI or other applicable IRS Form W-8 prior to the distribution date properly certifying such exemption.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you timely file an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion below under “Foreign Account Tax Compliance,” you generally will not be required to pay United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States), in which case you will be required to pay tax on the net gain derived from the sale

(net of certain deductions or credits) under regular graduated U.S. federal income tax rates, and if you are a non-U.S. holder that is a corporation, you may also be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the United States) subject to applicable income tax or other treaties providing otherwise; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock. In general, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Internal Revenue Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide (U.S. and foreign) real property interests and its other assets used or held for use in a trade or business. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the five year (or shorter) period that is described above.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of common stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if the relevant paying agent has actual knowledge, or reason to know, that you are a U.S. person. Payment of the proceeds from a disposition of our common stock by a non-U.S. holder effected through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding if the payment is not received in the United States. However, information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner thereof is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

Legislation generally referred to as “FACTA” imposes a 30% U.S. withholding tax on dividends on our common stock and the gross proceeds from a disposition of our common stock paid to (i) a “foreign financial institution” (as specifically defined in this legislation) unless such institution enters into an agreement with the U.S. Treasury to collect and disclose information regarding U.S. account holders of such institution (including certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments or it otherwise qualifies for an exemption and (ii) a non-financial foreign entity unless such entity provides the payor with a certification that it does not have any substantial direct or indirect U.S. owners or provides information identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity or it otherwise qualifies for an exemption. Under certain transition rules, the withholding would apply to dividends paid after June 30, 2014, and gross proceeds from sales or other dispositions of our common stock after December 31, 2016. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your investment in our common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Upon the completion of this offering a total of              shares of common stock will be outstanding, assuming that there are no exercises of options or warrants after                     , 2013. Of these shares, all shares of common stock sold in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares from us, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this prospectus	—
Between 90 and 180 days after the date of this prospectus	—
At various times beginning more than 180 days after the date of this prospectus

In addition, of the shares of our common stock that were subject to stock options outstanding as of 2013,      options to purchase shares of common stock were vested as of                 , 2013 and will be eligible for sale at various times beginning more than 180 days following the effective date of this offering. In addition, outstanding warrants to purchase convertible preferred stock shall convert into warrants to purchase shares of common stock immediately prior to the closing of this offering. As of                 , 2013 no shares of capital stock are exercisable under such warrant.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the closing of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then-outstanding, which will equal approximately shares immediately after this offering; and

•

the average weekly trading volume in our common stock during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of this offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will, subject to the lock-up restrictions described below, be eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Lock-Up Agreements

In connection with this offering we and our officers, directors, and holders of an aggregate of     % of our outstanding shares of common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock, file or cause to be filed a registration statement covering shares of common stock or any securities that are convertible into, exchangeable for, or represent the right to receive, common stock or any substantially similar securities, or publicly disclose the intention to do any of the foregoing, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. These agreements do not apply to the issuance by us of shares under any existing employee benefit plans. The agreements also provide that we and the representatives of the underwriters will agree upon the terms and conditions under which holders of certain RSUs that will vest in connection with this offering will be permitted to sell, in one or more transactions, a number of shares of common stock underlying such RSUs in an amount necessary to cover tax withholding obligations of such holders in connection with the settlement of such RSUs. This agreement is also subject to extension for up to an additional 34 days, as set forth in “Underwriting.”

Registration Rights

Upon completion of this offering, the holders of shares of common stock that were issued or are issuable upon the exercise of our outstanding warrant and the conversion of our convertible preferred stock (including any convertible preferred stock issuable upon exercise of our outstanding warrant), assuming the conversion of our convertible preferred stock into common stock effective immediately prior to the closing of this offering, or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See “Description of Capital Stock – Investor Rights Agreement” for additional information.

Registration Statements

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock subject to options and RSUs outstanding or reserved for issuance under our stock plans. We expect to file this registration statement as soon as practicable after this offering. However, none of the shares registered on Form S-8 will be eligible for resale until the expiration of the lock-up agreements to which they are subject.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. Barclays Capital Inc. is also acting as a joint book-running manager of this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Robert W. Baird & Co. Incorporated
Pacific Crest Securities LLC

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $         per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to              additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to              shares offered by this prospectus for sale to some of our directors, officers, employees, advisors, partners, dealers, business associates and related persons. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Any reserved shares sold to our directors and officers will be subject to a lock-up agreement like those described under “Shares Eligible for Future Sale—Lock-Up Agreements.”

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without exercise	With full exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $        . We have agreed to reimburse the underwriters for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority, or FINRA.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold hereunder and any shares of our common stock issued upon the exercise of options granted under our existing management incentive plans. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The agreements also provide that we and the representatives of the underwriters will agree upon the terms and conditions under which holders of certain RSUs that will vest in connection with this offering will be permitted to sell, in one or more transactions, a number of shares of common stock underlying such RSUs in an amount necessary to cover tax withholding obligations of such holders in connection with the settlement of such RSUs.

Our directors and executive officers and holders of an aggregate of     % of our outstanding shares have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, or equityholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We have applied to list our common stock on the New York Stock Exchange under the symbol “VMEM.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on , in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The securities will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Australia

No prospectus, disclosure document, offering material or advertisement in relation to the common shares has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of common shares within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus or any other prospectus, disclosure document, offering material or advertisement relating to the common shares in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 (CWLTH) of Australia; and (ii) such action complies with all applicable laws and regulations.

Notice to Prospective Investors in Korea

This prospectus should not be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell our securities in the Republic of Korea (“Korea”). We are not making any representation with respect to the eligibility of any recipients of this prospectus to acquire the securities under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the “FSCMA”), the Foreign Exchange Transaction Act (the “FETA”), and any regulations thereunder. The securities have not been registered with the Financial Services Commission of Korea (the “FSC”) in any way pursuant to the FSCMA, and the securities may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the securities may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold securities complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold securities.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California. Davis Polk  & Wardwell LLP, Menlo Park, California is representing the underwriters in this offering.

EXPERTS

The consolidated financial statements of Violin Memory, Inc. as of January 31, 2012 and 2013, and for each of the years in the three-year period ended January 31, 2013, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the January 31, 2013 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and negative cash flows raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Upon completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington D.C 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of January 31, 2012 and 2013 and July 31, 2013 (unaudited)	F-3

Consolidated Statements of Operations for the years ended January 31, 2011, 2012 and 2013 and the six months ended July 31, 2012 and 2013 (unaudited)	F-4

Consolidated Statements of Comprehensive Loss for the years ended January 31, 2011, 2012 and 2013 and the six months ended July 31, 2012 and 2013 (unaudited)	F-5

Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended January 31, 2011, 2012 and 2013 and six months ended July 31, 2013 (unaudited)	F-6

Consolidated Statements of Cash Flows for the years ended January 31, 2011, 2012 and 2013 and the six months ended July 31, 2012 and 2013 (unaudited)	F-7

Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Violin Memory, Inc.:

We have audited the accompanying consolidated balance sheets of Violin Memory, Inc. and subsidiaries (the Company) as of January 31, 2012 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Violin Memory, Inc. and subsidiaries as of January 31, 2012 and 2013, and the results of their operations and their cash flows for each of the years in the three year-period ended January 31, 2013, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations and has negative cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Santa Clara, California

July 25, 2013

VIOLIN MEMORY, INC.

Consolidated Balance Sheets

(In thousands, except for par value)

	January 31,		July 31, 2013	Pro Forma Stockholders’ Equity as of July 31, 2013
	2012	2013
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,604	$17,378	$33,463
Accounts receivable, net (including amounts due from a related party of $0, $1,881 and $1,540 as of January 31, 2012, 2013 and July 31, 2013 (unaudited), respectively)	15,658	22,012	26,318
Inventory	21,480	24,089	26,867
Related-party note receivable	2,850	—	—
Other current assets	2,564	6,020	7,166

Total current assets	65,156	69,499	93,814
Property and equipment, net	7,746	13,098	13,039
Other assets	383	5,553	6,033

	$73,285	$88,150	$112,886

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable (including amounts due to a related party of $10,953, $6,808 and $5,155 as of January 31, 2012, 2013 and July 31, 2013 (unaudited), respectively)	$17,205	$15,275	$15,406
Accrued liabilities	9,255	15,133	19,915
Deferred revenue (including amounts received from a related party of $0, $229 and $16,181 as of January 31, 2012, 2013 and July 31, 2013 (unaudited), respectively)	1,007	6,916	27,435
Line of credit	—	—	7,500
Current portion of long-term debt	—	—	6,595

Total current liabilities	27,467	37,324	76,851
Convertible notes and related accrued interest	688	—	2,477	$—
Long-term debt, net of current portion	—	—	6,070
Long-term deferred revenue	979	6,102	10,141

Total liabilities	29,134	43,426	95,539

Commitments and contingencies (Note 8)
Stockholders’ equity:
Convertible preferred stock, $0.0001 par value; 107,920, 111,000 and 111,000 shares authorized as of January 31, 2012 and 2013, and July 31, 2013 (unaudited) respectively; and 75,942, 91,570 and 95,145 shares issued and outstanding as of January 31, 2012 and 2013, and July 31, 2013 (unaudited) respectively; no shares outstanding as of July 31, 2013 (unaudited) pro forma; aggregate liquidation preference of $315,723 and $347,004 as of January 31, 2013, and July 31, 2013 (unaudited), respectively	8	9	10	—
Common stock, $0.0001 par value; 158,420, 250,000 and 250,000 shares authorized as of January 31, 2012 and 2013, and July 31, 2013 (unaudited), respectively; 30,649, 31,228, 31,628 and shares issued and outstanding as of January 31, 2012 and 2013, July 31, 2013 (unaudited) and July 31, 2013 pro forma, respectively	4	4	4	14
Additional paid-in capital	137,938	247,531	279,324	281,801
Accumulated other comprehensive loss	(88)	(7)	(6)	(6)
Accumulated deficit	(93,711)	(202,813)	(261,985)	(261,985)

Total stockholders’ equity	44,151	44,724	17,347	$19,824

	$73,285	$88,150	$112,886

See accompanying notes to consolidated financial statements.

VIOLIN MEMORY, INC.

Consolidated Statements of Operations

(In thousands, except for per share data)

	Year Ended January 31,			Six Months Ended July 31,
	2011	2012	2013	2012	2013
				(unaudited)
Revenue:
Product revenue (including related-party sales of $0, $41, $5,242, $1,337 and $2,235 for the years ended January 31, 2011, 2012 and 2013 and for the six months ended July 31, 2012 and 2013 (unaudited), respectively)	$11,031	$52,541	$69,584	$29,055		$46,073
Services revenue (including related-party sales of $0, $0, $332, $0 and $127, for the years ended January 31, 2011, 2012 and 2013 and for the six months ended July 31, 2012 and 2013 (unaudited), respectively)	366	1,347	4,214	1,247		5,230

Total revenue	11,397	53,888	73,798	30,302		51,303

Cost of revenue:
Cost of product revenue (including related party purchases of $8,890, $28,610, $27,510, $14,775 and $13,276 for the years ended January 31, 2011, 2012 and 2013 and for the six months ended July 31, 2012 and 2013 (unaudited), respectively)	7,953	38,110	38,180	15,760		26,738
Cost of services revenue	125	1,156	4,474	1,524		3,322

Total cost of revenue	8,078	39,266	42,654	17,284		30,060

Gross profit	3,319	14,622	31,144	13,018		21,243

Operating expenses:
Research and development	9,701	26,641	57,840	25,015		34,734
Sales and marketing	5,323	21,493	61,094	24,886		36,876
General and administrative	4,895	6,222	21,105	11,350		8,150
Litigation settlement	—	2,100	—	—		—

Total operating expenses	19,919	56,456	140,039	61,251		79,760

Loss from operations	(16,600)	(41,834)	(108,895)	(48,233)		(58,517)
Other income (expense), net	110	89	(79)	(16)		(286)
Interest expense	(251)	(3,033)	(31)	(31)		(342)

Loss before income taxes	(16,741)	(44,778)	(109,005)	(48,280)		(59,145)
Income taxes	1	7	97	15		27

Net loss	$(16,742)	$(44,785)	$(109,102)	$(48,295)		$(59,172)

Net loss per share of common stock, basic and diluted	$(1.55)	$(2.38)	$(4.00)	$(1.90)		$(1.92)

Shares used in computing net loss per share of common stock, basic and diluted	10,808	18,792	27,248	25,437		30,851

Pro forma net loss per share of common stock, basic and diluted (unaudited)			$(0.92)		$

Pro forma weighted-average number of shares of common stock, basic and diluted (unaudited)			118,964

See accompanying notes to consolidated financial statements.

VIOLIN MEMORY, INC.

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year Ended January 31,			Six Months Ended July 31,
	2011	2012	2013	2012	2013
				(unaudited)
Net loss	$(16,742)	$(44,785)	$(109,102)	$(48,295)	$(59,172)
Foreign currency translation adjustments, net of taxes	—	(88)	81	78	1

Comprehensive loss	$(16,742)	$(44,873)	$(109,021)	$(48,217)	$(59,171)

See accompanying notes to consolidated financial statements.

VIOLIN MEMORY, INC.

Consolidated Statements of Stockholders’ Equity (Deficit)

(In thousands, except for per share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances as of January 31, 2010	21,671	$2	23,923	$3	$32,814	$—	$(32,184)	$635
Issuance of Series A convertible preferred stock at $0.60 per share, net of issuance costs of $40	22,482	2	—	—	13,444	—	—	13,446
Issuance of common stock to an employee	—	—	75	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	2,404	—	28	—	—	28
Issuance of restricted common stock	—	—	2,344	1	6	—	—	7
Repurchase of unvested portion of common stock	—	—	(77)	—	—	—	—	—
Stock-based compensation	—	—	—	—	54	—	—	54
Net loss	—	—	—	—	—	—	(16,742)	(16,742)

Balances as of January 31, 2011	44,153	4	28,669	4	46,346	—	(48,926)	(2,572)
Issuance of Series B convertible preferred stock at $1.70 and $2.00 per share, net of issuance costs of $94	18,264	2	—	—	36,434	—	—	36,436
Issuance of Series C convertible preferred stock at $4.00 per share, net of issuance costs of $265	13,525	2	—	—	53,833	—	—	53,835
Issuance of common stock upon exercise of stock options	—	—	1,728	—	186	—	—	186
Issuance of restricted common stock	—	—	290	—	93	—	—	93
Repurchase of unvested portion of common stock	—	—	(38)	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,046	—	—	1,046
Translation adjustment	—	—	—	—	—	(88)	—	(88)
Net loss	—	—	—	—	—	—	(44,785)	(44,785)

Balances as of January 31, 2012	75,942	8	30,649	4	137,938	(88)	(93,711)	44,151
Issuance of Series D convertible preferred stock at $6.00 and $7.00 per share, net of issuance costs of $3,200	15,428	1	—	—	89,727	—	—	89,728
Issuance of Series D convertible preferred stock in connection with a litigation settlement at $7.00 per share	200	—	—	—	1,400	—	—	1,400
Issuance of common stock upon exercise of stock options	—	—	706	—	543	—	—	543
Stock-based compensation	—	—	—	—	17,923	—	—	17,923
Repurchase of unvested portion of common stock	—	—	(127)	—	—	—	—	—
Translation adjustment	—	—	—	—	—	81	—	81
Net loss	—	—	—	—	—	—	(109,102)	(109,102)

Balances as of January 31, 2013	91,570	9	31,228	4	247,531	(7)	(202,813)	44,724
Issuance of Series D convertible preferred stock at $6.00 per share, net of issuance costs of $192 (unaudited)	3,575	1	—	—	21,257	—	—	21,258
Issuance of common stock upon exercise of stock options (unaudited)	—	—	434	—	298	—	—	298
Stock-based compensation (unaudited)	—	—	—	—	9,944	—	—	9,944
Repurchase of unvested portion of common stock (unaudited)	—	—	(34)	—	(15)	—	—	(15)
Warrants related to Series D preferred Stock (unaudited)	—	—	—	—	309	—	—	309
Translation adjustment (unaudited)	—	—	—	—	—	1	—	1
Net loss (unaudited)	—	—	—	—	—	—	(59,172)	(59,172)

Balances as of July 31, 2013 (unaudited)	95,145	$10	31,628	$4	$279,324	$(6)	$(261,985)	$17,347

See accompanying notes to consolidated financial statements.

VIOLIN MEMORY, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended January 31,			Six Months Ended July 31,
	2011	2012	2013	2012	2013
				(unaudited)
Cash flows from operating activities:
Net loss	$(16,742)	$(44,785)	$(109,102)	$(48,295)	$(59,172)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	765	5,064	9,013	5,194	5,428
Loss on disposal of equipment	—	53	—	—	—
Provision for excess and obsolete inventory	107	5,826	1,052	1,415	337
Allowance for doubtful accounts	—	—	357	—	—
Interest expense	250	—	—	—	—
Debt accretion cost	—	—	—	—	134
Loss on extinguishment of debt	—	2,921	31	—	—
Stock-based compensation	104	1,046	17,923	8,598	9,944
Changes in operating assets and liabilities, net:
Accounts receivable	(525)	(15,050)	(6,711)	(6,293)	(4,306)
Inventory	(11,289)	(21,066)	(6,538)	(9,716)	(4,266)
Other assets	(757)	(3,002)	733	2,879	2,911
Accounts payable	6,265	9,168	(1,930)	(5,408)	(1,387)
Accrued liabilities	831	8,388	7,540	5,050	1,873
Deferred revenue	562	1,394	10,722	3,431	24,558

Net cash used in operating activities	(20,429)	(50,043)	(76,910)	(43,145)	(23,946)

Cash flows from investing activities:
Purchase of property and equipment	(1,186)	(5,007)	(10,554)	(6,710)	(2,699)
Purchase of cost-basis investments and other intangible assets	—	—	(4,986)	—	—

Net cash used in investing activities	(1,186)	(5,007)	(15,540)	(6,710)	(2,699)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	13,842	682	2,698	2,698	2,450
Proceeds from line of credit and debt, net of issuance cost	—	—	—	—	20,078
Repayment of debt	—	—	—	—	(191)
Proceeds from issuance of convertible preferred stock	12,248	70,453	86,316	76,793	21,258
Proceeds from issuance of common stock	—	17	—	—	—
Initial public offering costs	—	—	(2,050)	—	(1,057)
Proceeds from exercise of common stock options	168	420	260	104	192

Net cash provided by financing activities	26,258	71,572	87,224	79,595	42,730

Net increase (decrease) in cash and cash equivalents	4,643	16,522	(5,226)	29,740	16,085
Cash and cash equivalents at beginning of the period	1,439	6,082	22,604	22,604	17,378

Cash and cash equivalents at end of the period	$6,082	$22,604	$17,378	$52,344	$33,463

Supplemental disclosure of other cash flow information:
Taxes paid	$1	$1	$10	$1	$24
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment in exchange for Series A convertible preferred stock	98	—	—	—	—
Transfer of inventory to property and equipment	—	7,185	3,574	3,045	1,151
Conversion of notes payable and accrued interest to convertible preferred stock	1,055	14,045	3,415	3,415	—
Issuance of Series B convertible preferred stock in exchange for note receivable	—	2,850	—	—	—
Settlement of loan receivable from officer in lieu of bonus payment	—	—	1,000	1,000	—
Issuance of Series D convertible preferred stock in connection with Narada litigation settlement	—	—	1,400	—	—
Vesting of early stock option exercises	—	—	280	—	91

See accompanying notes to consolidated financial statements.

VIOLIN MEMORY, INC.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Description of Business

Violin Memory, Inc. (the “Company”) was incorporated in the State of Delaware on March 9, 2005 under the name Violin Technologies, Inc. The Company re-incorporated as Violin Memory, Inc. in the State of Delaware on April 11, 2007. The Company is a developer and supplier of high-performance, persistent memory-based storage systems that are designed to bring storage performance in line with high-speed applications, servers and networks. These Flash Memory Arrays are specifically designed at each level of the system architecture, starting with memory and optimized through the array, to leverage the inherent capabilities of flash memory. These systems’ embedded software function together with the hardware to deliver their essential functionality. The Company is also a developer and supplier of Velocity PCIe Flash Memory Cards designed to leverage its persistent memory architecture in servers. The Company sells its products through its global direct sales force, systems vendors, resellers and other channel partners. The Company operates in a single business segment.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries in China, Japan, Singapore and the United Kingdom. All intercompany balances and transactions have been eliminated.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of July 31, 2013, the consolidated statements of operations, the consolidated statements of comprehensive loss and cash flows for the six months ended July 31, 2013 and 2012 and the consolidated statement of stockholders’ equity for the six months ended July 31, 2013 are unaudited. These unaudited interim financial statements have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s consolidated statement of financial position as of July 31, 2013 and its results of operations and its cash flows for the six months ended July 31, 2013 and 2012. The financial data and other financial information disclosed in these notes to consolidated financial statements related to July 31, 2013 and for the six months ended July 31, 2013 and July 31, 2012 are also unaudited. The results for the six months ended July 31, 2013 are not necessarily indicative of the results expected for the full fiscal year.

Unaudited Pro Forma Stockholders’ Equity and Net Loss Per Share

Upon the consummation of the offering contemplated by the Company, all of the outstanding shares of convertible preferred stock and convertible notes, including interest, will automatically convert into shares of common stock. The pro forma stockholders’ equity data as of July 31, 2013 has been prepared assuming the automatic conversion of all outstanding shares of convertible preferred stock and conversion of convertible note and accrued interest into              shares of common stock.

The pro forma net loss per share, basic and diluted, for the year ended January 31, 2013 and the six months ended July 31, 2013 have been computed to give effect to the conversion of the Company’s convertible preferred stock and convertible notes and accrued interest into common stock as though the conversion had occurred on the original date of issuance.

Going Concern, Liquidity and Capital Resources

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate positive cash flows from operations and obtain financing to support its working capital requirements.

As part of its strategic plan, the Company has chosen to invest in research and development and build its direct sales force, resulting in a significant headcount increase from 252 employees at January 31, 2012 to 445 employees as of July 31, 2013. The Company has experienced negative cash flows from operations since its inception and expects negative cash flows from operations to continue for the foreseeable future. Net losses incurred during the past three fiscal years ended January 31, 2011, 2012 and 2013 amounted to $16.7 million, $44.8 million and $109.1 million, respectively. Unless and until the Company is able to generate sufficient revenues from sales of its products and services, it expects such losses to continue.

Historically, the Company has funded a significant portion of its operations through the issuance of equity. In fiscal 2013, the Company raised $86.3 million in gross proceeds (Note 5) related to the sale of preferred stock. Subsequent to January 31, 2013, the Company raised an additional $21.3 million in gross proceeds related to the sale of preferred stock and obtained access to debt facilities (Note 13). In May 2013, the Company entered into a $50 million debt arrangement with TriplePoint Capital LLC, or TriplePoint, of which $40 million is available to the Company to draw down. In addition, if the Company continues to meet certain financial milestones, it has the ability to draw an additional $10 million from TriplePoint. The Company has one year to utilize this facility, which has a number of borrowing options ranging from three months to five years. As of July 31, 2013, the Company has drawn down $12.8 million from this facility. In July 2013, the Company established a line of credit in the amount of $7.5 million with Comerica Bank (Note 13). This line of credit has a term of two years. As of July 31, 2013, $7.5 million has been drawn down on this line of credit. In June 2013, the Company issued and sold convertible promissory notes and warrants to accredited investors for a total aggregate amount of $2.5 million (Note 13). Until the Company can generate positive cash flows from, operations, it expects to continue to finance its operations with additional debt or equity financing.

Although management believes it can raise sufficient capital and have access to sufficient debt facilities to meet its obligations through fiscal 2014, the Company’s ability to raise additional equity is subject to a number of uncertainties, including, but not limited to, the market demand for the Company’s common or preferred stock, negative economic developments, adverse market conditions, significant delays in the launch of new products and lack of market acceptance of new products. In addition, the Company’s debt facility with TriplePoint contains a clause that allows the lender to declare an event of default if, in the determination of the lender, the Company has experienced a material adverse change to its business. In the event the lender declares an event of default, all amounts outstanding under the facility would become immediately due and payable and further advances under the facility would not be available. The Company may not have sufficient liquidity to repay amounts outstanding under the debt facility should they become immediately due and payable. This condition prevents the Company from including this potential capital resource in an evaluation of whether it is able to operate as a going concern. If the Company is not able to raise additional capital or access its debt facilities in sufficient amounts to fund its operations, it could have a negative impact on the Company’s business plans, including new product launches and other research and development activities.

The risks and uncertainties described above raise substantial doubt about the Company’s ability to continue as a going concern. The Consolidated Financial Statements do not include any adjustments related to the recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include estimated selling prices for elements sold in multiple-element revenue arrangements, product warranty, allowances for doubtful accounts, carrying values of inventories, determination of the fair value of common and convertible preferred stock, liabilities for unrecognized tax benefits, deferred income tax asset valuation allowances and useful lives of property and equipment.

Certain Significant Risks and Uncertainties

The Company participates in the business of developing and manufacturing scalable flash memory arrays and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows; advances and trends in new technologies and industry standards; competitive pressures in the form of new products or price reduction on current products; changes in the overall demand for products offered by the Company; changes in certain strategic relationships or customer relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; and risks associated with changes in domestic and international economic and international and/or political conditions or regulations.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and accounts receivable. The Company deposits cash with high credit quality financial institutions and amounts on deposit may, at times, exceed federally insured amounts. The Company mitigates its credit risk with respect to accounts receivable by performing ongoing credit evaluations and monitoring of its customers’ accounts receivable balances. The following customers accounted for more than 10% of total revenue:

	Year Ended January 31,			Six Months Ended July 31,
	2011	2012	2013	2012	2013

				(unaudited)
Avnet Inc.	—%	—%	—%	—%	12%
Hewlett-Packard	—	65	—	—	—
ePlus	45	—	—	10	—
CompSec	16	—	12	13	—
Super Micro Computer	—	—	—	15	—

The following customers accounted for more than 10% of gross accounts receivable:

	January 31,		July 31, 2013
	2012	2013
			(unaudited)
Super Micro Computer	—%	16%	14%
Hewlett-Packard	74	—	—
Daymark Solutions	—	12	—

The Company sells to a limited number of large systems vendors, resellers and end-customers and, as a result, maintains individually significant receivable balances with such customers. The Company’s systems vendor customers and certain large resellers tend to be well-capitalized, multi-national companies, while other customers may not be as well capitalized. Sales of products to large systems vendors and resellers are expected to account for a majority of the Company’s revenues in the foreseeable future, and the Company’s financial results will depend in part upon the success of these customers. The composition of the Company’s major customer base may change as the market demand for its products changes, and the Company expects this variability will continue in the future. The loss of, or a significant reduction in purchases by, any of the major customers may harm the Company’s business, financial condition and results of operations.

The Company relies on a limited number of suppliers for its contract manufacturing and certain raw material components. The Company believes that other vendors would be able to provide similar products and services; however, the qualification of such vendors may require substantial start-up time. In order to mitigate any adverse impacts from disruption of supply, the Company attempts to maintain an adequate supply of critical single-sourced raw materials.

Cash and Cash Equivalents

Cash consists of deposits with financial institutions. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company did not hold any cash equivalents as of January 31, 2012 and 2013 and July 31, 2013.

Fair Value Measurements and Disclosures

The carrying value of convertible notes payable approximates fair value based on the conversion rate for notes payable and related interest to convertible preferred stock as of January 31, 2012 and July 31, 2013. Also, the carrying value of debt and line of credit approximates fair value as of July 31, 2013. There are no notes payable as of January 31, 2013.

Non-financial, long-lived assets such as property and equipment are recorded at their historical cost; however, if there is an impairment, the assets are measured and recorded at fair value. There were no impairments for the years ended January 31, 2011, 2012 and 2013 and six months ended July 31, 2013.

Accounts Receivable, Net

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers expected losses after taking into account current market conditions, customers’ financial condition, current receivable aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Accounts receivable, net consisted of the following (in thousands):

	January 31,		July 31, 2013
	2012	2013
			(unaudited)
Accounts receivable	$15,690	$22,362	$26,668
Allowance for doubtful accounts	(32)	(350)	(350)

	$15,658	$22,012	$26,318

A rollforward of the allowance for doubtful accounts is as follows (in thousands):

	Year Ended January 31,			Six Months Ended July 31, 2013
	2011	2012	2013
				(unaudited)
Balance, beginning of period	$—	$69	$32	$350
Add: bad debt expense	69	(34)	357	—
Less: write-offs, net of recoveries and other adjustments	—	(3)	(39)	—

Balance, end of period	$69	$32	$350	$350

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method (FIFO method). The Company periodically assesses the recoverability of all inventory, including raw materials and finished goods to determine whether adjustments are required to record inventory at the lower of cost or market. Inventory that the Company determines to be obsolete or in excess of forecasted usage is reduced to its estimated realizable value based on assumptions about future and current market conditions. In the case of inventory which has been written down below cost through the use of a reserve, such reduced amount is considered the cost for subsequent accounting purposes.

The components of inventory are as follows (in thousands):

	January 31,		July 31, 2013
	2012	2013
			(unaudited)
Raw materials	$10,814	$4,067	$7,813
Finished goods	10,666	20,022	19,054

	$21,480	$24,089	$26,867

Included in the components of inventory are reserves of $5.9 million, $5.1 million and $6.6 million as of January 31, 2012, 2013 and July 31, 2013, respectively. For the year ended January 31, 2012, $4.6 million of the inventory reserve was recorded in the fourth quarter of that year.

Revenue Recognition

The Company derives revenue primarily from sales of its flash memory arrays and related support services. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectability is reasonably assured. Evidence of an arrangement exists when there is a customer contract or purchase order. The Company considers delivery complete when title and risk of loss transfer to the customer, which is generally upon shipment, but no later than physical receipt by the customer.

The Company sells its products and support services directly to end-customers, systems vendors and resellers. The Company currently does not provide price protection, rebates or other sales incentives to customers. The Company generally does not allow a right of return to its customers, including resellers.

The Company’s multiple-element arrangements typically include two elements: hardware, which includes embedded software, and support services. The Company has determined that its hardware and the embedded software are considered a single unit of accounting, because the hardware and software individually do not have standalone value and are not sold separately. Support services are considered a separate unit of accounting as they can be sold separately and have standalone value.

For the purposes of determining the relative value of each accounting unit, the Company uses its vendor-specific objective evidence (“VSOE”), if available, third party evidence (“TPE”), if VSOE is not available, or best estimated selling price (“BESP”), if neither VSOE nor TPE are available. The objective of BESP is to determine the price at which the Company would transact a sale if the product or service were available on a standalone basis. The Company then recognizes revenue on each deliverable in accordance with its policies for product and service revenue recognition. The Company establishes BESP considering multiple factors including, but not limited to, historical prices of products sold on a stand-alone basis, cost and gross margin objectives, competitive pricing practices and customer and market specific considerations. Revenue allocated to the Company’s products is recognized upon shipment or delivery. Revenue allocated to support services is recognized over the term which is generally one year but can be extended up to three years in some cases.

The Company’s policy is to record revenue net of any applicable sales, use or excise taxes.

Property and Equipment

Property and equipment consist primarily of capitalized equipment and computer hardware and software, which are stated at cost and depreciated using the straight-line method over the estimated useful lives of two years and three years, respectively. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

Research and Development

Research and development costs are expensed as incurred. Research and development costs consist primarily of personnel costs, prototype expenses, software tools, consulting services and allocated facilities costs.

Advertising Expenses

All advertising costs are expensed as incurred. Advertising expenses were $0.2 million, $1.7 million, $1.0 million and $0.4 million for the years ended January 31, 2011, 2012 and 2013 and the six months ended July 31, 2013, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income (or loss) in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established for deferred tax assets to the extent of the likelihood that the deferred tax assets may not be realized.

The Company evaluates uncertain tax positions taken or expected to be taken in the course of preparing an enterprise’s tax return to determine whether the tax positions are more likely than not of being sustained upon challenge by the applicable tax authority. Tax positions with respect to any potential income tax for the Company not deemed to meet the more likely than not threshold would be recorded as a tax expense in the current year.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding for each fiscal period presented.

Diluted net loss per share is computed by giving effect to all potential shares of common stock, including stock options, warrants and convertible preferred stock, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of common stock outstanding would have been anti-dilutive.

Stock-Based Compensation

The Company records stock-based compensation expense related to employee stock-based awards on a straight-line basis based on the estimated fair value of the awards as determined on the date of grant. The

Company utilizes the Black-Scholes option pricing model to estimate the fair value of employee stock options. The Black-Scholes model requires the input of highly subjective and complex assumptions, including the estimated fair value of the Company’s common stock on the date of grant, the expected term of the stock option and the expected volatility of the Company’s common stock over the period equal to the expected term of the grant. The Company estimates forfeitures at the date of grant and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company accounts for stock options that are issued to nonemployees based on the estimated fair value of such awards using the Black-Scholes option pricing model. The measurement of stock-based compensation expense for these awards is variable and subject to periodic adjustments to the estimated fair value until the awards vest and the resulting change in the estimated fair value is recognized in the Company’s consolidated statements of operations during the period in which the related services are rendered.

Starting in fiscal 2013, the Company granted restricted stock units (RSUs) to employees. These restricted stock units vest upon the satisfaction of both a service condition and a liquidity condition. The service condition for the majority of these awards is satisfied over three to four years. The liquidity condition is satisfied upon the occurrence of a qualifying event, defined as a change in control transaction or the earlier of (a) 181 days following the completion of an initial public offering or (b) the March 15th of the year following the completion of an initial public offering. RSUs for which the service condition has been satisfied are not forfeited should an employee terminate prior to the liquidity condition being met. Share-based compensation expense related to these grants is based on the grant date fair value of the RSUs and is recognized on a straight-line basis over the applicable service period.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Investment in Privately-held Companies

The Company analyzes equity investments in privately held companies to determine if it should be accounted for under the cost or equity method of accounting based on such factors as the percentage ownership of the voting stock outstanding and our ability to exert significant influence over these companies. For the cost method investments, the Company determines if a decline in fair value is considered to be an other-than-temporary impairment. If a decline in fair value is determined to be other-than-temporary, the Company would recognize an impairment at the lower of cost or fair value.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Product Warranties

The Company generally provides a three-year warranty on all of its products. Estimated future warranty costs are accrued and charged to cost of revenue in the period that the related revenue is recognized. These estimates are derived from performance of equipment in the Company’s test and support labs, historical data and trends of product reliability and costs of repairing and replacing defective products.

Note 2. Property and Equipment

Property and equipment consist of the following (in thousands):

	January 31,		July 31, 2013
	2012	2013
			(unaudited)
Laboratory equipment	$13,675	$20,588	$25,116
Computer hardware and software	563	7,620	8,561
Office furniture	121	219	219
Leasehold improvements	277	676	1,011

	14,636	29,103	34,907
Less: accumulated depreciation	(6,890)	(16,005)	(21,868)

	$7,746	$13,098	$13,039

Note 3. Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	January 31,		July 31, 2013
	2012	2013
			(unaudited)
Compensation and benefits	$2,856	$6,915	$8,925
Litigation settlement	2,100	—	—
Professional fees	318	2,855	2,930
Warranty	915	994	1,300
Other	3,066	4,369	6,760

	$9,255	$15,133	$19,915

The following table is a reconciliation of the changes in the Company’s aggregate product warranty liability (in thousands):

	January 31,		July 31, 2013
	2012	2013
			(unaudited)
Balance at beginning of period	$219	$915	$994
Additions	996	587	869
Settlements	(300)	(508)	(563)

Balance at end of period	$915	$994	$1,300

Note 4. Convertible Notes Payable

The Company issued $13.8 million, $0.7 million and $8.7 million in notes payable (the “Notes”) during the years ended January 31, 2011, 2012 and 2013, respectively, which were convertible into preferred stock upon completion of rounds of equity financing. The Notes matured, unless earlier converted into shares of preferred stock, on demand by the holders of the Notes at any time after the earlier of: (i) one year from the issuance of the Notes, (ii) an acquisition of the Company or (iii) the disposition of all the assets of the Company. The Series 1, A and B Notes bore 8% interest, and the Series D Notes bore 6% interest per annum.

The following table is a reconciliation of the changes in the Company’s aggregate convertible notes payable liability (in thousands, except for per share data):

	Notes value	Shares	Conversion price per share
Balance, January 31, 2010	1,008
Issued	13,842
Accrued interest	250
Converted into Series A convertible preferred stock	(1,055)	1,759	0.60

Balance, January 31, 2011	14,045
Issued	682
Accrued interest	6
Converted into Series B convertible preferred stock	(14,045)	8,261	1.70

Balance, January 31, 2012	688
Issued	8,698
Accrued interest	29
Converted into Series D convertible preferred stock	(9,415)	1,569	6.00

Balance January 31, 2013	$—

On January 31, 2011, the Board of Directors and note holders approved a change to the conversion rate of the Series B convertible notes whereby the conversion rate of the Series B convertible notes was changed to $1.70. Under the original terms of the Series B convertible notes, the conversion rate was to be equal to the issuance price of the shares sold in a next equity financing; hence, absent the change the Board approved, the Series B convertible notes would have been converted at the $2.00 issuance price of the Series B convertible preferred stock.

In accordance with ASC 470-50-40-10, “Debt Modification and Extinguishment,” the modification of the conversion prices resulted in the fair value of the preferred stock received being more than 10 percent of the carrying amount of the original notes. As a result, the modification has been treated as a debt extinguishment of the convertible notes. Accordingly, the Company calculated the extinguishment loss by comparing the carrying amount of the convertible notes to the fair value of the notes at the date of debt extinguishment and recognized $2.9 million in extinguishment loss in fiscal 2012.

Note 5. Stockholders’ Equity (Deficit)

Convertible Preferred Stock

The Company’s certificate of incorporation, as amended and restated, authorizes the issuance of 111,000,000 shares of $0.0001 par value convertible preferred stock. The following table summarizes the convertible preferred stock authorized, issued and outstanding as of January 31, 2013, and the rights and preferences of the respective series (in thousands, except per share data):

	Shares		Aggregate liquidation preference	Dividend per share per annum	Conversion ratio per share
	Authorized	Issued and outstanding
Series 1	8,797	8,796	$11,215	$0.068	1.00
Series A	35,357	35,357	31,821	0.048	1.00
Series B	18,265	18,264	54,792	0.160	1.00
Series C	13,525	13,525	81,150	0.320	1.00
Series D	35,056	15,628	136,745	0.560	1.00

Total	111,000	91,570	$315,723

Significant terms of the outstanding convertible preferred stock are as follows:

Dividends

Holders of Series 1, Series A, Series B, Series C and Series D convertible preferred shares are entitled to noncumulative dividends per annum if and when declared by the Board of Directors (adjusted for any stock splits, stock dividends, recapitalization, or similar events). These dividends are to be paid in advance of any distributions to common stockholders. Any additional dividends are to be distributed among all holders of common stock and convertible preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of convertible preferred stock were converted to common stock at the then effective conversion rate. As of July 31, 2013, the Company had not declared any dividends.

Voting

The holders of each share of convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such preferred stock is convertible.

Conversion

Each share of Series 1, Series A, Series B, Series C and Series D convertible preferred stock is convertible, at the option of the holder, at any time, into that number of shares of common stock determined by dividing the original issuance price for such series by the applicable conversion price for such share in effect on the date of conversion. The initial conversion price per share of the Series 1, Series A, Series B, Series C and Series D convertible preferred stock is the original issue price for such series. The conversion price is subject to adjustment should the Company issue, at any time after the issuance of Series D convertible preferred stock and subject to certain exceptions described in the Company’s Certificate of Incorporation, any additional shares without consideration or for a consideration per share less than the applicable conversion price for a series of preferred stock in effect immediately prior to the issuance of additional shares. The conversion price for Series 1, Series A, Series B, Series C and Series D convertible preferred stock has not been adjusted as of January 31, 2013. As of July 31, 2013, each outstanding share of preferred stock is convertible into one share of common stock, except each share of Series D convertible preferred stock is convertible into 1.014845743 shares of common stock.

Each share of convertible preferred stock will automatically convert into shares of common stock at the then effective conversion price for each such share immediately upon the earliest of (i) the Company’s sale of its common stock in a firm commitment of an underwritten public offering pursuant to a registration statement, the public offering price of which is not less than $1.80 per share (as adjusted for any recapitalization) with aggregate net proceeds of at least $30 million and (ii) the date specified by written consent or agreement of the holders of at least a majority of all preferred shares.

Liquidation

Upon liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of convertible preferred stock and common stock will be paid out of the available funds and assets of the Company in accordance with the terms and conditions as set forth in the charter of the Company, adjusted for stock splits, stock dividends and recapitalizations. Liquidation includes a merger or sale of the Company. The liquidation preference per share of Series D convertible preferred stock of $8.75 is payable in preference to payments to Series C convertible preferred stock, Series B convertible preferred stock, Series A convertible preferred stock, Series 1 convertible preferred stock and common stock. The liquidation preference per share of Series C convertible preferred stock of $6.00 is payable in preference to payments to Series B convertible preferred stock, Series A convertible preferred stock, Series 1 convertible preferred stock and common stock. The liquidation preference per share of Series B convertible preferred stock of $3.00 is payable in preference to payments to Series A convertible preferred stock, Series 1 convertible preferred stock and common stock. The liquidation preference per share of

Series A and 1 convertible preferred stock of $0.90 and $1.28, respectively, is payable in preference to payments to common stock. The common stockholders would be entitled to receive the remaining assets, after the payment of all preferential amounts to the Series D, C, B, A and 1 convertible preferred stockholders.

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock at a par value of $0.0001. As of January 31, 2012, 2013 and July 31, 2013, the Company had 30,649,000, 31,227,561 and 31,627,609 shares of common stock issued and outstanding, respectively. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders of the Company.

Warrants

As of July 31, 2013, the Company issued warrants to purchase 131,875 shares of Series D convertible preferred stock at $6.00. These warrants were issued to TriplePoint in conjunction with the TriplePoint debt facility and to several investors in conjunction with our sale of convertible notes and, if these warrants are not exercised, will be converted into warrants to purchase common stock upon completion of an initial public offering.

Note. 6 Stock Options and Stock Based Compensation

The 2005 Stock Plan

Under the Company’s 2005 Stock Plan (the “2005 Plan”), the Company may directly sell or award restricted shares and grant options to employees, directors and consultants. A total of 67,000,000 shares were authorized for issuance as of January 31, 2013. Under the 2005 Plan, the share awards and options are to be granted at prices no less than the estimated fair value at the date of grant. These share awards and options generally expire ten years from the date of grant. Such share awards and options generally vest ratably over three to four years.

The 2005 Plan allows the exercise of unvested options at any time prior to vesting. The 2005 Plan also provides that the Company can repurchase unvested restricted shares and exercised stock options at the original price paid. Restricted shares of common stock and early exercised stock options are entitled to the number of votes equal to the number of shares of common stock held. As of January 31, 2012 and 2013 and July 31, 2013, 6,803,000, 711,800 and 294,725 shares, respectively, were subject to repurchase under the 2005 plan. For the majority of such shares of common stock subject to repurchase rights, the right of repurchase lapses at a rate of 1/36 per month as the stockholder completes each month of continuous service. For shares that are subject to repurchase, the Company has recorded a liability for an amount equal to the consideration received for the unvested portion. As of January 31, 2012 and 2013 and July 31, 2013, the related liability for shares subject to repurchase totaled $0.7 million, $0.2 million and $0.2 million, respectively.

During fiscal 2011, the Company granted 1,028,233 stock options with a performance condition to its chief executive officer (“CEO”). The performance condition permits vesting upon consummation of a strategic transaction, including a change of control. The fair value of performance-based stock options is based on the fair value of the common stock on the date of the grant. Compensation cost for stock options that vest when a performance condition is achieved is recognized over the requisite service period if the condition is probable of achievement. At each period end from the date of grant the Company determines the achievement level of the performance condition based on the milestones defined under the CEO’s stock options agreement for performance based grants. The Company did not recognize any expense for the CEO award during the year ended January 31, 2011 and 2012 as the condition had not been achieved. In addition to the grant noted previously, the Company granted to its CEO 2,104,600 restricted stock awards in fiscal 2011 and 1,820,739 options in fiscal 2012, both with a service condition. During the second quarter of fiscal 2013, the Company’s board of directors accelerated vesting on all options and restricted stock awards granted to the CEO prior to 2012 and deemed that the performance condition noted above for options granted in 2011 was met, resulting in a stock-based compensation charge of $3.0 million in the period.

The Company computed the fair value of the equity-classified awards on the date of grant using the Black-Scholes pricing model with the following assumptions.

	Year Ended January 31,
	2011	2012
Expected term in years	5.2 - 5.8	5.5 - 6.3
Volatility (%)	66 - 76	67 - 73
Risk-free interest rate (%)	1.6 - 2.7	1.0 - 3.0
Dividend yield	—	—
Fair value of common stock ($)	0.07	0.25 - 0.71
Forfeiture rate (%)	1.5	1.4 - 1.8

There were no stock options granted for the year ended January 31, 2013 or for the six months ended July 31, 2013 except for a March 2013 grant of an option to purchase 10,000 shares.

Expected Term – The Company determines the expected term of options granted using the “simplified” method. Under this approach, the expected term is presumed to be the average of the vesting term and the contractual term of the option.

Volatility – Since the Company is not a publicly traded entity and, therefore, has limited historical data on volatility of its stock, the expected volatility used is based on volatility of similar entities. In evaluating similarity, the Company considered factors such as industry, stage of life cycle, size and financial leverage.

Risk-Free Interest Rate – The risk-free interest rate that the Company uses in the Black-Scholes option valuation model is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options or purchase rights.

Dividend Yield – The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in the valuation model.

Fair Value of Common Stock – The fair value of the common stock underlying the stock options has historically been determined by the Company’s board of directors. Because there has been no public market for the Company’s common stock, the board of directors has determined the fair value of the common stock at the time of the option grant by considering a number of objective and subjective factors including valuations of comparable companies, sales of convertible preferred stock and common stock to unrelated third parties, operating and financial performance, lack of liquidity of capital stock and general and industry-specific economic outlook, amongst other factors. The fair value of the underlying common stock will be determined by the board of directors until such time that the Company’s common stock is listed on an established stock exchange.

Forfeiture Rate – The estimated forfeiture rate is based on the Company’s history of awards forfeited prior to vesting.

A summary of activity under the 2005 Plan and changes during the reporting periods are presented below (in thousands, except per share data):

	Shares available for grant	Number of shares subject to outstanding stock awards	Weighted- average exercise price	Weighted- average remaining contractual life	Aggregate intrinsic value
Balance, January 31, 2010	1,333	130	0.06	9.46	—
Additional shares authorized	8,500	—	—
Granted	(10,018)	10,018	0.07
Exercised	—	(4,748)	0.07
Forfeited	159	(159)	0.07
Repurchased shares	77	—	—

Balance, January 31, 2011	51	5,241	0.07	9.82	1
Additional shares authorized	16,000	—	—
Granted	(11,193)	11,193	0.64
Exercised	—	(2,018)	0.34
Forfeited	294	(294)	0.33
Repurchased shares	38	—	—

Balance, January 31, 2012	5,190	14,122	0.47	9.29	12,792
Additional shares authorized	20,041	—	—
RSUs granted	(18,034)	—	—
Exercised	—	(706)	0.36
Forfeited	1,283	(1,283)	0.54
RSUs forfeited	1,110	—	—
Repurchased shares	127	—	0.10

Balance, January 31, 2013	9,717	12,133	0.47	8.31	42,096
Additional shares authorized	—	—	—
RSUs and options granted	(5,801)	10	3.74
Exercised	—	(434)	0.48
Forfeited	548	(548)	0.55
RSUs forfeited	2,242	—	—
Repurchased shares	34	—	0.10

Balance, July 31, 2013	6,740	11,161	0.47	7.81	35,272

Options vested and expected to vest – January 31, 2013		11,354	0.48	8.31	37,128
Options exercisable – January 31, 2013		8,480	0.44	8.26	28,069
Options vested and expected to vest – July 31, 2013		10,439	0.48	7.81	32,916
Options exercisable – July 31, 2013		9,003	0.45	7.79	28,593

A summary of the Company’s restricted stock unit activity for the year ended January 31, 2013 is presented below (in thousands, except per share amounts):

	Number of RSUs outstanding	Weighted- average grant date fair value	Aggregate intrinsic value
Balance, January 31, 2012	—	$—	$—
Restricted stock units granted	18,035	3.10
Restricted stock units forfeited	(1,110)	2.44

Balance, January 31, 2013	16,925	3.26	63,469
Restricted stock units granted	5,791	3.73
Restricted stock units forfeited	(2,242)	3.53

Balance, July 31, 2013	20,474	3.31	74,353

The restricted stock units vest upon the satisfaction of both a service condition and a liquidity condition. Share-based compensation expense related to these grants is based on the grant date fair value of the RSUs and is recognized on a straight-line basis over the applicable service period. As of July 31, 2013, the outstanding restricted stock unit includes 5.4 million of RSUs for which the service condition was satisfied and will vest on the earlier of 181 days following the completion of this offering or March 15 in the year following the completion of this offering.

As of January 31, 2013 and July 31, 2013, total compensation cost related to unvested stock-based awards granted to employees under the 2005 Plan but not yet recognized was $37.0 million and $37.3 million, respectively. The total intrinsic value of restricted stock awards and stock options exercised for the year ended January 31, 2013 and for the six months ended July 31, 2013 was $2.2 million and $1.4 million, respectively.

Additional information regarding options outstanding as of January 31, 2013, is as follows (in thousands, except per share data):

	Options outstanding		Options exercisable
Weighted-average exercise prices ($)	Number outstanding	Weighted- average remaining contractual life (years)	Number exercisable
0.001	120	6.48	120
0.07	3,674	7.90	3,214
0.25	955	8.26	611
0.71	7,384	8.56	4,535

	12,133		8,480

Additional information regarding options outstanding as of July 31, 2013, is as follows (in thousands, except per share data):

	Options outstanding		Options exercisable
Weighted-average exercise prices ($)	Number outstanding	Weighted- average remaining contractual life (years)	Number exercisable
0.001	120	5.98	120
0.07	3,519	7.41	3,065
0.25	754	7.76	624
0.71	6,758	8.01	5,184
3.74	10	9.59	10

	11,161		9,003

Non-employee Stock Option Awards

For the years ended January 31, 2011 and 2012, the Company granted stock options to purchase 940,000 and 581,000 shares of common stock, respectively, to non-employees. For the year ended January 31, 2013 and for the six months ended July 31, 2013, the Company issued 355,000 and 25,000 restricted shares of common stock to non-employees, respectively. For the six months ended July 31, 2013, the Company issued an option to purchase 10,000 shares of common stock. The stock-based compensation costs of these options and restricted shares granted to non-employees are remeasured over the vesting terms as earned, and the resulting value is recognized as an expense over the period of service rendered.

Stock-based compensation associated with non-employee options was $4,000, $209,000, $1,451,000 and $574,000 for the years ended January 31, 2011, 2012, 2013 and the six months ended July 31, 2013, respectively. The fair value of each non-employee stock option grant was estimated using the Black-Scholes option pricing method, using the following assumptions:

	Year Ended January 31,
	2011	2012
Expected term in years	10	10
Volatility (%)	73 - 74	69 - 73
Risk-free interest rate (%)	3.1 - 3.4	1.8 - 2.1
Dividend yield	—	—
Fair value of common stock ($)	0.07	0.25 - 1.38

Stock-based compensation for employees and non-employees is included in cost of revenue and operating expenses as follows (in thousands):

	Year Ended January 31,			Six Months Ended July 31,
	2011	2012	2013	2012	2013
				(unaudited)
Cost of product revenue	$1	$15	$150	$18	$39
Cost of services revenue	—	4	474	101	651
Research and development	23	236	3,228	1,308	2,620
Sales and marketing	59	299	4,061	1,539	3,280
General and administrative	21	492	10,010	5,632	3,354

	$104	$1,046	$17,923	$8,598	$9,944

Note 7. Income Taxes

The components of loss before provision for income taxes are as follows (in thousands):

	Year Ended January 31,
	2011	2012	2013
United States	$(16,741)	$(44,778)	$(109,311)
Foreign	—	—	306

Total	$(16,741)	$(44,778)	$(109,005)

Income before the provision for income taxes related to the Company’s foreign subsidiary was negligible during fiscal 2012. The Company had no foreign subsidiaries prior to fiscal 2012.

The Company’s tax provision for the years ended January 31, 2011, 2012 and 2013 consists of minimum state franchise and capital taxes. Income tax expense differed from the amount computed by applying the federal statutory income tax rate of 34% to pretax loss for years ended January 31, 2011, 2012 and 2013, respectively, as a result of the following (in thousands):

	Year Ended January 31,
	2011	2012	2013
Federal tax at statutory rate	$(5,692)	$(15,225)	$(37,021)
Loss not being benefited	5,750	14,677	37,320
State taxes	1	5	6
Nondeductible expenses	43	185	1,559
Nondeductible interest on convertible notes	85	997	10
Research credits	(186)	(632)	(1,777)

	$1	$7	$97

The tax effects of temporary differences and carryforwards that give rise to significant portions of the Company’s deferred tax assets and liabilities as of January 31, 2012 and 2013 related to the following (in thousands):

	January 31,
	2012	2013
Accrual and reserves	$2,620	$3,094
Stock based compensation	247	5,252
Inventory valuations	4,321	2,494
Net operating loss carryforwards	16,599	34,861
Tax credits and other	1,819	4,688
Depreciation and amortization	7,133	22,807

Gross deferred tax assets	32,739	73,196
Valuation allowance	(32,739)	(73,196)

Net deferred tax assets (liabilities)	$—	$—

Income taxes are recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities for a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax asset that, based on available evidence, is not more likely than not to be realized.

Management believes that, based on available evidence, both positive and negative, it is more likely than not that the deferred tax assets will not be utilized, such that a full valuation allowance has been recorded. The valuation allowance for deferred tax assets was $73.2 million as of January 31, 2013. The net change in the total valuation allowance for the year ended January 31, 2013 was an increase of $40.5 million.

As of January 31, 2013, the Company had approximately $94.1 million and $48.8 million of net operating loss carry forwards available to offset future taxable income for both Federal and State purposes, respectively. If not utilized, these carry forward losses will expire in various amounts for Federal and State tax purposes beginning in 2025 and 2013, respectively. The Company also has Federal and State research and development tax credit carryforwards of approximately $3.9 million and $4.3 million, respectively. The Federal tax credits will expire at various dates beginning in the year 2030 unless previously utilized. The State tax credits do not expire and will carry forward indefinitely until utilized.

Utilization of the net operating loss carry forwards and credits may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

The Company evaluates tax positions for recognition using a more likely than not recognition threshold, and those tax positions eligible for recognition are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon the effective settlement with a taxing authority that has full knowledge of all relevant information. As of January 31, 2013, the Company had no unrecognized income tax benefits that would affect the Company’s effective tax rate if recognized.

The Company’s policy is to classify interest and penalties associated with unrecognized tax benefits as income tax expense. The Company had no interest or penalty accruals associated with uncertain tax benefits recorded in the accompanying balance sheets and statements of operations.

The Company is subject to taxation in the United States and in California and New Jersey among other states, and in certain foreign jurisdictions. As of January 31, 2013, the Company’s federal returns for the years ended 2006 through the current period and state returns for the years ended 2006 through the current period are still open to examination. Net operating losses and research and development carryforwards that may be used in future years are still subject to inquiry given that the statute of limitation for these items would be from the year of the utilization. There are no tax years under examination by any jurisdiction at this time.

Note 8. Commitments and Contingencies

Litigation

The Company is subject to various claims arising in the ordinary course of business. Although no assurance may be given, the Company believes that it is not presently a party to any litigation of which the outcome, if determined adversely, would individually or in the aggregate be reasonably expected to have a material and adverse effect on the business, operating results, cash flows or financial position of the Company.

On August 22, 2012, GCA Savvian Advisors, LLC (“Savvian”) filed suit against the Company in the San Francisco County Superior Court, alleging breach of contract under a financial advisory services agreement. Savvian seeks payment of $6.1 million for services rendered, as well as interest, damages and attorney’s fees. On November 2, 2012, the Company filed a response denying Savvian’s allegations and a complaint against Savvian for fraud, breach of fiduciary duty, negligent representation and breach of contract. On December 7, 2012, Savvian filed a motion to dismiss, which was denied by the court on March 13, 2013. Savvian filed a response to the Company’s complaint on March 26, 2013, denying the Company’s allegations and asserting additional defenses. The Company is currently conducting discovery, and an initial trial date has been set for February 24, 2014.

On January 5, 2012, Narada Systems, LLC (“Narada”) filed suit against the Company in the Tyler Division of the United States District Court for the Eastern District of Texas alleging infringement of U.S. Patent Nos. 6,504,786 and 7,236,488. On March 22, 2012, the Company filed a motion to dismiss the case for improper venue, or in the alternative, to transfer the case to the Northern District of California. In October 2012, the Company reached an agreement to settle this matter. Under the settlement terms, the Company received a non-exclusive, world-wide, royalty-free license to Narada’s patents in exchange for a cash payment of $0.7 million and the issuance of 200,000 shares of Series D convertible preferred stock. The Company recorded the litigation settlement of $2.1 million in fiscal 2012. In October 2012, the Company made a cash payment to Narada of $0.7 million and issued 200,000 shares of Series D Preferred Stock in exchange for a license and such litigation was subsequently dismissed with prejudice.

Operating Lease Commitments

The Company leases office space under various non-cancelable operating leases that expire at various dates through fiscal 2015. Rent expense related to operating leases was $0.5 million, $1.0 million and $2.0 million for the years ended January 31, 2011, 2012 and 2013, respectively. Future minimum lease payments under the Company’s operating leases as of January 31, 2013, are as follows (in thousands):

Years ending January 31:
2014	$1,820
2015	1,901
2016	244

$3,965

In June 2013, the Company entered into a lease with Tellabs Operations, Inc. commencing August 1, 2013 through February 28, 2017 for total lease payments of approximately $8.9 million to be paid over the term of the lease. The Company also terminated its Mountain View facility lease effective September 2013 and plans to move its headquarters to this new building in September 2013.

Purchase Commitments

The Company depends entirely upon contract manufacturer to manufacture its products and provide test services. Due to the lengthy lead times, the Company must order from its contract manufacturer well in advance and is obligated to pay for the materials when received and services once they are completed. As of January 31, 2013, the Company had approximately $15.9 million of outstanding purchase commitments to such contract manufacturer and other vendors.

In July 2012, we entered into an OEM agreement with a software vendor, which obligates us to pay an aggregate of $5.0 million in minimum royalty fees over a three-year period beginning after the first commercial shipment of the related product. The Company made the first commercial shipment in April 2013 and began paying royalties.

In July 2013, the Company entered into an OEM agreement with a software vendor, which obligates the Company to pay up to an aggregate of $12.0 million, upon the software vendor meeting certain delivery milestones through December 2014.

Advertising Commitment

In June 2012, the Company entered into an agreement with the Forty Niners SC Stadium Company LLC or the Team. As part of this agreement, the Company will receive advertising and related benefits at the stadium under construction in Santa Clara, California from 2014 through 2023. The Company is committed to make payments to the Team of $4.0 million per year beginning in fiscal 2015 and for nine years thereafter.

Note 9. Related-Party Transactions

Toshiba

In June 2011, the Company entered into a Sales Agreement with Toshiba Corporation and its affiliates, including Toshiba America Electronic Components, Inc. (collectively Toshiba), pursuant to which the Company agreed to purchase at least 70% of our flash memory from Toshiba. In connection with the Series D financing, the Company issued a warrant to Toshiba whereby, at Toshiba’s election, the Company’s obligation to pay the past due amounts, if any, owed for goods purchased through the above Sales Agreement, would be satisfied through the issuance of shares of Series D convertible preferred stock at an exercise price of $0.01 per share, the amount of which would be determined by the unpaid past due amount divided by $6.00, the Series D convertible preferred stock valuation price. Following the offering, this warrant will be exercisable for that number of shares of common stock which the shares of Series D convertible preferred stock underlying the warrant would convert into on the initial public offering. As of January 31, 2013, no shares of Series D convertible preferred Stock have been issued pursuant to this warrant. The Company amended the warrants during fiscal 2013, to provide that the warrant will terminate immediately prior to the closing of the Company’s initial public offering.

In March 2010, the Company entered into a letter agreement with Toshiba to which the Company agreed to enter into a supply agreement to purchase a certain amount of raw materials from Toshiba or its affiliates. In connection with the letter agreement, Toshiba led the Series A convertible preferred financing on the terms and conditions set forth in the Series 1 and Series A convertible preferred stock purchase agreement and became a shareholder with a greater than 5% equity interest in the Company pursuant to this letter. As an additional condition to Toshiba’s obligation to purchase shares of Series A convertible preferred stock, the Company granted Toshiba a right to put that portion of shares of preferred stock as is necessary to keep Toshiba’s equity interest in the Company below 20% on as converted, fully diluted basis at all times at the original purchase price of $0.60 plus any accrued and unpaid dividends. The Company did not ascribe any value to the Supply Agreement as Toshiba’s investment in convertible preferred stock approximated fair value at the date of the agreement. Also, the Company did not ascribe any portion of the proceeds Toshiba invested to the Supply Agreement as the Company has the right to use other suppliers if Toshiba’s proposed terms are clearly not competitive with terms offered by other suppliers. No value was ascribed to the put right granted to Toshiba as Toshiba’s equity interest in the Company remained below 20% on as converted, fully diluted basis at all times during the years ended January 31, 2011, 2012 and January 31, 2013.

The Company had product sales to Toshiba of $3.6 million and $2.4 million for the year ended January 31, 2013 and for the six months ended July 31, 2013, respectively.

In July 2013, the Company signed a development agreement with Toshiba, a related party, for the development of PCIe cards and the sale of sample cards. The Company received a prepayment from Toshiba of $16 million. The $16 million prepayment consisted of $8 million for services to be performed for the development of the PCIe cards and $8 million for the sale of sample PCIe cards and related support services. The Company retains all ownership of the intellectual property developed under the agreement. The $16 million prepayment is classified as short-term deferred revenue on the accompanying consolidated balance sheet as of July 31, 2013.

All amounts related to the services or the sample PCIe cards that have not been completed as of August 31, 2014 are refundable and must be repaid to Toshiba by September 15, 2014. Further, this arrangement states that if a separate OEM Supply and Manufacturing License Agreement is not signed between both parties by April 30, 2014, all amounts related to incomplete milestones under the current agreement as of that date are refundable and must be repaid to Toshiba by September 15, 2014. The Company and Toshiba are negotiating an OEM Supply and Manufacturing License Agreement, but there can be no guarantee that such an agreement will be completed and executed by the parties. The current development agreement commits the Company to a 20% discount off of the OEM prices that would have otherwise been prescribed in the OEM Supply and Manufacturing License Agreement, to the extent such an agreement is signed by both parties in the future. This discount would be applied to future sales of PCIe cards to Toshiba that are manufactured and supplied by the Company.

The Company analyzed the transaction under relevant literature for research and development arrangements. The Company determined that upon satisfaction of individual milestones or shipment of the sample PCIe cards there was no (i) guarantee or contractual commitment to repay funds to Toshiba regardless of the outcome of the research and development, (ii) Toshiba has no rights to any intellectual property developed under this agreement and, therefore, cannot require the Company to purchase their interest in the research and development regardless of the outcome, and (iii) Toshiba will not automatically receive debt or equity securities of the entity upon termination or completion of the research and development regardless of the outcome. Upon acceptance of the individual service milestones or delivery of the sample PCIe cards, the related prepaid amounts received from Toshiba become nonrefundable.

Management also considered whether the current development agreement and the potential OEM Supply and Manufacturing License Agreement that was not executed as of July 31, 2013 should be considered one arrangement for accounting purposes. The Company determined that any potential deliverables that might be included in the OEM Supply and Manufacturing License Agreement are contingent deliverables that are dependent upon the successful development and completion of the PCIe cards under the current development agreement for which there is substantive uncertainty. Because the Company retains all intellectual property under the current development agreement, Toshiba and the Company will negotiate the terms of any supply or license arrangement on an arms-length basis. Therefore, the Company determined that the OEM Supply and Manufacturing License Agreement and the current development agreement are two separate arrangements for accounting purposes.

The Company determined that deliverables of the services, sample PCIe cards, and support service for the sample PCIe cards have stand-alone value and are not subject to a general right of return. The Company will recognize revenue for the services as each milestone is accepted by Toshiba, for sample PCIe cards as each sample PCIe card is ordered and delivered, and support services for the sample PCIe cards over the term of the support service. Any incremental research and development expense related to this arrangement will be recognized as cost of services. For the quarter ended July 31, 2013, the Company has not recognized any revenue under this arrangement, and costs incurred to date were immaterial.

Warrant

In December 2011, the Company issued a warrant to Toshiba whereby Toshiba is entitled to purchase, at an exercise price of $0.01 per share up to that number of fully paid Series D convertible preferred stock equal to the quotient obtained by dividing Aggregate Unpaid Past Due Amounts, as defined in the warrant agreement, with the Stock Valuation Price (Toshiba Series D warrant). The Stock Valuation Price, as defined in the warrant agreement, shall initially mean $7.00 per share, provided that in the event of a qualified Series D convertible preferred stock financing, the Stock Valuation Price shall be the price per share of the Company’s convertible preferred stock in such qualified Series D financing. The warrant shall be exercisable anytime up to and including the earlier of 10 years from the date of the warrant agreements, completion of an initial public offering, and Change in Control. Upon each exercise of the warrant, the Aggregate Unpaid Past Due Amount at the time of such exercise shall be reduced by the value of warrant shares issued upon such exercise. The warrant agreements allow the holder to elect a net issuance method for payment. The Company accounts for the Toshiba warrants at fair value with the related liability measured initially and through the date of settlement at its then-current fair value. The fair value of Toshiba warrants would not exceed the Aggregate Unpaid Past Due Amount as the Company can settle for cash the Unpaid Past Due Amount at its face amount. The Company has assigned no additional value to the Toshiba warrants. The Company amended the warrants during fiscal 2013 to provide that the warrants will terminate immediately prior to the closing of the Company’s initial public offering.

In February 2011, the Company entered into a warrant agreement with Toshiba whereby Toshiba is entitled to purchase, at an exercise price of $0.01 per share up to that number of fully paid Series C convertible preferred stock equal to the quotient obtained by dividing Aggregate Unpaid Past Due Amount, as defined in the warrant agreement, with the Stock Valuation Price, as defined in the warrant agreement (Toshiba Series C warrant). The terms of the Toshiba Series C warrant were identical to the Toshiba Series D warrant, except that under the Toshiba Series C warrant the Stock Valuation Price shall initially mean $3.40 per share, provided that in the event of a qualified Series C convertible preferred stock financing, the Stock Valuation Price shall be the price per share of the Company’s convertible preferred stock in such qualified Series C financing. The Toshiba Series C warrant agreement expired upon the issuance of Toshiba Series D warrant.

Consulting Agreement

During fiscal years 2010 and 2012, the Company entered into a consulting agreement with Catalyst Operating, LLC, or Catalyst Consulting. One of the Company’s directors is the Chief Executive Officer of Catalyst Consulting. Fees paid under these agreements totaled $0.3 million and $0.2 million during the years ended January 31, 2012 and 2013, respectively. In addition, the Board member was granted options to purchase 450,000 shares in fiscal 2011 and 400,000 shares in fiscal 2012 of the Company’s common stock at a weighted-average exercise price of $0.37 per share. In August 2012, the Company terminated the consulting agreement effective on September 30, 2012.

Note Receivable from Shareholder

In February 2011, the Company issued 1,766,021 shares of Series B convertible preferred stock at a per share price of $1.70 to Ametrine Consulting, Inc. (“Ametrine”) for cash and a full-recourse, promissory note for $2.9 million. An officer of Ametrine is a family member of an officer of the Company. The note accrues interest at the rate of two and a half percent per annum and was payable to the Company on January 25, 2012. As of January 31, 2012, the outstanding balance of the note and related accrued interest totaled $2.9 million. The Company received $2.9 million on May 23, 2012 in full settlement of the note receivable and related interest.

BizzBlizz Agreement

In January 2012, the Company entered into an agreement with BizzBlizz, Inc., a Delaware corporation, whereby BizzBlizz will provide search engine optimization and reputation management and profile enhancement services on behalf of the Company. Three directors and an officer of the Company are also direct or indirect investors in BizzBlizz with two of those directors also serving as directors of BizzBlizz. The initial term is for 12 months with fees totaling $0.2 million. As of January 31, 2013, no payments were made to BizzBlizz. Additionally, during fiscal 2012, the Company shipped products to BizzBlizz for evaluation purposes with a cost of $0.4 million, which was recorded in sales and marketing expense in the accompanying consolidated statement of operations. During fiscal 2013, the Company had product sales to BizzBlizz of $0.5 million.

Loan to Chief Executive Officer

In February 2011, the Company issued a secured promissory note for $1.0 million to the Company’s Chief Executive Officer. The note accrued interest at the rate of five percent per annum, was payable to the Company on February 23, 2013 and was secured by shares of the Company owned by the CEO. The note was outstanding as of January 31, 2012, and was offset against accrued bonus in the accompanying consolidated balance sheet. In May 2012, the note receivable was settled in conjunction with the payment of the CEO’s annual bonus.

RiverMeadow Investment

In August 2012, the Company purchased 866,325 shares of Series A-1 convertible preferred stock of RiverMeadow Software, Inc. (“RiverMeadow”) for consideration of $3.0 million. RiverMeadow’s enCloud service automates the migration of live physical and virtual servers into nearly any cloud stack as-is. The Company believes that by partnering with RiverMeadow, it will be better positioned to penetrate the telecommunication and data center co-location vertical markets. After the last round of funding, the Company owns 9% of RiverMeadow and members of the Company’s board of directors own approximately 23% of RiverMeadow. During fiscal 2013, the Company had product sales to RiverMeadow of $1.4 million.

Note 10. Employee Benefit Plan

The Company has a 401(k) Plan for all employees over the age of 21. Participants may contribute up to 90% of their salary up to a maximum of $16,500 (or $22,000 for participants over 50 years of age per calendar year). The Company did not match contributions for the years ended January 31, 2011, 2012, 2013 or for the six months ended July 31, 2013.

Note 11. Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, the Company’s chief executive officer. The Company’s chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by geographic region for purposes of allocating resources and evaluating financial performance. The Company has one business activity, and there are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Accordingly, the Company considers itself to be in a single reportable segment and operating unit structure.

Revenue by geography is based on the billing address of the customer. The following table sets forth revenue and property and equipment by geographic area (in thousands):

	Year Ended January 31,			Six Months Ended July 31,
Revenue	2011	2012	2013	2012	2013
				(unaudited)
Americas:
United States	$10,470	$34,808	$56,229	$22,720	$36,344
Other Americas	249	181	543	9	209

	10,719	34,989	56,772	22,729	36,553

Europe:
Poland	—	12,923	—	33	—
United Kingdom	475	1,125	5,270	2,255	1,826
Other Europe	203	475	4,356	311	4,008

	678	14,523	9,626	2,599	5,834

Asia Pacific:
China	—	—	4,748	4,737	288
Other Asia Pacific	—	4,376	2,652	237	8,628

	—	4,376	7,400	4,974	8,916

	$11,397	$53,888	$73,798	$30,302	$51,303

	January 31,		July 31, 2013
Property and Equipment	2012	2013
			(unaudited)
United States	$7,715	$12,426	$12,441
Europe	31	672	591
Asia Pacific	—	—	7

	$7,746	$13,098	$13,039

Note 12. Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase or forfeiture. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including preferred stock, stock options and warrants, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential common shares outstanding would have been anti-dilutive. The following table sets forth the computation of historical basic and diluted net loss per share (in thousands, except per share data):

	Year Ended January 31,			Six Months Ended July 31,
	2011	2012	2013	2012	2013
				(unaudited)
Numerator:
Net loss	$(16,742)	$(44,785)	$(109,102)	$(48,295)	$(59,172)

Denominator:
Weighted-average common shares outstanding	24,775	29,712	30,886	30,718	31,364
Less: Weighted-average unvested common shares subject to repurchase	13,967	10,920	3,638	5,281	513

Weighted-average shares used to compute net loss per share, basic and diluted	10,808	18,792	27,248	25,437	30,851

Net loss per share, basic and diluted	$(1.55)	$(2.38)	$(4.00)	$(1.90)	$(1.92)

Since the Company experienced losses for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods. The following potential common stock equivalents were excluded from the computation of diluted net loss per share because including them would have been anti-dilutive (in thousands):

	January 31,			July 31,
	2011	2012	2013	2012	2013
				(unaudited)
Convertible preferred stock (on an as converted basis)	44,153	75,942	91,716	89,948	95,430
Common stock subject to repurchase	13,382	6,753	712	3,146	295
Warrants related to Series D preferred stock	—	—	—	—	134
Convertible loan (on an as converted basis into Series D preferred stock)	—	—	—	—	419
Shares subject to outstanding common stock options and restricted stock units	5,241	14,122	29,058	24,487	31,635

	62,776	96,817	121,486	117,581	127,913

Unaudited pro forma net loss per share for the year ended January 31, 2013 and for the six months ended July 31, 2013 has been computed to give effect to the automatic conversion of the convertible preferred stock and convertible note into common stock, as though the conversion had occurred on the original dates of issuance. The outstanding principle and accrued interest will automatically convert into shares of common stock at the greater of (i) the calculated number of shares of Series D preferred stock converted to common stock based on the conversion price, or (ii) the calculated number of shares of common stock based on the per share offering price to the public in the initial public offering (in thousands, except per share data).

	Year Ended January 31, 2013	Six Months Ended July 31, 2013
	(unaudited)
Net Loss	$(109,102)		$(59,172)
Add:
Interest cost related to convertible notes	—		27
Accretion related to convertible notes			5

Pro forma net loss	$(109,102)		$(59,140)

Basic and diluted shares:
Weighted-average common shares used to calculate basic and diluted net loss per share	27,248		30,851
Pro forma adjustment to reflect assumed conversion of preferred stock to common stock to occur upon consummation of the Company’s planned initial public offering	91,716		95,430
Pro forma adjustment to reflect assumed conversion of convertible notes and interest to common stock to occur upon consummation of Company’s planned initial public offering	—

Pro forma basic and diluted shares	118,964

Pro forma basic and diluted net loss per share	$(0.92)	$

Note 13. Debt and Line of Credit (unaudited)

Debt Facility

During May 2013, the Company entered into a $50 million debt arrangement with TriplePoint Capital LLC, or TriplePoint, of which $20 million was available commencing upon the execution of the agreement. The Company has the ability to draw down an additional $20 million upon receipt of an additional $20 million from Toshiba. As of July 2013, the Company has met the conditions to draw the additional $20 million of proceeds from this facility. In addition, so long as the Company continues to meet certain minimum thresholds of the financial projections that it provided to TriplePoint, the Company has the ability to draw an additional $10 million from TriplePoint. The facility has first secured interest in substantially all of the Company’s assets and intellectual property other than $7.5 million of accounts receivable. The Company has one year to utilize the facility which has a number of borrowing options ranging in duration from three months up to five years. Depending on the loan option, annualized interest rates range from 7.00% to 13.50%. In addition, the loans have an end-of-term payment, ranging from 0.50% to 14.00% of the principal amount depending on the duration of the loan. If the Company were to draw down the entire $50 million from TriplePoint, it would result in the issuance of warrants to purchase an aggregate of 387,500 shares of the Company’s Series D convertible preferred stock at $6.00 per share. These warrants will convert into warrants to purchase common stock at the completion of an initial public offering. In connection with this facility, the Company paid $0.4 million in debt issuance costs to TriplePoint and issued warrants for 75,000 shares of Series D convertible preferred stock, which is valued at $0.2 million using the Black Scholes model. The debt issuance cost of $0.6 million will be expensed over the term of the facility. The warrants issued are indexed to the Company’s own stock and have been classified as equity. The warrants were classified as Level 3 securities as the fair value was derived from valuation based on inputs that are unobservable and significant to the overall fair value measurement.

As of July 31, 2013, the Company borrowed $12.8 million of this facility of which $6.6 million is classified as current debt and $6.2 million as long-term debt to be repaid over 36 months. The stated interest rates on these notes range from 7.0% to 9.5%. An additional end-of-term payment of $0.6 million will be paid at maturity. The Company also issued warrants to purchase 26,250 shares of Series D convertible preferred stock related to this borrowing. The warrants issued are indexed to the Company’s own stock and are classified as equity. These warrants and loans are recorded on a relative fair value basis and the resulting discount on loan of $0.1 million is accreted to interest expense over the term. These warrants were classified as Level 3 securities as the fair value was derived from a valuation based on inputs that are unobservable and significant to the overall fair value measurement.

There are no financial covenants in this debt facility. However, the Company agreed with TriplePoint to certain operating covenants, including a requirement to obtain TriplePoint’s consent to a merger or acquisition of the Company if its obligations to TriplePoint are not repaid in connection with such merger or acquisition, a requirement to obtain TriplePoint’s consent before the Company acquires another company under certain circumstances, a prohibition on certain investments in third parties, restrictions on the Company’s ability to pay dividends or make distributions and a prohibition to engage in any business other than the businesses the Company is currently engaged in or reasonably related to the Company’s current businesses.

The debt agreement with TriplePoint contains a clause that allows TriplePoint to declare an event of default if, in the determination of the lender, the Company experiences a material adverse change to its business. Under this debt facility, a material adverse change means: a material adverse effect on the Company’s business, operations, properties, assets or financial condition; a material adverse effect on the Company’s ability to perform its obligations under the terms of the debt facility agreement; or a material adverse effect on the assets that the Company used to secure its obligations under the debt facility or TriplePoint’s ability to enforce its security rights in those assets. In the event the lender declares an event of default, all amounts outstanding under this facility would become immediately due and payable and further advances under the facility would not be available. As of August 23, 2013, the Company was not in default on its debt facility with TriplePoint.

Line of Credit

As of July 31, 2013, the Company has $7.5 million outstanding on its line of credit classified as current debt. The Company can borrow up to 80% of its current U.S.-based receivables or $7.5 million, whichever is lower. The line is secured against the Company’s accounts receivable and collections thereof as well as its intellectual property. The line has a term of two years and bears the interest rate of prime plus 1% (4.25% as of July 31, 2013).

Convertible Notes

In June 2013, the Company issued and sold convertible promissory notes for an aggregate amount of $2.5 million pursuant to a note and warrant purchase agreement. The notes have an interest rate of 10%. The outstanding principal and accrued interest is convertible into Series D convertible preferred stock at the option of the holder at $6.00 per share. In the event that all outstanding shares of Series D convertible preferred stock are converted into shares of the Company’s common stock in connection with an initial public offering or otherwise, the notes will automatically convert into shares of common stock at the greater of (i) the calculated number of shares of Series D convertible preferred stock converted to common stock based on the Series D conversion price, or (ii) the calculated number of shares of common stock based on the per share offering price to the public in the initial public offering. If not converted, the note has a maturity of 18 months, upon which all the principal and accrued interest will be repaid in cash. The Company also issued warrants for 30,625 shares of Series D convertible preferred stock, which will convert into warrants to purchase common stock at the initial public offering if not exercised prior to the completion of an initial public offering. These warrants are classified as Level 3 securities as the fair value is derived from valuation based on inputs that are unobservable and significant to the overall fair value measurement.

The Company evaluated the embedded conversion feature and concluded that it does not qualify as a derivative and should not be bifurcated from the note. There is no beneficial conversion feature related to the embedded conversion feature. The warrants issued are indexed to Company’s own stock and are classified as equity. The Company allocated the warrants on a relative fair value basis, which resulted in a $0.1 million of discount on the notes. The discount will be accreted over the term of the notes.

Note 14. Subsequent Events

The Company has evaluated subsequent events through July 25, 2013, the date the annual consolidated financial statements were issued.

Note 15. Subsequent Events (unaudited):

For the issuance of the financial statement for the six months ended July 31, 2013, the unaudited interim period presented herein, such evaluation has been performed through August 23, 2013.

Convertible Notes:

In August 2013, the Company issued and sold additional convertible promissory notes for an aggregate amount of $2.7 million. The notes have the same terms as the convertible notes issued in June 2013. The Company also issued warrants to purchase 33,875 shares of Series D convertible preferred stock, which will convert into warrants to purchase common stock at the initial public offering.

Violin
MEMORY
VIRTUALIZATION
Optimized for virtualized environments
BIG DATA
Accelerating Big Data analytics
BUSINESS CRITICAL APPLICATIONS
Storage at the speed of memory

Violin MEMORY

VIRTUALIZATION Optimized for virtualized

Environment

BIG DATA

BUSINESS CRITICAL APPLICATIONS

Accelerating Big Data analytics

Storage at the speed of memory

             shares

Common Stock

J.P. Morgan	Deutsche Bank Securities	BofA Merrill Lynch

Barclays

Baird	Pacific Crest Securities

                    , 2013

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

SEC registration fee	$23,529
Financial Industry Regulatory Authority filing fee		*
Blue Sky fees and expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Registrar and Transfer Agent’s fees		*
Miscellaneous fees and expenses		*

Total		*

*	To be filed by amendment

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Article VIII of the Registrant’s Amended and Restated Certificate of Incorporation (Exhibit 3.1(b)) and Article 6 of the Registrant’s Bylaws (Exhibit 3.2(b)) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with our directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 15.	Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold since February 1, 2009 through August 23, 2013:

On various dates between January 2010 and July 2010, we issued and sold 23,875,573 shares of Series A convertible preferred stock for $0.60 per share to accredited investors and received total aggregate cash consideration of $14,325,344. Also, in January 2010, we converted our outstanding convertible promissory notes with a maturity not later than one year from the date of issuance and with a principal amount of $14,646,380 plus accrued interest in the amount of $1,152,558 into 11,481,100 shares of Series A convertible preferred stock, 8,796,120 shares of Series 1 convertible preferred stock and 392,874 shares of common stock simultaneously with the start of our Series A and Series 1 financing. (1)

On various dates between February 2011 and March 2011, we issued and sold 8,526,574 shares of Series B convertible preferred stock for $2.00 per share to accredited investors and received total aggregate cash consideration of $17,053,148. Also, in February 2011, we converted our outstanding convertible promissory notes with a maturity not later than one year from the date of issuance and with a principal amount of $16,351,500 plus accrued interest in the amount of $202,706 into 9,737,735 shares of Series B convertible preferred stock simultaneously with the start of our Series B financing. (1)

On various dates between May 2011 and January 2012, we issued and sold 13,524,924 shares of Series C convertible preferred stock to accredited investors for $4.00 per share and received total aggregate consideration of $54,099,696. (1)

On various dates between March 2012 and May 2012, we issued and sold 12,199,384 shares of Series D convertible preferred stock to accredited investors for $6.00 per share and received total aggregate cash consideration of $73,196,304. Also, in March 2012, we converted our outstanding convertible promissory notes with a maturity not later than one year from the date of issuance and with a principal amount of $9,379,987 plus accrued interest in the amount of $34,809 into 1,676,672 shares of Series D convertible preferred stock simultaneously with the start of our Series D financing. On various dates between October 2012 to December 2012, we issued and sold 532,786 shares of Series D convertible preferred stock to accredited investors for $7.00 per share and received total aggregate consideration of $3,729,495. On various dates between January 2013 and July 2013, we issued and sold 4,793,648 shares of Series D convertible preferred stock to accredited investors for $6.00 per share and received total aggregate consideration of $28,761,888. (1)

On various dates between March 2012 and July 2013, we granted to our directors, officers, employees and consultants 23,814,290 RSUs to be settled in shares of our common stock pursuant to our Amended and Restated 2005 Stock Plan. (2)

On various dates between January 2009 and March 2013, we granted stock options to purchase 42,644,798 shares of our common stock to our directors, officers, employees and consultants pursuant to our Amended and Restated 2005 Stock Plan, with exercise prices ranging from $0.001 to $3.74. (2)

During May 2013, in connection with a $50 million debt agreement, we issued a warrant to TriplePoint Capital LLC to purchase 75,000 shares of Series D convertible preferred stock at $6.00 per share. We are required to issue additional warrants to purchase Series D convertible preferred stock for a number of shares equal to 5.25% of the loaned amount in excess of $10 million divided by the $6.00 per share strike price for any advance in excess of $10 million. As of July 31, 2013, we have utilized $12.8 million from this debt facility, which we expect to repay upon completion of this offering. In addition, we issued to TriplePoint an additional warrant to purchase 26,250 shares of Series D convertible preferred stock. Following this offering, the warrants will become warrants to purchase shares of common stock. (1)

On various dates between June 2013 and August 2013, we issued and sold convertible promissory notes and warrants to accredited investors for a total aggregate amount of $5,160,000 pursuant to a note and warrant purchase agreement. As of August 23, 2013, the outstanding principal balance of $5,160,000 plus accrued interest in the amount of approximately $59,000, would convert into an aggregate of 869,834 shares of Series D convertible preferred stock. In connection with this agreement we also issued to the accredited investors warrants to purchase an aggregate of 64,500 shares of Series D convertible preferred stock at $6.00 per share. (1)

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act in reliance on the following exemptions:

(1) These transactions were deemed to be exempt from registration under the Securities Act in reliance upon Rule 506 of Regulation D promulgated under the Securities Act as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate information about the Registrant or had adequate access, through their relationships with the Registrant, to information about the Registrant.

(2) These transactions were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate information about the Registrant or had adequate access, through their relationships with the Registrant, to information about the Registrant.

There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1(a)	Amended and Restated Certificate of Incorporation of the Registrant, as amended

3.1(b)*	Form of Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering

3.2(a)	Bylaws of the Registrant, as amended

3.2(b)*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering

4.1*	Form of Common Stock Certificate

4.2	Amended and Restated Investors Rights Agreement between the Registrant and certain investors dated January 7, 2010, as amended on November 13, 2012

4.4	Warrant to Purchase Series D Preferred Stock between the Registrant and Toshiba America Electronic Components, Inc. dated December 22, 2011, as amended on November 30, 2012

4.5	Plain English Warrant Agreement between the Registrant and TriplePoint Capital LLC dated May 13, 2013

4.6	Form of Convertible Subordinated Promissory Notes issued June 2013

4.7	Schedule of Convertible Subordinated Promissory Notes issued by the Registrant

4.8	Form of Warrants to Purchase Shares of Series D Preferred Stock issued June 2013

4.9	Schedule of Warrants issued by the Registrant to purchase shares of Series D Preferred Stock

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP

10.1	Form of Indemnification Agreement between the Registrant and its officers and directors

10.2#	2005 Stock Plan and form of agreements thereunder

Exhibit Number	Description

10.3#	2012 Stock Incentive Plan and form of agreements thereunder

10.4	Lease between the Registrant and Martin CBP Associates, L.P. dated February 11, 2011, as amended on September 1, 2011

10.5#	Employment Agreement between the Registrant and Donald Basile dated April 15, 2009

10.6#	Employment Agreement between the Registrant and Donald Basile dated May 3, 2012

10.7#	Offer Letter between the Registrant and Dixon Doll, Jr. dated June 22, 2009

10.8#	Offer Letter between the Registrant and Cory J. Sindelar dated December 4, 2011

10.9	Professional Services Agreement between the Registrant and BizzBlizz, Inc. dated December 31, 2011

10.10†	Flextronics Infrastructure Manufacturing Services Agreement between the Registrant and Flextronics Telecom Systems, Ltd. dated May 13, 2011

10.11	Catalyst Consulting Services Agreement between the Registrant and Catalyst Operating, LLC dated April 1, 2009

10.12#	Employee Stock Purchase Plan

10.13	Catalyst Consulting Services Agreement between the Registrant and Catalyst Operating dated February 1, 2012

10.14†	Sponsorship Agreement between the Registrant and Forty Niners SC Stadium Company LLC dated June 13, 2012

10.15†	Supply Agreement among the Registrant, Toshiba Corporation and Toshiba America Electronic Components, Inc. dated June 27, 2011, as amended

10.16	Plain English Growth Capital Loan and Security Agreement between the Registrant and TriplePoint Capital LLC dated May 13, 2013

10.17†	Plain English Intellectual Property Security Agreement between the Registrant and TriplePoint Capital LLC dated May 13, 2013

10.18	Sublease between the Registrant and Tellabs Operations, Inc. dated June 24, 2013

10.19	Loan and Security Agreement between the Registrant and Comerica Bank dated July 18, 2013

10.20†	Intellectual Property Security Agreement between the Registrant and Comerica Bank dated July 18, 2013

10.21	Inter Creditor Agreement between the Registrant, Comerica Bank and TriplePoint Capital LLC dated July 18, 2013

10.22	Form of Subordination Agreement between Comerica Bank and certain creditors

10.23†	PCIe Card Development Agreement between the Registrant and Toshiba Corporation dated July 16, 2013

21.1	List of Subsidiaries

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see page II–6 to this Registration Statement on Form S-1)

*	To be filed by amendment.
#	Management contract or compensatory arrangement.
†	Confidential treatment request.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mountain View, State of California, on the day of August 26, 2013.

VIOLIN MEMORY, INC.

By	/s/ Donald G. Basile
Donald G. Basile President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signatures appears below constitutes and appoints Donald G. Basile and Cory J. Sindelar, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Donald G. Basile Donald G. Basile	President, Chief Executive Officer and Director (Principal Executive Officer)	August 26, 2013

/s/ Cory J. Sindelar Cory J. Sindelar	Chief Financial Officer (Principal Financial and Accounting Officer)	August 26, 2013

/s/ Dixon R. Doll, Jr. Dixon R. Doll, Jr.	Director and Chief Operating Officer	August 26, 2013

/s/ Howard A. Bain III Howard A. Bain III	Chairman of the Board	August 26, 2013

/s/ Larry J. Lang Larry J. Lang	Director	August 26, 2013

/s/ Jeff J. Newman Jeff J. Newman	Director	August 26, 2013

Name	Title	Date

/s/ Mark N. Rosenblatt Mark N. Rosenblatt	Director	August 26, 2013

/s/ David B. Walrod David B. Walrod	Director	August 26, 2013

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1(a)	Amended and Restated Certificate of Incorporation of the Registrant, as amended

3.1(b)*	Form of Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering

3.2(a)	Bylaws of the Registrant, as amended

3.2(b)*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering

4.1*	Form of Common Stock Certificate

4.2	Amended and Restated Investors Rights Agreement between the Registrant and certain investors dated January 7, 2010, as amended on November 13, 2012

4.4	Warrant to Purchase Series D Preferred Stock between the Registrant and Toshiba America Electronic Components, Inc. dated December 22, 2011, as amended on November 30, 2012

4.5	Plain English Warrant Agreement between the Registrant and TriplePoint Capital LLC dated May 13, 2013

4.6	Form of Convertible Subordinated Promissory Notes issued June 2013

4.7	Schedule of Convertible Subordinated Promissory Notes issued by the Registrant

4.8	Form of Warrants to Purchase Shares of Series D Preferred Stock issued June 2013

4.9	Schedule of Warrants issued by the Registrant to purchase shares of Series D Preferred Stock

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP

10.1	Form of Indemnification Agreement between the Registrant and its officers and directors

10.2#	2005 Stock Plan and form of agreements thereunder

10.3#	2012 Stock Incentive Plan and form of agreements thereunder

10.4	Lease between the Registrant and Martin CBP Associates, L.P. dated February 11, 2011, as amended on September 1, 2011

10.5#	Employment Agreement between the Registrant and Donald Basile dated April 15, 2009

10.6#	Employment Agreement between the Registrant and Donald Basile dated May 3, 2012

10.7#	Offer Letter between the Registrant and Dixon Doll, Jr. dated June 22, 2009

10.8#	Offer Letter between the Registrant and Cory J. Sindelar dated December 4, 2011

10.9	Professional Services Agreement between the Registrant and BizzBlizz, Inc. dated December 31, 2011

10.10†	Flextronics Infrastructure Manufacturing Services Agreement between the Registrant and Flextronics Telecom Systems, Ltd. dated May 13, 2011

10.11	Catalyst Consulting Services Agreement between the Registrant and Catalyst Operating, LLC dated April 1, 2009

10.12#	Employee Stock Purchase Plan

Exhibit Number	Description

10.13	Catalyst Consulting Services Agreement between the Registrant and Catalyst Operating dated February 1, 2012

10.14†	Sponsorship Agreement between the Registrant and Forty Niners SC Stadium Company LLC dated June 13, 2012

10.15†	Supply Agreement among the Registrant, Toshiba Corporation and Toshiba America Electronic Components, Inc. dated June 27, 2011, as amended

10.16	Plain English Growth Capital Loan and Security Agreement between the Registrant and TriplePoint Capital LLC dated May 13, 2013

10.17†	Plain English Intellectual Property Security Agreement between the Registrant and TriplePoint Capital LLC dated May 13, 2013

10.18	Sublease between the Registrant and Tellabs Operations, Inc. dated June 24, 2013

10.19	Loan and Security Agreement between the Registrant and Comerica Bank dated July 18, 2013

10.20†	Intellectual Property Security Agreement between the Registrant and Comerica Bank dated July 18, 2013

10.21	Inter Creditor Agreement between the Registrant, Comerica Bank and TriplePoint Capital LLC dated July 18, 2013

10.22	Form of Subordination Agreement between Comerica Bank and certain creditors

10.23†	PCIe Card Development Agreement between the Registrant and Toshiba Corporation dated July 16, 2013

21.1	List of Subsidiaries

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see page II–6 to this Registration Statement on Form S-1)

*	To be filed by amendment.
#	Management contract or compensatory arrangement.
†	Confidential treatment request.